As filed with the Securities and Exchange Commission on February 6, 2012

Registration No. 333-177465

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 3 to
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Rouse Properties, Inc.
(Exact name of registrant as specified in governing instruments)

Rouse Properties, Inc.
1114 Avenue of the Americas, Suite 2800
New York, NY
10110
(212) 608-5108
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Michael McNaughton
Chief Operating Officer
Rouse Properties, Inc.
1114 Avenue of the Americas, Suite 2800
New York, NY
10110
(212) 608-5108
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Matthew D. Bloch, Esq
Heather L. Emmel, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York
(212) 310-8000 (Phone)
(212) 310-8007 (Fax)

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box.    ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "accelerated filer," "large accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION DATED February 6, 2012

The information in this prospectus is not complete and may be changed. These securities may not be distributed until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Rouse Properties, Inc.

Subscription Rights to purchase up to

13,333,333 Shares of Common Stock

         We are distributing at no charge to the holders of our common stock transferable subscription rights to purchase up to an aggregate of 13,333,333 shares of our common stock at a cash subscription price of $15.00 per whole share. We refer to this offering as the "rights offering." We are offering to each of our stockholders one subscription right for each full share of common stock owned by that stockholder as of the close of business on February 13, 2012, the record date. Each subscription right will entitle its holder to purchase 0.375094056 shares of our common stock. Additionally, stockholders may over-subscribe for additional shares of our common stock, although we cannot assure you that we will fill any over-subscriptions.

         The total purchase price of shares offered in this rights offering will be $200.0 million. To the extent you properly exercise your over-subscription privilege for an amount of shares of common stock that exceeds the number of the unsubscribed shares available to you, the transfer agent will return to you any excess subscription payments, without interest or penalty, as soon as practicable following the expiration of the rights offering. We are not requiring a minimum individual or overall subscription to complete the rights offering. The transfer agent will hold in escrow the funds we receive from subscribing stockholders until we complete or cancel the rights offering.

         The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on                 , 2012, the expiration date of this rights offering. We may, in our sole discretion, extend the period for exercising the subscription rights. We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in this rights offering. Once you have exercised your subscription right your exercise may not be revoked. Subscription rights that are not exercised by the expiration date of this rights offering will expire and will have no value. You should carefully consider whether or not to exercise your subscription rights before the expiration date.

         The rights are transferable subject to the conditions of the rights offering, as described herein. Rights not exercised before the expiration date will be void and of no value. See "The Rights Offering."

         Brookfield Asset Management Inc. and its affiliates ("Brookfield") and its consortium partners (as described herein) beneficially own approximately 37.5% of our common stock before giving effect to the rights offering. We have entered into a backstop agreement with Brookfield, pursuant to which Brookfield has committed to purchase from us, subject to the terms and conditions thereof, at the rights offering subscription price of $15.00 per share, all of the unsubscribed shares of our common stock such that the gross proceeds to us of the rights offering will be $200 million. As a stockholder of Rouse on the record date and pursuant to the backstop agreement, Brookfield also has agreed to subscribe for and purchase shares of our common stock under the basic subscription right.

         There is no managing or soliciting dealer for the rights offering and we will not pay any kind of fee for the solicitation of the exercise of rights.

         Prior to the distribution of our common stock in a spin-off transaction (the "spin-off") by General Growth Properties, Inc. ("GGP") on January 12, 2012, there was no public market for our common stock. Following the spin-off, our common stock began trading on the New York Stock Exchange ("NYSE") under the symbol "RSE." On February 3, 2012, the last reported sales price of our common stock on the NYSE was $13.80. As the rights are transferable, we expect the rights to trade on the NYSE under the symbol "RSE RT." Prior to the rights offering, there has been no public market for the subscription rights and holders may not be able to resell rights offered under this prospectus. This may affect the pricing of the rights in the secondary market, the transparency and availability of trading prices and the liquidity of the rights.

	Per Share	Aggregate

Subscription Price	$15.00	$200,000,000

Estimated Expenses	$ 0.60	$ 8,000,000

Net Proceeds to Rouse	$14.40	$192,000,000

         An investment in our common stock involves significant risks. See "Risk Factors" beginning on page 21.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2012.

i

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:    What is the rights offering?

A:
The rights offering is a distribution at no charge to holders of our common stock of transferable subscription rights to purchase up to an aggregate of 13,333,333 shares of our common stock at a cash subscription price of $15.00 per whole share. We are offering to each of our stockholders one subscription right for each full share of common stock owned by that stockholder as of the close of business on February 13, 2012, the record date. Each subscription right will entitle its holder to purchase 0.375094056 shares of our common stock. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege, as described below. Brookfield's consortium (as described below) beneficially owns approximately 37.5% of our common stock before giving effect to the rights offering. We have entered into a backstop agreement with Brookfield, pursuant to which Brookfield will purchase all shares not subscribed for by other stockholders at the rights offering price of $15.00 per share. As a stockholder of Rouse on the record date, Brookfield also has agreed to subscribe for and purchase shares of our common stock under its basic subscription right. We expect to sell 13,333,333 shares and receive gross proceeds of $200 million in the rights offering. See "—How will the rights offering affect Brookfield's ownership of our common stock?"

Q:    What is the basic subscription right?

A:
The basic subscription right gives our stockholders the opportunity to purchase 13,333,333 shares of common stock at a subscription price of $15.00 per whole share. We have granted to you, as a stockholder of record on the record date, one subscription right for every share of our common stock you owned at that time. Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering. Instead, fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share.

We determined the ratio of rights required to purchase one share by dividing $200,000,000 by the subscription price of $15.00 to determine the number of shares to be issued in the rights offering and then dividing the number of shares to be issued in the rights offering by the 35,546,639 shares of our common stock outstanding on the record date. Accordingly, each subscription right allows the holder thereof to subscribe for 0.375094056 shares of common stock at the cash price of $15.00 per whole share. As an example, if you owned 1,000 shares of our common stock on the record date, you would receive 1,000 subscription rights pursuant to your basic subscription right that would entitle you to purchase 375 shares of common stock (375.094056 rounded down to the nearest whole share) at a subscription price of $15.00 per whole share.

You may exercise all or a portion of your basic subscription right or you may choose not to exercise any subscription rights at all. However, if you exercise less than your full basic subscription right, you will not be entitled to purchase shares of common stock under your over-subscription privilege.

Q:    What is the over-subscription privilege?

A:
The over-subscription privilege of each subscription right entitles you, if you fully exercise your basic subscription right and subject to certain limitations related to REIT qualification, to subscribe for additional shares of our common stock at the same subscription price per share if any shares are not purchased by other holders of subscription rights under their basic subscription rights as of the expiration date.

Q:    What if there are an insufficient number of shares to satisfy the over-subscription requests?

A:
If there are an insufficient number of shares of our common stock available to fully satisfy the over-subscription requests of rights holders, subscription rights holders who exercised their over-subscription privilege will receive the available shares pro rata based on the number of shares each subscription rights holder subscribed for under the basic subscription right. "Pro rata" means in proportion to the number of shares of our common stock that you and the other subscription rights holders have purchased by exercising your basic subscription rights on your common stock holdings. Any excess subscription payments will be returned, without interest or deduction, promptly after the expiration of the rights offering.

Q:    Why are you engaging in the rights offering?

A:
The rights offering is being made to raise capital to provide us with additional liquidity and to satisfy certain conditions of our lenders in connection with the spin-off. See "Use of Proceeds". We believe raising capital through this rights offering as compared to other methods, such as an underwritten public offering of our common stock, has the advantage of providing our stockholders the opportunity to participate in this transaction on a pro rata basis and, if all stockholders exercise their rights, avoid dilution of their ownership interest in our company.

Q:    What happens if I choose not to exercise my subscription rights?

A:
You will retain your current number of shares of our common stock even if you do not exercise your basic subscription rights. However, if you do not exercise your basic subscription rights, the percentage of our common stock that you own will decrease, and your voting and other rights will be diluted.

Q:    Can the board of directors cancel the rights offering?

A:
Yes. Our board of directors may decide to cancel the rights offering at any time prior to the expiration of the rights offering for any reason. If the rights offering is cancelled, any money received from subscribing stockholders will be refunded promptly, without interest or deduction.

Q:    When will the rights offering expire?

A:
The subscription rights will expire, if not exercised, at 5:00 p.m., New York City time, on                 , 2012, unless we decide to extend the rights offering until some later time. See "The Rights Offering—Expiration of the Rights Offering and Extensions, Amendments and Termination." The transfer agent must actually receive all required documents and payments before that time and date in order for you to properly exercise your subscription rights. Although we will make reasonable attempts to provide this prospectus to our stockholders, the rights offering and all subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights.

Q:    How do I exercise my subscription rights?

A:
You may exercise your subscription rights by properly completing and signing your subscription rights certificate if you are a record holder of our common stock, or by properly completing the subscription documents received from your bank or broker-dealer if your shares of common stock are held in street name. Your subscription rights certificate, or properly completed subscription documents, as the case may be, together with full payment of the subscription price, must be received by American Stock Transfer & Trust Company, LLC, the transfer agent for this rights offering, by 5:00 p.m., New York City time, on or prior to the expiration date of the rights offering, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures described below. American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock. All funds received by the transfer agent from the exercise of subscription rights that are not fulfilled will be returned to investors, without interest, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected.

  If you use the mail, we recommend that you use insured, registered mail, return receipt requested. We will not be obligated to honor your exercise of subscription rights if the transfer agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Q:    May I transfer or sell my subscription rights if I do not want to purchase any shares?

A:
Yes. As the rights are transferable, we expect the rights to trade on the NYSE under the symbol "RSE RT."

Q:    What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A:
If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering.

Q:    Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:
We will not charge a brokerage commission or a fee to subscription rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, custodian bank or nominee, you will be responsible for any fees charged by your broker, custodian bank or nominee.

Q:    Are there any conditions to my right to exercise my subscription rights?

A:
Yes. The rights offering is subject to certain limited conditions. See "The Rights Offering—Conditions, Withdrawal and Cancellation."

Q:    What is the recommendation of the board of directors regarding the rights offering?

A:
Although the rights offering has been approved by GGP's board of directors, and the terms of the backstop agreement with Brookfield were approved by the disinterested directors of GGP's board of directors who are not affiliated with, and do not have a financial interest in, Brookfield, neither we nor GGP nor our or GGP's board of directors are making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of your best interests and the rights offering and after considering all of the information herein, including the "Risk Factors" section of this prospectus. You should not view GGP's and our board's approval of the rights offering, or Brookfield's agreement to exercise all of its subscription rights and to provide a backstop for the rights offering, as a recommendation or other indication that the exercise or sale of your subscription rights is in your best interests.

Q:    How was the $15.00 per whole share subscription price established?

A:
The subscription price per share for the rights offering was determined by the disinterested members of GGP's board of directors who are not affiliated with, and do not have a financial interest in, Brookfield. This price was determined in connection with the negotiation of the backstop agreement we entered into with Brookfield, which occured prior to the spin-off and, therefore, prior to the appointment of our post spin-off board of directors. In evaluating the subscription price, the disinterested members of GGP's board of directors considered a number of factors, including, the estimated value of our mall portfolio, including an analysis of the same by an independent valuation firm, our anticipated net asset and gross enterprise value, which take into account our anticipated net working capital, our capital structure and the amount of debt we expected to have upon completion of the spin-off, and the price at which Brookfield was willing to backstop the rights offering. In considering the terms of the Brookfield backstop agreement, the disinterested directors of GGP's board of directors also took into account advice of financial advisors and counsel in concluding that the subscription price is in our and GGP's best interests. Based on these considerations, GGP's board of directors determined that the $15.00 subscription price per share represented an appropriate subscription price.

The subscription price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the subscription price to necessarily be an indication of the fair value of the common stock to be offered in this offering. After the date of this prospectus, our common stock may trade at prices above or below the subscription price. For a discussion of recent trading prices of our common stock on the NYSE, see "Public Market for our Common Stock."

Q:    Is it risky to exercise my subscription rights?

A:
The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. You should carefully consider the information under the heading "Risk Factors" and all other information included herein before deciding to exercise or sell your subscription rights.

Q:    Am I required to subscribe in the rights offering?

A:
No. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your subscription rights, your ownership interest in us will be diluted by other stockholder purchases. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to participate in the over-subscription privilege. See "Risk Factors—Stockholders who do not fully exercise their rights will have their interests diluted."

Q:    After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:
No. Once you send in your subscription rights certificate and payment you cannot revoke the exercise of your subscription rights, even if the market price of our common stock is below the $15.00 per whole share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $15.00 per whole share. Subscription rights not exercised prior to the expiration of the rights offering will expire and will have no value.

Q:    What are the United States federal income tax considerations of receiving or exercising my subscription rights?

A:
Generally, a holder should not recognize income or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular tax consequences to you of the receipt of rights in the rights offering and the exercise, sale or lapse of the rights, including the applicability of any state, local or non-U.S. tax laws in light of your particular circumstances. See "Material United States Federal Income Tax Consequences."

Q:    If the rights offering is not completed, will my subscription payment be refunded to me?

A:
Yes. The transfer agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments that the transfer agent receives will be returned, without interest or deduction, as soon as practicable after the rights offering has expired and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected. If you own shares of common stock in "street name," it may take longer for you to receive payment because the transfer agent will return payments to the record holder of your shares of common stock.

Q:    How does the backstop commitment work?

A:
Brookfield has committed to purchase from us, subject to the terms and conditions in the backstop agreement, at the rights offering subscription price, unsubscribed shares of common stock such that gross proceeds of the rights offering will be $200 million. See "The Rights Offering—The Backstop Commitment." Brookfield has committed to purchase shares (in addition to its pro rata portion of the basic subscription right and any shares it purchases pursuant to the oversubscription privilege) any shares that remain after stockholders have exercised their basic subscription rights and their oversubscription privilege.

Q:    Why is there a backstop purchaser?

A:
We obtained the commitment of Brookfield to act as the backstop purchaser under the backstop agreement to ensure that we would receive a minimum level of gross proceeds from the rights offering of $200 million less expenses of the rights offering. Certainty that we would raise this amount through this rights offering was a condition to the funding obligations of certain of our lenders. Brookfield's obligations to purchase shares under the backstop agreement are subject to the satisfaction or waiver of specified conditions. See—"Are there any conditions on the backstop purchaser's obligations to purchase shares?"

Q:    Will Brookfield receive a fee for providing the backstop commitment?

A:
Yes. Pursuant to the backstop agreement, we have agreed to pay Brookfield a fee of $6.0 million as consideration for providing the backstop commitment. We have also agreed to reimburse Brookfield's third party out of pocket expenses in an amount up to $100,000.

Q:    Are there any conditions to Brookfield's obligations to purchase shares?

A:
Yes. Brookfield's obligations under the backstop commitment are subject to the satisfaction or waiver of specified conditions, including, but not limited to, our compliance with the covenants in the backstop agreement, each of our representations and warranties being true and correct in all material respects, and no material adverse change with respect to our business and operations having occurred.

Q:    When do the obligations of the backstop purchaser expire?

A:
The backstop commitment may be terminated by Brookfield if the rights offering has not been consummated by 5:00 p.m. (New York time) on May 31, 2012.

Q.    What is meant by "Brookfield's consortium"?

A.
Brookfield's consortium, as used in this prospectus, refers to Brookfield and Brookfield's co-investors in GGP.

Q:    How many shares of our common stock will be outstanding after the rights offering?

A:
We expect approximately 48,879,972 shares of our common stock will be outstanding immediately after the completion of the rights offering.

Q:    How will the rights offering affect Brookfield's ownership of our common stock?

A:
Brookfield's consortium beneficially owns approximately 37.5% of our common stock before giving effect to the rights offering. As a stockholder of Rouse as of the record date, Brookfield will have the right to subscribe for and purchase shares of our common stock under the basic subscription right and the over-subscription privilege. If Brookfield is the only holder of rights who exercises its rights in the rights offering and no other subscription rights holders exercise their subscription rights in the rights offering, Brookfield's consortium would own approximately 54.6% of our common stock immediately following the rights offering and Brookfield's fulfillment of its backstop commitment. Any shares purchased by Brookfield pursuant to the backstop agreement will be issued in a private placement transaction, exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and, accordingly, will be restricted securities. We expect to enter into a registration rights agreement with Brookfield and certain of its consortium partners with respect to all registrable securities to be held by such parties. If all subscription rights holders fully exercise their subscription rights in the rights offering, Brookfield's consortium is expected to own approximately 37.5% of our common stock immediately following the rights offering. Brookfield will not obtain any additional contractual governance or control rights as a result of the rights offering or the backstop commitment.

If Brookfield's consortium's ownership of our common stock increases to more than 50%, we may be eligible to be treated as a "controlled company" for NYSE purposes, which would allow us to opt out of certain NYSE corporate governance requirements, including requirements that: (1) a majority of the board of directors consist of independent directors; (2) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors; and (3) director nominees be selected or recommended by a majority of the independent directors or by a nominating committee composed solely of independent directors. In addition, Brookfield's consortium would be able to control virtually all matters requiring stockholder approval, including the election of our directors.

In connection with the backstop agreement, Brookfield has agreed that it will not, in connection with a merger, combination, sale of all or substantially all of our assets or other similar business combination transaction involving Rouse, convert, sell, exchange, transfer or convey any shares of common stock that are owned, directly or indirectly, by it on terms that are more favorable than those available to all other holders of common stock. This restriction does not, however, limit Brookfield's ability to sell its shares of common stock to a third party at a higher price in circumstances other than the foregoing transactions. See "The Rights Offering—The Backstop Commitment" and "The Rights Offering—Effects of Rights Offering on Brookfield's Stock and Ownership."

Q:    If I exercise my subscription rights, when will I receive shares of common stock purchased in the rights offering?

A:
We will deliver to the record holders who purchase shares in the rights offering certificates representing the shares of our common stock purchased as soon as practicable after the expiration date of the rights offering and after all pro rata allocations and adjustments have been completed. We will not be able to calculate the number of shares to be issued to each exercising holder until 5:00 p.m., New York City time, on the third business day after the expiration date of the rights offering, which is the latest time by which subscription rights certificates may be delivered to the transfer agent under the guaranteed delivery procedures described under "The Rights Offering—Guaranteed Delivery Procedures."

Q:    Will the rights be listed on a stock exchange or national market?

A:
The subscription rights are transferable during the course of the subscription period. As the rights are transferable, we expect the rights to trade on the NYSE under the symbol "RSE RT." We expect that any such trading will continue until the close of business on the last trading day before the expiration of the rights offering. As a result, you may transfer or sell your subscription rights if you do not want to purchase any shares of our common stock. However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you with any assurances as to the liquidity of any trading market for the subscription rights or the market value of the subscription rights.

Q:    Who is the transfer agent for the rights offering?

A:
The transfer agent is American Stock Transfer & Trust Company, LLC. If your shares of common stock are held in the name of a broker, dealer, or other nominee, then you should send your applicable subscription documents to your broker, dealer, or other nominee. If you are a record holder, then you should send your applicable subscription documents, by overnight delivery, first class mail or courier service to::

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

  We will pay the fees and expenses of the transfer agent and have agreed to indemnify the transfer agent against certain liabilities that it may incur in connection with the rights offering.

  You are solely responsible for timely completing delivery to the transfer agent of your subscription documents, subscription rights certificate, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the transfer agent.

Q:    What should I do if I have other questions?

A:
If you have questions or need assistance, please contact Eagle Rock Proxy Advisors LLC, the information agent for the rights offering, at: (855) 253-1576.

SUMMARY

        The following is a summary of material information discussed in this prospectus. Because it is a summary, it may not contain all the information that is important to you. You should carefully review this entire prospectus before deciding to exercise your subscription rights to purchase our common stock. Except as otherwise indicated or unless the context otherwise requires, the information included in this prospectus, including the combined financial statements of Rouse Properties, Inc., is comprised of the assets and liabilities of 30 regional shopping malls formerly owned and operated by General Growth Properties, Inc. (the "Rouse Portfolio"). These assets and liabilities were transferred to us on January 12, 2012 in connection with the spin-off of our common stock by GGP. Unless the context otherwise requires, references in this prospectus to "Rouse," "we," "us," "our" and "our company" refer to Rouse Properties, Inc. and its subsidiaries. References in this prospectus to "GGP" and the "Successor" refer to General Growth Properties, Inc., a Delaware corporation, and its consolidated subsidiaries (other than Rouse and its subsidiaries), unless the context otherwise requires.

        This prospectus describes the businesses transferred to us by GGP in connection with the spin-off as if the transferred businesses were our business for all historical periods described. References in this prospectus to our historical assets, liabilities, financial results, businesses or activities of our business are generally intended to refer to the historical assets, liabilities, financial results, businesses or activities of the transferred businesses as the businesses were conducted as part of GGP and its subsidiaries prior to the separation.

 Our Business

        Our mission is to own and manage dominant Class B regional malls in secondary and tertiary markets, and to reposition Class B regional malls in primary markets. We plan to increase the value of our properties by executing tailored business plans designed to improve their operating performance. We believe that the creation of an employee-focused organization with dedicated capital will create high risk-adjusted returns for our stockholders.

        Our portfolio consists of 30 regional malls in 19 states totaling over 21 million square feet of retail and ancillary space. We are the 8th largest publicly-traded regional mall owner in the United States based on total square footage. Our portfolio includes regional malls with a historical record of steady occupancy and solid performance in the markets that they serve. These malls function as town centers and are located in one-mall markets, devoid of mall competition and have a high penetration of the trade area. In addition, our portfolio includes regional malls that we believe have significant growth potential through lease-up, repositioning and/or redevelopment. Some properties may require re-tenanting and re-constitution of the merchandising mix in order to provide new and relevant shopping and entertainment opportunities for the consumer.

        We actively manage all of our properties, performing the day-to-day functions, operations, leasing, maintenance, marketing and promotional services. Our platform is national in scope and we believe it positions us to capitalize on existing department store and broad in-line retailer relationships across our portfolio.

        Our malls are anchored by operators across the retail spectrum, including departments stores such as Macy's, JC Penney, Sears, Dillard's, Walmart and Target; mall shop tenants like Hollister, Victoria's Secret, Bath & Body Works, Aeropostale, American Eagle, Children's Place, Gap/Old Navy, Footlocker, Maurices and Forever 21; restaurants ranging from food court leaders like Sarku Japan, Panda Express and Chick Fil A; best in class fast-casual chains like Chipotle, Panera Bread and Starbucks; and proven sit down restaurants including On The Border, Buffalo Wild Wings, Red Robin and multiple Darden concepts.

        Our portfolio is also balanced, with no single tenant representing more than 4% of our total revenue in 2010.

        We plan to elect to be treated as a real estate investment trust ("REIT") in connection with the filing of our federal income tax return for the 2011 taxable year, subject to our ability to meet the requirements of a REIT at the time of election, and we intend to maintain this status in future periods.

        For the year ended December 31, 2010, after combining Rouse's predecessor and successor operations, we generated operating income, real estate property net operating income ("NOI"), core net operating income ("Core NOI"), and funds from operations ("FFO") of $85.2 million, $158.3 million, $161.5 million and $40.5 million, respectively, and for the nine months ended September 30, 2011, we generated operating income, NOI, Core NOI and FFO of $32.6 million, $99.7 million, $113.1 million and $36.8 million, respectively. See "—Summary Historical Combined Financial Data" for a discussion of our use of NOI, Core NOI and FFO, which are non-GAAP measures, and reconciliations of NOI and Core NOI to operating income (loss) and FFO to net income (loss).

        A more detailed summary of our portfolio is presented under "Business—Properties."

Competitive Strengths

        We believe that we can distinguish ourselves through the following competitive strengths:

        Size and Geographic Scope.    We have a nationally diversified mall portfolio totaling over 21 million square feet, and we are one of the top 10 regional mall owners in the United States, based on total square footage. The map below illustrates the locations of each of our properties.

        Strategic Relationships with Tenants.    Our operations are national in scope and we have relationships with a wide range of tenants, which include anchor stores, sit-down restaurants, movie theatres, national in-line tenants and local retailers. We believe that these relationships provide us with a competitive advantage.

        Experienced Operational Management Team.    Our operational management team includes experienced members of GGP's former operational management team who have been intimately involved with our mall properties. Our executive management team has an average of 23 years of experience in the real estate industry and members of our leasing team have an average of 14 years of leasing experience. Andrew Silberfein, our Chief Executive Officer, previously held the position of Executive Vice President—Retail and Finance for Forest City Ratner Companies, where he was employed for over 15 years. Mr. Silberfein was responsible for managing all aspects of Forest City Ratner Companies' retail portfolio, consisting of over 5.1 million square feet of existing and under construction shopping centers and malls. Mr. Silberfein has 22 years of experience in the retail real estate industry. Prior to joining Rouse, our Chief Operating Officer, Michael McNaughton, served as GGP's Executive Vice President of Asset Management. Mr. McNaughton has over 22 years of experience in the retail real estate industry and has extensive experience implementing value add and asset repositioning strategies. Brian Harper, our Executive Vice President of Leasing, has over 13 years of experience in the retail real estate industry, including work with ground up development, asset repositions, distressed real estate and leasing. Brian Jenkins, our Executive Vice President of Development, has over 25 years of retail real estate experience and has played key roles in the leasing, development and asset management of a number of successful retail properties both in the United States and Europe. We believe that under the leadership of our executive operational management team, our operational team is well positioned to execute our strategic plans and unlock value in our properties. We intend to hire additional industry-leading senior executives with real estate management expertise to complement our seasoned operational management team.

Business Strategy

        Our objective is to achieve high growth in NOI, Core NOI and FFO by leasing, operating and repositioning retail properties with locations that are either market dominant (the only mall within an extended distance to service the trade area) or trade area dominant (positioned to be the premier mall serving the defined regional consumer). We plan to control costs and to deliver an appropriate tenant mix, higher occupancy rates and increased sales productivity, resulting in higher minimum rents. In order to achieve our objective and to become the national leader in the regional Class B mall space, we intend to implement the following strategies:

        Tailored Strategic Planning and Investment.    We have identified value creation initiatives for each of our properties, taking into account customer demographics and the competitive environment of the property's market area, with a focus on increasing occupancy to the mall with a sustainable occupancy cost. We have identified opportunities to invest significant capital (approximately $200.0 million by the end of 2015) to reposition and refresh certain of our properties, but we will sequence long-term redevelopment projects with leasing activity. Examples of value creation initiatives include, but are not limited to:

  •
  Re-tenanting vacant anchor space and transforming low value in-line gross leaseable area ("GLA") into big box space to meet the customer demand for uses such as fitness centers, sporting goods stores, electronics stores and supermarkets;

  •
  Enhancing the shopping experience and maximizing market relevance by aggressively targeting tenants that cater to the market demographics; and

  •
  Improving the aesthetic appeal of our malls with a focus on facades, lighting and the common areas.

We believe that through execution of these initiatives we will position our properties for maximum stability and financial growth. While there can be no assurance, we believe these capital investments will assist in increasing our revenues significantly and deliver solid NOI growth over the medium term. We are targeting improved occupancy rates of over 93% (consistent with historical levels) and annual NOI of over $200 million by the end of 2015. For a discussion of factors that could have an impact on our ability to realize these goals, see "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements." To support our future liquidity needs, we have entered into a backstop agreement with Brookfield pursuant to which (i) Brookfield has agreed to exercise its pro rata subscription right with respect to this rights offering at the rights offering subscription price and (ii) Brookfield will purchase any shares not purchased upon the expiration of the rights offering at the rights offering price. Additionally, we entered into an agreement with Brookfield with respect to a $100 million revolving subordinated credit facility.

        Improve Tenant Mix and the Performance of Our Properties.    We intend to proactively optimize the tenant mix of our malls by matching it to the consumer shopping patterns and needs and desires of the demographics in a particular market area, which we believe will strengthen our competitive position and increase tenant sales and consumer traffic. Additionally, as our occupancy rates rise we expect to convert selected temporary tenants to long-term tenants. To enhance the experience of our shoppers, we will actively market to our customers and seek to create shopping experiences that exceed their expectations. We believe our portfolio's lease expiration schedule over the next five years will provide an increase in NOI as the new rental rates will be higher than the expiring rents which are below our portfolio's average effective gross rent per square foot during the recession of the last two years. The increased revenue potential, coupled with an expected increase in overall occupancy, is a cornerstone of our growth model.

        Leverage Our National Platform.    We expect to maintain national contracts with certain vendors and suppliers for goods and services at generally more favorable terms than individual contracts. National retailers will benefit from our national platform for leasing, which will provide them with the efficiency of negotiating leases at multiple locations with just one landlord. This national platform will help position our properties as attractive destinations for retailers.

        Actively Manage Our Portfolio.    We intend to actively manage our portfolio of properties, executing our tailored initiatives and recycling capital, continually seeking opportunities to add value to our assets. We intend to seek and consider acquisition or disposition opportunities that would support our business strategy.

        Improve Key Metrics.    As of September 30, 2011, our portfolio sales per square foot were $281 and occupancy was approximately 88%, both of which are below our peer group average. We believe the factors contributing to this performance stem from the positioning of the properties within the GGP portfolio. As a "pure play" B mall company (i.e., having an exclusive focus on owning and operating B malls), we believe that the enhanced strategies and initiatives described in this prospectus will alter the trajectory of our portfolio of malls and enhance these metrics and the value of our properties.

Risks Associated with Our Business

        You should carefully consider the matters discussed in the "Risk Factors" section beginning on page 21 of this prospectus. Some of these risks include:

  •
  National, regional and local economic conditions, especially in the retail sector, may have an adverse effect on our revenues and available cash;

  •
  We redevelop and reposition properties. This activity is subject to various factors, including availability of capital, construction costs that exceed original estimates, obtaining governmental permits and authorizations, achieving pro forma rents and mortgage lender approvals; and

  •
  Because substantially all of our income is derived from rentals of real property, our income and available cash would be adversely affected if a significant number of tenants are unable to meet their financial obligations to us or if we are unable to lease space.

Executive Offices

        Our principal executive offices are located at 1114 Avenue of the Americas, Suite 2800, New York, New York 10110. Our main telephone number is 212-608-5108. Our website address is www.rouseproperties.com. None of the information on our website or any other website identified herein is part of this prospectus.

THE RIGHTS OFFERING SUMMARY

        The following summary describes the principal terms of the rights offering, but it is not intended to be a complete description of the offering. See the information under the heading "The Rights Offering" in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Subscription Rights

We will distribute to each stockholder of record as of close of business on February 13, 2012, at no charge, one transferable subscription right for each share of our common stock then owned. Each right will entitle its holder to purchase 0.375094056 shares of our common stock. The rights will be evidenced by a transferable rights certificate. As a result of the backstop commitment described below, we expect to sell all of the shares and receive gross proceeds of $200.0 million in the rights offering.

Basic Subscription Right

Each right will entitle the holder to purchase 0.375094056 shares of our common stock at a subscription price of $15.00 per whole share and fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share. The transfer agent will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering.

Over-subscription Privilege

Each rights holder who elects to exercise its basic subscription right in full may also subscribe for additional shares at the same subscription price per share. If an insufficient number of shares is available to fully satisfy the over-subscription privilege requests, the available shares will be distributed proportionately among rights holders who exercised their over-subscription privilege based on the number of shares each rights holder subscribed for under the basic subscription right, subject to certain limitations related to REIT qualification. The transfer agent will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering.

Subscription Price

$15.00 per whole share, payable in cash. To be effective, any payment related to the exercise of a subscription right must clear before the rights offering expires. The subscription price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities.

Record Date	February 13, 2012 (close of business).
Expiration Date

5:00 p.m., New York City time, on                 , 2012, unless we extend the rights offering period. Rights not exercised before the expiration date will be void and of no value and will cease to be exercisable for Rouse common shares.

Backstop Commitment

We have entered into a backstop agreement with Brookfield, pursuant to which Brookfield has agreed to purchase from us, subject to the terms and conditions thereof, at the rights offering subscription price of $15.00, unsubscribed shares of our common stock such that the gross proceeds of the rights offering will be $200 million. If Brookfield is the only holder of rights who exercises its rights in the rights offering and the conditions to Brookfield's obligation to act as backstop purchaser under the backstop agreement are satisfied, we expect to issue an aggregate of 13,333,333 shares of common stock to Brookfield. Under such circumstances, Brookfield's consortium's ownership percentage of our outstanding common stock would increase to approximately 54.6% after giving effect to this rights offering. Brookfield will not obtain any contractual governance or control rights as a result of the rights offering or the backstop commitment. See "The Rights Offering—The Backstop Commitment."

Listing and Trading	The rights will be in fully transferable form.
Prior to the completion of the spin-off on January 12, 2012, there was no public market for our common stock. Our common stock is listed on the NYSE under the symbol "RSE."

Prior to the rights offering, there has been no public market for the subscription rights. As the rights are transferable, we expect the rights to trade on the NYSE under the symbol "RSE RT." We cannot provide you with any assurances as to the liquidity of any trading market for the subscription rights or the market value of the subscription rights.

Procedure for Exercising Rights	To exercise your subscription rights, you must take the following steps:

•       If you are a registered holder of our common stock, the transfer agent must receive your payment for each share of common stock subscribed for pursuant to your subscription right at the initial subscription price of $15.00 per whole share and properly completed subscription rights certificate before 5:00 p.m., New York City time, on                 , 2012. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•       If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank, or other nominee, or if you would prefer that an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank, or other nominee to exercise your subscription rights on your behalf and deliver all documents and payments to the transfer agent before 5:00 p.m., New York City time, on                 , 2012.

•       If you wish to purchase shares of our common stock through the rights offering, please promptly contact any broker, dealer, custodian bank, or other nominee who is the record holder of your shares. We will ask your record holder to notify you of the rights offering. You should complete and return to your record holder the appropriate subscription documentation you receive from your record holder.

•       If you cannot deliver your subscription rights certificate to the transfer agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under "The Rights Offering—Guaranteed Delivery Procedures."

No Revocation

All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of common stock at a subscription price of $15.00 per whole share.

United States Federal Income Tax Considerations

Generally, a holder should not recognize income or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular tax consequences to you of the receipt of rights in the rights offering and the exercise, sale or lapse of the rights, including the applicability of any state, local or non-U.S. tax laws in light of your particular circumstances. For a detailed discussion see "Material United States Federal Income Tax Consequences."

Issuance of Our Common Stock	DRS Statements representing the shares purchased in the rights offering will be issued as soon as practicable after the expiration of the rights offering.
Use of Proceeds	The rights offering is being made to raise capital to provide us with additional liquidity. See "Use of Proceeds."
Transfer Agent	American Stock Transfer & Trust Company, LLC
Shares Outstanding Before the Rights Offering	35,546,639 shares of our common stock were outstanding as of the record date.
Shares Outstanding After Completion of the Rights Offering	We expect 48,879,972 shares of our common stock will be outstanding immediately after completion of the rights offering.

Risk Factors

Before you exercise your subscription rights to purchase our common stock, you should carefully consider the risks described in the section entitled "Risk Factors," beginning on page 21 of this prospectus.

Interests of Our Officers, Directors and Principal Stockholders in the Rights Offering

        Brookfield's consortium beneficially owns approximately 37.5% of our common stock before giving effect to the rights offering. Brookfield has committed to act as the backstop purchaser for this offering. Pursuant to the backstop agreement, Brookfield has agreed to purchase from us, at the subscription price of $15.00 per share, unsubscribed shares of common stock such that gross proceeds of the rights offering will be $200 million. Brookfield also has agreed to subscribe for and purchase shares of our common stock under its basic subscription right. As consideration for providing the backstop commitment, we have agreed to pay Brookfield a fee in the amount of $6.0 million and to reimburse Brookfield's third party out of pocket expenses in an amount up to $100,000. See "The Rights Offering—The Backstop Commitment." If Brookfield is the only holder of rights who exercises its rights in the rights offering and the conditions to Brookfield's obligation to act as backstop purchaser under the backstop agreement are satisfied, Brookfield's consortium's ownership percentage of our outstanding common stock would increase to approximately 54.6% after giving effect to this rights offering. Brookfield will not obtain any contractual governance or control rights as a result of the rights offering or the backstop commitment.

        Three of our eight directors are, or recently were, employees or advisors of Brookfield. In addition, we have entered into a services agreement with Brookfield, pursuant to which Brookfield employees Rael Diamond and Timothy Salvemini will act as our Chief Financial Officer and V.P. Finance, respectively, for a period of up to 12 months following the spin-off.

        If Brookfield's consortium's ownership of our common stock increases to more than 50%, we may be eligible to be treated as a "controlled company" for NYSE purposes, which would allow us to opt out of certain NYSE corporate governance requirements, including requirements that: (1) a majority of the board of directors consist of independent directors; (2) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors; and (3) director nominees be selected or recommended by a majority of the independent directors or by a nominating committee composed solely of independent directors. In addition, Brookfield's consortium would be able to control virtually all matters requiring stockholder approval, including the election of our directors.

        In connection with the backstop agreement, Brookfield has agreed that it will not, in connection with a merger, combination, sale of all or substantially all of our assets or other similar business combination transaction involving Rouse, convert, sell, exchange, transfer or convey any shares of common stock that are owned, directly or indirectly, by it on terms that are more favorable than those available to all other holders of common stock. This restriction does not, however, limit Brookfield's ability to sell its shares of common stock to a third party at a higher price in circumstances other than the foregoing transactions. See "The Rights Offering—The Backstop Commitment" and "The Rights Offering—Effects of Rights Offering on Brookfield's Stock and Ownership."

Summary Historical Combined Financial Data

        The following table sets forth the summary historical combined financial and other data of our business, which was carved-out from the financial information of GGP, as described below. We were formed for the purpose of holding certain assets and assuming certain liabilities of GGP. Prior to the completion of the spin-off, we did not conduct any business and did not have any material assets or liabilities. In April 2009, GGP's predecessor ("Old GGP" or the "Predecessor") and certain of its domestic subsidiaries (together with Old GGP, the "GGP Debtors") filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code ("Chapter 11"). On November 9, 2010 (the "Effective Date"), GGP emerged from Chapter 11 bankruptcy after receiving a significant equity infusion from investors and other associated events. As a result of the emergence from bankruptcy and the related equity infusion, the majority of equity in GGP changed ownership, which triggered the application of acquisition accounting to the assets and liabilities of GGP. As a result, the application of acquisition accounting has been applied to the assets and liabilities of the Rouse Properties, Inc. and therefore the following tables have been presented separately for the Predecessor and Successor for the year ended December 31, 2010. See Note 1 to our combined financial statements for the year ended December 31, 2010 included elsewhere in this prospectus for additional detail. The operating data for the fiscal years ended December 31, 2010, 2009 and 2008 and the balance sheet data as of December 31, 2010 and 2009 has been derived from our audited combined financial statements included elsewhere in this prospectus. The financial data as of September 30, 2011 and for the nine months ended September 30, 2011 and 2010 has been derived from our unaudited interim combined financial statements included elsewhere in this prospectus, each of which have been prepared on a basis consistent with our audited financial statements. Such financial data is presented on a combined basis as all of the assets pertaining to such data are owned and controlled by GGP. In the opinion of management, our unaudited interim combined financial statements as of September 30, 2011 and for the nine months ended September 30, 2011 and 2010 include all adjustments, consisting only of normal, recurring adjustments, necessary to present fairly our financial position and results of operations for these periods. The interim results of operations are not necessarily indicative of operations for a full fiscal year.

        Our combined financial statements were carved-out from the financial information of GGP. Our historical financial results reflect allocations for certain corporate expenses which include, but are not limited to, costs related to property management, human resources, security, payroll and benefits, legal, corporate communications, information services and restructuring and reorganization. Costs of the services that were allocated or charged to us were based on either actual costs incurred or a proportion of costs estimated to be applicable to us based on a number of factors, most significantly, our percentage of GGP's adjusted revenue and assets and the number of properties. We believe these allocations are reasonable; however, these results do not reflect what our expenses would have been had we been operating as a separate stand-alone public company. The corporate cost allocations for the period from November 10, 2010 through December 31, 2010 and the period from January 1, 2010 through November 9, 2010 were $1.7 million and $6.7 million, respectively. For the years ended 2009 and 2008 the allocations were $7.3 million and $6.6 million, respectively. The nine months ended September 30, 2011 and 2010 include corporate cost allocations of $8.1 million and $5.7 million, respectively. Effective with the separation, we will assume responsibility for all of these functions and related costs and anticipate our costs as a stand-alone entity will be higher than those allocated to us from GGP. The historical combined financial information presented is not indicative of the results of operations, financial position or cash flows that would have been obtained if we had been an independent, stand-alone entity during the periods shown or of our future performance as an independent, stand-alone entity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Basis of Presentation."

        The historical results set forth below do not indicate results expected for any future periods. The summary historical combined financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the unaudited and audited combined financial statements and notes thereto included elsewhere in this prospectus.

	Historical
	Successor	Predecessor	Successor	Predecessor
	Nine Months Ended September 30,		November 10 - December 31	January 1 - November 9	Year Ended December 31,
	2011	2010	2010		2009	2008
	(In thousands)
Operating Data:
Revenues	$173,909	$192,031	$35,540	$219,741	$276,232	$308,756
Depreciation and amortization	(58,911)	(45,478)	(11,019)	(53,413)	(74,193)	(67,689)
Provisions for impairment	—	—	—	—	(81,854)	(5,941)
Other operating expenses	(82,448)	(77,477)	(16,912)	(88,739)	(110,060)	(110,042)

Operating income	32,550	69,076	7,609	77,589	10,125	125,084

Interest expense, net	(54,271)	(63,707)	(10,393)	(88,598)	(72,071)	(75,527)
Reorganization items	—	1,121	—	(9,515)	32,671	—
Provision for income taxes	(385)	(443)	(82)	(506)	(877)	(467)

Net (loss) income	$(22,106)	$6,047	$(2,866)	$(21,030)	$(30,152)	$49,090

	Historical
	Successor	Predecessor	Successor	Predecessor
	Nine Months Ended September 30,		November 10 - December 31	January 1 - November 9	Year Ended December 31,
	2011	2010	2010		2009	2008
	(In thousands)
Cash Flow Data:
Operating activities	$62,794	$37,854	$7,365	$41,103	$85,708	$113,894
Investing activities	(19,322)	(5,872)	(14,300)	(9,248)	(8,218)	(21,309)
Financing activities	(45,003)	(32,065)	2,333	(25,786)	(77,497)	(92,459)
Other Financial Data:
NOI(1)	$99,723	$120,223	$20,644	$137,687	$177,925	$205,528
Core NOI(1)	$113,078	$119,353	$24,357	$137,136	$177,537	$206,300
FFO(2)	$36,805	$51,525	$8,153	$32,383	$44,041	$116,779

	Historical
	Successor	Successor	Predecessor
		As of December 31,
	As of September 30, 2011
		2010	2009
	(In thousands)
Balance Sheet Data:
Investments in real estate-cost(3)	$1,458,526	$1,434,197	$2,181,029
Total assets	$1,586,993	1,644,264	1,722,045
Total debt(4)	$1,064,603	1,216,820	1,314,829
GGP equity	$435,518	329,862	355,987

(1)
NOI and Core NOI do not represent income from operations as defined by GAAP. We use NOI and Core NOI as supplemental measures of our operating performance. For our definition of NOI and Core NOI, as well as an important discussion of their uses and inherent limitations, see "Real Estate Property Net Operating Income and Core Net Operating Income" below.

(2)
FFO does not represent cash flow from operations as defined by GAAP. We use FFO as a supplemental measure of our operating performance. For a definition of FFO as well as a discussion of its uses and inherent limitations see "Funds from Operations" below.

(3)
Includes the application of aquisition accounting at GGP's emergence in November 2010, and excludes accumulated depreciation for all periods presented. At emergence, the balance of the "Investments in real estate-cost" reflected the fair value of these assets. (See note 3 in the combined financial statements on page F-22)

(4)
Total debt includes $60.7 million, $67.7 million and $46.7 million of non-cash market rate adjustments at September 30, 2011, December 31, 2010 and December 31, 2009, respectively.

Real Estate Property Net Operating Income and Core Net Operating Income

        We present NOI and Core NOI, as defined below, in this prospectus as supplemental measures of our performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America ("GAAP"). We believe that NOI and Core NOI are useful supplemental measures of our operating performance. We define NOI as operating revenues (rental income, including lease termination fees, tenant recoveries and other income) less property and related expenses (real estate taxes, operating costs, repairs and maintenance, marketing and other property expenses). We define Core NOI as NOI excluding straight-line rent, amortization of above and below-market tenant leases and amortization of above and below market ground rent expense. Other real estate companies may use different methodologies for calculating NOI and Core NOI, and accordingly, our NOI and Core NOI may not be comparable to other real estate companies.

        Because NOI and Core NOI exclude general and administrative expenses, interest expense, impairment or other non-recoverable development costs, depreciation and amortization, reorganization items, strategic initiatives, provision for income taxes, straight-line rent, above and below-market tenant leases and above and below market ground rent expense, we believe that NOI and Core NOI provide performance measures that, when compared year over year, reflect the revenues and expenses directly associated with owning and operating regional shopping malls and the impact on operations from trends in occupancy rates, rental rates and operating costs. These measures thereby provide an operating perspective not immediately apparent from GAAP operating or net income. We use NOI and Core NOI to evaluate our operating performance on a property-by-property basis because NOI and Core NOI allow us to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on our operating results, gross margins and investment returns.

        In addition, management believes that NOI and Core NOI provide useful information to the investment community about our operating performance. However, due to the exclusions noted above, NOI and Core NOI should only be used as supplemental measures of our financial performance and not as an alternative to GAAP operating income (loss) or net income (loss). For reference, and as an aid in understanding management's computation of NOI and Core NOI, a reconciliation of NOI and Core NOI to combined operating income as computed in accordance with GAAP has been presented below.

	Historical
	Successor	Predecessor	Successor	Predecessor
	Nine Months Ended September 30,		November 10 - December 31	January 1 - November 9	Year ended December 31,
	2011	2010	2010		2009	2008
	(In thousands)
Reconciliation of Core NOI and NOI to operating income:
Core NOI	$113,078	$119,353	$24,357	$137,136	$177,537	$206,300
Straight-line rent	5,313	212	98	(137)	(80)	595
Above- and below-market tenant leases, net	(18,575)	658	(3,793)	688	468	(1,367)
Above- and below-market ground rent expense, net	(93)	—	(18)	—	—	—

NOI	$99,723	$120,223	$20,644	$137,687	$177,925	$205,528

Property management and other costs	(8,100)	(5,669)	(1,703)	(6,669)	(7,282)	(6,601)
Other	(162)	—	(313)	(16)	—	—
Strategic Initiatives	—	—	—	—	(4,471)	(213)
Provision for impairment	—	—	—	—	(81,854)	(5,941)
Depreciation and amortization	(58,911)	(45,478)	(11,019)	(53,413)	(74,193)	(67,689)

Operating income	$32,550	$69,076	$7,609	$77,589	$10,125	$125,084

Funds from Operations

        Consistent with real estate industry and investment community practices, we use FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), as a supplemental measure of our operating performance. NAREIT defines FFO as net income (loss) (computed in accordance with current GAAP), excluding gains or losses from cumulative effects of accounting changes, extraordinary items and sales of depreciable properties, plus real estate related depreciation and amortization.

        We consider FFO a useful supplemental measure and a complement to GAAP measures because it facilitates an understanding of the operating performance of our properties. FFO does not include real estate depreciation and amortization required by GAAP because these amounts are computed to allocate the cost of a property over its useful life. Since values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions, we believe that FFO provides investors with a clearer view of our operating performance, particularly with respect to our rental properties. FFO is not a measurement of our financial performance under GAAP and should not be considered as an alternative to revenues, operating income (loss), net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.

        FFO does not represent cash flow from operating activities as defined by GAAP, should not be considered as an alternative to GAAP net income (loss) and is not necessarily indicative of cash available to fund cash requirements. For reference, and as an aid in understanding management's computation of FFO, a reconciliation of FFO to net income (loss) has been presented below:

	Historical
	Successor	Predecessor	Successor	Predecessor
	Nine Months Ended September 30,		November 10 - December 31	January 1 - November 9	Year Ended December 31,
	2011	2010	2010		2009	2008
	(In thousands)
FFO	$36,805	$51,525	$8,153	$32,383	$44,041	$116,779
Depreciation and amortization	(58,911)	(45,478)	(11,019)	(53,413)	(74,193)	(67,689)

Net (loss) income	$(22,106)	$6,047	$(2,866)	$(21,030)	$(30,152)	$49,090

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risks described below in addition to all other information provided to you in this prospectus in evaluating an investment in our securities. Any of the following risks could materially and adversely affect our business, result of operations and financial condition.

Risks Related to our Business

We have no operating history as an independent company upon which you can evaluate our performance, and accordingly, our prospects must be considered in light of the risks that any newly independent company encounters.

        We have no experience operating as an independent company and performing various corporate functions, including human resources, tax administration, legal (including compliance with the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and with the periodic reporting obligations of the Securities Exchange Act of 1934 (the "Exchange Act")), treasury administration, investor relations, internal audit, insurance, information technology and telecommunications services, as well as the accounting for items such as equity compensation.

        Our business will be subject to the substantial risks inherent in the commencement of a new business enterprise in an intensely competitive industry. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the early stages of independent business operations, particularly companies that are heavily affected by economic conditions and operate in highly competitive environments.

We may face potential difficulties in obtaining operating and development capital.

        The successful execution of our business strategy will require the availability of substantial amounts of operating and development capital both initially and over time. Sources of such capital could include bank, life insurance company, pension plan or institutional investor borrowings, public and private offerings of debt or equity, including rights offerings, sale of certain assets and joint ventures. We have identified opportunities to invest significant capital to redevelop and refresh our properties to pursue tailored strategic initiatives, but we will sequence long-term redevelopment projects with leasing activity. We believe these capital investments will assist in increasing our revenues significantly and deliver solid NOI growth over the medium term. We cannot assure that any capital will be available on terms acceptable to us or at all in order to satisfy our short or long-term cash needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources."

We may be unable to reposition or redevelop some of our properties, which may have an adverse impact on our profitability.

        Our business strategy is focused on repositioning and redeveloping our properties. In connection with these repositioning and redevelopment projects, we will be subject to various risks, including the following:

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  we may not have sufficient capital to proceed with planned repositioning or redevelopment activities;

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  redevelopment costs of a project may exceed original estimates or available financing, possibly making the project unfeasible or unprofitable;

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  we may not be able to obtain zoning or other required governmental permits and authorizations;

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  occupancy rates and rents at a completed project may not meet projections and, therefore, the project may not be profitable; and

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  we may not be able to obtain anchor store and mortgage lender approvals, if applicable, for repositioning or redevelopment activities.

        There can be no assurance that our repositioning and redevelopment projects will have the desired results of attracting and retaining desirable tenants and increasing customer traffic. If repositioning or redevelopment projects are unsuccessful, our investments in those projects may not be fully recoverable from future operations or sales.

We may increase our debt or raise additional capital in the future, which could affect our financial health and may decrease our profitability.

        To execute our business strategy, we will require additional capital. Debt or equity financing, however, may not be available to us on terms acceptable to us, if at all. If we incur additional debt or raise equity through the issuance of preferred stock, the terms of the debt or preferred stock issued may give the holders rights, preferences and privileges senior to those of holders of our common stock, particularly in the event of liquidation. The terms of any new debt may also impose additional and more stringent restrictions on our operations than we currently have. If we raise funds through the issuance of additional common equity, either through public or private offerings or rights offerings, your percentage ownership in us would decline if you do not ratably participate. If we are unable to raise additional capital when needed, it could affect our financial health, which could negatively affect your investment in us.

Economic conditions, especially in the retail sector, may have an adverse effect on our revenues and available cash.

        Unemployment, weak income growth, tight credit, declining consumer confidence and the need to pay down existing obligations may negatively impact consumer spending. Given these economic conditions, we believe there is a risk that the sales at stores operating in our malls may be adversely affected. This may hinder our ability to implement our strategies and may have an unfavorable effect on our operations and our ability to retain existing tenants and attract new tenants.

We may be unable to lease or re-lease space in our properties on favorable terms or at all, which may adversely affect our revenues.

        Our results of operations depend on our ability to strategically lease space in our properties, including re-leasing space in properties where leases are expiring, optimizing our tenant mix or leasing properties on more economically favorable terms. We are continually focused on our ability to lease properties and collect rents from tenants. If we are unable to lease or re-lease space in our properties this may adversely affect our operations and revenues.

Our tenants may be unable to pay minimum rents and expense recovery charges, which would have an adverse effect on our income and cash flow.

        If the sales at certain stores operating in our regional malls do not improve, tenants might be unable to pay their existing minimum rents or expense recovery charges, since these rents and charges would represent a higher percentage of their sales. If our tenants' sales do not improve, new tenants would be less likely to be willing to pay minimum rents as high as they would otherwise pay. We may not be able to collect rent sufficient to meet our costs. Because substantially all of our income is derived from rentals of real property, our income and cash flow would be adversely affected if a significant number of tenants are unable to meet their obligations.

 Certain co-tenancy provisions in our lease agreements may result in reduced rent payments, which may adversely affect our operations and occupancy.

        Some of our lease agreements include a co-tenancy provision which allows the mall tenant to pay a reduced rent amount and, in certain instances, terminate the lease, if we fail to maintain certain occupancy levels at the mall. In addition, certain of our tenants have the ability to terminate their leases with us prior to the lease expiration date if their sales do not meet agreed upon thresholds. Therefore, if occupancy, tenancy or sales fall below certain thresholds, rents we are entitled to receive from our retail tenants could be reduced and our ability to attract new tenants may be limited.

The failure to fully recover cost reimbursements for common area maintenance, taxes and insurance from tenants could adversely affect our operating results.

        The computation of cost reimbursements from tenants for common area maintenance ("CAM"), insurance and real estate taxes is complex and involves numerous judgments including interpretation of lease terms and other tenant lease provisions. Most tenants make monthly fixed payments of CAM, real estate taxes and other cost reimbursement items. After the end of the calendar year, we compute each tenant's final cost reimbursements and issue a bill or credit for the full amount, after considering amounts paid by the tenant during the year. The billed amounts could be disputed by the tenant or become the subject of a tenant audit or even litigation. There can be no assurance that we will collect all or substantially all of this amount.

The bankruptcy or store closures of anchor stores or national tenants, may adversely affect our revenues.

        Some of our properties depend on anchor stores or national tenants, which are large tenants such as department stores and tenants with chains of stores in many of our properties, respectively, to attract shoppers. We derive significant revenues from these tenants. Our leases generally do not contain provisions designed to ensure the creditworthiness of our tenants and in recent years a number of companies in the retail industry, including some of our tenants, have declared bankruptcy or voluntarily closed certain of their stores. We may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy, insolvency, closure or general downturn in the business of an anchor store or national tenant, as well as requests from such tenants for significant rent relief or other lease concessions, may adversely affect our financial position, results of operations and ability to make distributions.

Our ability to change our portfolio is limited because real estate investments are relatively illiquid.

        Equity real estate investments are relatively illiquid, which may limit our ability to strategically change our portfolio promptly in response to changes in economic, financial, investment or other conditions. The real estate market is affected by many factors, such as general economic conditions, availability of financing and other factors, including supply and demand for space, that are beyond our control. Moreover, there are some limitations under federal income tax laws applicable to REITs that limit our ability to sell assets. We cannot predict whether we will be able to sell any property for the price or on the terms we set, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. The number of prospective buyers interested in purchasing malls is limited. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. In addition, economic and capital market conditions might make it more difficult for us to sell properties or might adversely affect the price we receive for properties that we do sell, as prospective buyers might experience increased costs of debt financing or other difficulties in obtaining debt financing.

        In addition, significant expenditures associated with each equity investment, such as mortgage payments, real estate taxes and maintenance costs, generally are not reduced when circumstances cause a reduction in income from the investment. If income from a property declines while the related expenses do not decline, our income and cash available to us would be adversely affected. If it becomes necessary or desirable for us to dispose of one or more of our mortgaged properties, we might not be able to obtain a release of the lien on the mortgaged property without payment of the associated debt. The foreclosure of a mortgage on a property or inability to sell a property could adversely affect the level of cash available to us. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could adversely affect our financial condition and results of operations.

We operate in a competitive business.

        There are numerous shopping facilities that compete with our properties in attracting retailers to lease space and many of our competitors operate on a much larger scale than we do. In addition, retailers at our properties face continued competition from retailers at other regional malls, outlet malls and other discount shopping malls, discount shopping clubs, full-line large format value retailers, catalog companies, and through internet sales and telemarketing. Competition could adversely affect our revenues and cash flows.

        In particular, the increase in both the availability and popularity of online shopping has created a growing source of competitive pressure on the retailers at our properties. The ability of online retailers to offer a wide range of products for sale, often with substantial price and tax savings, and free or discounted shipping, allows these online retailers to compete with the retailers at our properties by offering added convenience and cost-saving incentives to consumers in both high density major metropolitan markets and rural areas. Additionally, small businesses and specialty retailers, who have previously been limited to marketing and selling their products within their immediate geographical area, are now able to reach a broader group of consumers and compete with the retailers at our properties.

        We also compete with other major real estate investors with significant capital for attractive investment opportunities. These competitors include REITs, investment banking firms and private institutional investors.

        Our ability to realize our strategies and capitalize on our competitive strengths are dependent on our ability to effectively operate a large portfolio of malls, maintain good relationships with our tenants and consumers, and remain well-capitalized, and our failure to do any of the foregoing could affect our ability to compete effectively in the markets in which we operate.

Our business is dependent on perceptions by retailers and shoppers of the convenience and attractiveness of our retail properties, and our inability to maintain a positive perception may adversely affect our revenues.

        We are dependent on perceptions by retailers or shoppers of the safety, convenience and attractiveness of our retail properties. If retailers and shoppers perceive competing retail properties and other retailing options such as the internet to be more convenient or of a higher quality, our revenues may be adversely affected.

Our significant indebtedness could have an adverse impact on our financial health and operating flexibility.

        As of September 30, 2011, our total combined contractual debt, excluding non-cash debt market rate adjustments, was $1.13 billion on an actual basis and $1.16 billion on a pro forma basis to give effect to the spin-off and related financing transactions described herein. Our significant indebtedness could have important consequences on the value of our common stock including:

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  limiting our ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of our business strategy or other purposes;

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  limiting our ability to use operating cash flow in other areas of the business or to pay dividends;

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  increasing our vulnerability to general adverse economic and industry conditions, including increases in interest rates, particularly given that certain indebtedness bears interest at variable rates;

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  limiting our ability to capitalize on business opportunities, access equity, reinvest in and develop our properties, and to react to competitive pressures and adverse changes in government regulation;

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  limiting our ability, or increasing the costs, to refinance indebtedness;

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  limiting our ability to enter into marketing and hedging transactions by reducing the number of potential counterparties with whom we could enter into such transactions as well as the volume of those transactions; and

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  giving secured lenders the ability to foreclose on our assets.

Our debt obligations and ability to comply with related covenants could impact our financial condition or future operating results.

        We are a party to a senior secured credit facility and a subordinated revolving credit facility, which expose us to the typical risks associated with the use of leverage. We also have property-level debt, which limits our ability to take certain actions with respect to the properties securing such debt. Increased leverage makes it more difficult for us to withstand adverse economic conditions or business plan variances, to take advantage of new business opportunities, or to make necessary capital expenditures.

        The senior secured credit facility has affirmative and negative covenants that are customary for a real estate loan, including, without limitation, restrictions on incurrence of indebtedness and liens on the mortgage collateral; restrictions on pledges; restrictions on subsidiary distributions; with respect to the mortgage collateral, limitations on our ability to enter into transactions including mergers, consolidations, sales of assets for less than fair market value and similar transactions; conduct of business; restricted distributions; transactions with affiliates; and limitation on speculative hedge agreements. In addition, we are required to comply with the following financial maintenance covenants: (1) net indebtedness to value ratio, (2) liquidity, (3) minimum fixed charge coverage ratio, (4) minimum tangible net worth, and (5) minimum portfolio debt yield. See "Description of Indebtedness—Senior Secured Credit Facility." Failure to comply with the financial covenants in the senior secured credit facilities would result in a default under the credit agreement governing these facilities and, absent a waiver or an amendment from our lenders, permit the acceleration of all outstanding borrowings under the senior secured credit facilities, which would also result in a cross-default of our subordinated revolving credit facility. No assurance can be given that we would be successful in obtaining such waiver or amendment in this current financial climate, or that any accommodations that we were able to negotiate would be on terms as favorable as those in the senior secured credit facilities or subordinated revolving credit facility. In addition, any such default may result in the cross-default of our other indebtedness.

        A substantial portion of our cash flow could be required for debt service and, as a result, might not be available for our operations or other purposes. Any substantial decrease in cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations. Our level of indebtedness may make us more vulnerable to economic downturns and reduce our flexibility in responding to changing business, regulatory and economic conditions.

 We have a history of net losses and may not be profitable in the future.

        Our historical combined financial data was carved-out from the financial information of GGP and shows that we have a history of losses, and we cannot assure you that we will achieve sustained profitability going forward. For the nine months ended September 30, 2011 and the years ended December 31, 2010, 2009 and 2008, we would have incurred net losses of $(22.1) million, $(23.9) million and $(30.2) million and net income of $49.1 million, respectively. See "Selected Historical Combined Financial Data." If we cannot improve our profitability or generate positive cash from operating activities, the trading value of our common stock may decline.

National, regional and local economic conditions may adversely affect our business.

        Our real property investments are influenced by the national, regional and local economy, which may be negatively impacted by plant closings, industry slowdowns, increased unemployment, lack of availability of consumer credit, increased levels of consumer debt, declining consumer sentiment, poor housing market conditions, adverse weather conditions, natural disasters and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may affect the ability of our properties to generate significant revenue.

Some of our properties are subject to potential natural or other disasters.

        A number of our properties are located in areas which are subject to natural or other disasters, including hurricanes, tornados, earthquakes and oil spills. For example, certain of our properties are located in California or in other areas with higher risk of earthquakes. Furthermore, some of our properties are located in coastal regions, and would therefore be affected by any future rises in sea levels.

Possible terrorist activity or other acts of violence could adversely affect our financial condition and results of operations.

        Future terrorist attacks in the United States or other acts of violence may result in declining economic activity, which could harm the demand for goods and services offered by our tenants and the value of our properties and might adversely affect the value of an investment in our securities. Such a decrease in retail demand could make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates. Terrorist activities or violence also could directly affect the value of our properties through damage, destruction or loss, and the availability of insurance for such acts, or of insurance generally, might be lower or cost more, which could increase our operating expenses and adversely affect our financial condition and results of operations. To the extent that our tenants are affected by future attacks, their businesses similarly could be adversely affected, including their ability to continue to meet obligations under their existing leases. These acts might erode business and consumer confidence and spending and might result in increased volatility in national and international financial markets and economies. Any one of these events might decrease demand for real estate, decrease or delay the occupancy of our properties, and limit our access to capital or increase our cost of raising capital.

We could incur significant costs related to government regulation and litigation over environmental matters and various other federal, state and local regulatory requirements.

        Under various federal, state or local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances released at a property and may be held liable to third parties for bodily injury or property damage (investigation and/or clean-up costs) incurred by the parties in connection with the contamination.

These laws often impose liability without regard to whether the owner or operator knew of or otherwise caused the release of the hazardous or toxic substances. The presence of contamination or the failure to remediate contamination discovered at our properties may adversely affect our ability to sell, lease or borrow with respect to the real estate. Our properties have been subjected to varying degrees of environmental assessment at various times; however, the identification of new areas of contamination, a change in the extent or known scope of contamination or changes in cleanup requirements could result in significant costs to us.

        Other federal, state and local laws, ordinances and regulations require abatement or removal of asbestos-containing materials in the event of demolition or certain renovations or remodeling, the cost of which may be substantial for certain redevelopments. These regulations also govern emissions of and exposure to asbestos fibers in the air, which may necessitate implementation of site specific maintenance practices. Certain laws also impose liability for release of asbestos-containing materials into the air and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with asbestos-containing materials. Asbestos-containing building materials are present at some of our properties and may be present at others. To minimize the risk of onsite asbestos being improperly disturbed, we have developed and implemented asbestos operations and maintenance programs to manage asbestos-containing materials and suspected asbestos-containing materials in accordance with applicable legal requirements.

        We also may incur costs to comply with the Americans with Disabilities Act of 1990 and similar laws, which require that all public accommodations meet federal requirements related to access and use by disabled persons. Compliance with such laws has not had a material adverse effect on our operating results or competitive position in the past, but could have such an effect in the future.

Some potential losses are not insured, which may adversely affect our profitability.

        We carry comprehensive liability, fire, flood, earthquake, terrorism, extended coverage and rental loss insurance on all of our properties. We believe the policy specifications and insured limits of these policies are adequate and appropriate in light of the size and scope of our portfolio and business operations. There are, however, some types of losses, including lease and other contract claims, which generally are not insured. If an uninsured loss or a loss in excess of insured limits occurs, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. If this happens, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

Inflation may adversely affect our financial condition and results of operations.

        While substantially all of our tenant leases contain provisions designed to partially mitigate the negative impact of inflation (such as overage rent and escalation clauses), they may not adequately do so.

A rise in interest rates may increase our overall interest rate expense.

        A rise in interest rate could have an immediate adverse impact on us due to our outstanding variable-rate debt. This risk can be managed or mitigated by utilizing interest rate protection products that generally allow us to replace variable-rate debt with fixed-rate debt. However, in an increasing interest rate environment the fixed rates we can obtain with such interest rate protection products will also continue to increase. In addition, in the event of a rise in interest rates, we may be unable to replace maturing debt with new debt at equal or better interest rates.

 We may not be able to meet the conditions for qualification as a REIT or thereafter maintain our status as a REIT, which would deny us certain favorable tax treatment.

        We plan to elect to be treated as a REIT in connection with the filing of our federal income tax return for 2011, and we intend to maintain this status in future periods. Such election would be retroactive to the date of our formation. We believe that, commencing with the 2011 taxable year, we were organized and have operated so as to qualify as a REIT for U.S. federal income tax purposes. It is possible that we may not meet the conditions for qualification as a REIT at the time of such election. In addition, once an entity is qualified as a REIT, the Internal Revenue Code (the "Code") generally requires that such entity pay tax on or distribute 100% of its capital gains and distribute at least 90% of its ordinary taxable income to stockholders. To avoid current entity level U.S. federal income taxes, we expect to distribute 100% of our capital gains and ordinary income to stockholders annually.

        If, with respect to any taxable year, we fail to maintain our qualification as a REIT, we would not be allowed to deduct distributions to stockholders in computing our taxable income and federal income tax. If any of our REIT subsidiaries fail to qualify as a REIT, such failure could result in our loss of REIT status. If we lose our REIT status, corporate level income tax, including any applicable alternative minimum tax, would apply to our taxable income at regular corporate rates. As a result, the amount available for distribution to holders of equity securities that would otherwise receive dividends would be reduced for the year or years involved, and we would no longer be required to make distributions. In addition, unless we were entitled to relief under the relevant statutory provisions, we would be disqualified from treatment as a REIT for four subsequent taxable years.

An ownership limit, certain anti-takeover defenses and applicable law may hinder any attempt to acquire us.

        Our amended and restated certificate of incorporation and amended and restated bylaws contain the following limitations:

        The ownership limit.    Generally, for us to qualify as a REIT under the Code for a taxable year, not more than 50% in value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer "individuals" at any time during the last half of such taxable year. Our amended and restated certificate of incorporation provides that no person may own more than 9.9% of the number or value, whichever is more restrictive, of our outstanding shares of capital stock unless our board of directors provides a waiver from the ownership restrictions. The Code defines "individuals" for purposes of the requirement described above to include some types of entities. However, our amended and restated certificate of incorporation also permits us to exempt a person from the ownership limit upon the satisfaction of certain conditions described therein.

        Selected provisions of our amended and restated certificate of incorporation.    Our amended and restated certificate of incorporation authorizes the board of directors:

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  to cause us to issue additional authorized but unissued shares of common stock or preferred stock;

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  to classify or reclassify, in one or more series, any unissued preferred stock; and

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  to set the preferences, rights and other terms of any classified or reclassified stock that we issue.

        Selected provisions of our amended and restated bylaws.    Our amended and restated bylaws contain the following limitations:

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  the inability of stockholders to act by written consent;

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  restrictions on the ability of stockholders to call a special meeting without 20% or more of the voting power of the issued and outstanding shares entitled to vote generally in the election of directors; and

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  rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings.

        Selected provisions of Delaware law.    We are a Delaware corporation, and Section 203 of the Delaware General Corporation Law applies to us. In general, Section 203 prevents an "interested stockholder" (as defined below), from engaging in a "business combination" (as defined in the statute) with us for three years following the date that person becomes an interested stockholder unless one or more of the following occurs:

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  before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

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  upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) stock held by directors who are also officers of our company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

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  following the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

        The statute defines "interested stockholder" as any person that is the owner of 15% or more of our outstanding voting stock or is our affiliate or associate and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately before the date of determination.

        In addition, the Brookfield consortium's ownership of our common stock may impede a change in control transaction. See "Risks Related to our Common Stock Generally—Our substantial stockholder may exert influence over us that may be adverse to our best interests and those of our other stockholders."

        Each item discussed above may delay, deter or prevent a change in control of our company, even if a proposed transaction is at a premium over the then current market price for our common stock. Further, these provisions may apply in instances where some stockholders consider a transaction beneficial to them. As a result, our stock price may be negatively affected by these provisions.

Risks Related to the Rights Offering

The subscription price determined for this offering is not necessarily an indication of the fair value of our common stock.

        The price to purchase a share of common stock in this offering is $15.00 per whole share. This price was determined in connection with the negotiation of the backstop agreement we entered into with Brookfield, which occurred prior to the spin-off. The subscription price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not necessarily consider the subscription price to be an indication of the fair value of the common stock to be offered in this offering. After the date of this prospectus, our common stock may trade at prices above or below the subscription price. See "Questions and Answers About the Rights Offering—How was the $15.00 per whole share subscription price established?"

Stockholders who do not fully exercise their rights will have their interests diluted.

        The rights offering will result in the issuance of an additional 13,333,333 shares of our common stock. If you choose not to fully exercise your rights prior to the expiration of the rights offering, your proportionate voting interest will be reduced and your relative ownership interest in us will be diluted. Rights holders who do not exercise or sell their rights prior to the expiration of the rights offering will lose any value represented by their rights.

        Brookfield has agreed to backstop the rights offering. Pursuant to a backstop agreement between us and Brookfield, Brookfield has agreed to purchase from us, subject to the terms and conditions thereof, at the rights offering subscription price, unsubscribed shares of our common stock such that the gross proceeds of the rights offering will be $200 million. As a stockholder of Rouse as of the record date and pursuant to the backstop agreement, Brookfield has the right to subscribe for and purchase shares of our common stock under the basic subscription right and the right to participate in the over-subscription privilege. If no rights holders other than Brookfield were to exercise their rights in this offering, the transactions contemplated by the backstop commitment would result in the issuance of 13,333,333 shares of common stock to Brookfield, which would increase Brookfield's consortium's ownership percentage of our outstanding common stock to approximately 54.6%.

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

        Once you exercise your rights, you may not revoke the exercise. The public trading market price of our common stock may decline before the rights expire. If you exercise your rights you will have committed to buying shares of our common stock potentially at a price above the prevailing market price. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares.

We may terminate the rights offering at any time prior to the expiration of the offer period, and neither we nor the transfer agent will have any obligation to you except to return your exercise payments.

        We may, in our sole discretion, decide not to continue with the rights offering or terminate the rights offering prior to the expiration of the offer period. If the rights offering is terminated, the transfer agent will return as soon as possible all exercise payments, without interest or deduction.

You must act promptly and follow instructions carefully if you want to exercise your rights.

        Eligible participants and, if applicable, brokers, banks or other nominees acting on their behalf, who desire to purchase common stock in the rights offering must act promptly to ensure that all required rights certificates are actually received prior to the expiration of the relevant rights offering and that all payments are actually received prior to the payment deadline by the transfer agent. The time period to exercise rights is limited. If you or your broker fails to complete and sign the required rights certificates, sends an incorrect payment amount or otherwise fails to follow the procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your exercise of rights or accept it only to the extent of the payment received. Neither we nor the transfer agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect rights certificate or payment or contact you concerning whether a broker, bank or other nominee holds rights on your behalf.

        We have the sole discretion to determine whether an exercise properly follows the procedures that apply to the exercise of your rights.

No prior market exists for the rights, and a liquid and reliable market for the rights may not develop.

        The rights are a new issue of securities with no established trading market. Unless indicated otherwise, the rights are transferable until the close of business on the last trading day before the expiration of the rights offering. Unless exercised, the rights will cease to have any value following the expiration date. We are not responsible if you elect to sell your rights and no public or private market exists to facilitate the purchase of rights. In such event, the rights will expire and will no longer be exercisable or transferable.

Significant sales of subscription rights and our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for the subscription rights and our common stock.

        The sale of substantial amounts of the subscription rights and our common stock could adversely affect the price of these securities. Sales of substantial amounts of our subscription rights and our common stock in the public market, and the availability of shares for future sale, including 13,333,333 shares of our common stock to be issued in this rights offering, could cause the market price of our common stock to remain low for a substantial amount of time. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares and subscription rights were attempted to be sold within a short period of time, the market for our shares and the subscription rights would be adversely affected. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this "market overhang" could have a negative impact on the market for our common stock and the subscription rights and our ability to raise additional capital. Pursuant to a registration rights agreement we expect to enter into with Brookfield, we will agree that upon Brookfield's request we will use our commercially reasonable efforts to effect a registration under applicable federal and state securities laws for shares of our common stock held by Brookfield. Brookfield is not subject to any lock-up agreements or any other contractual agreements not to dispose of our shares. Any disposition by Brookfield, or any of our substantial shareholders, of our common stock in the public market, or the perception that such dispositions could occur, could adversely affect prevailing market prices of our common stock.

You will not be able to sell the shares of common stock you buy in the rights offering until you receive your DRS Statement or your account is credited with the common stock.

        If you purchase shares in the rights offering by submitting a subscription rights certificate and payment, we will mail you a DRS Statement as soon as practicable after                                    , 2012, or such later date as to which the rights offering may be extended. If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares, your account with your nominee will be credited with the shares of our common stock you purchased in the rights offering as soon as practicable after the expiration of the rights offering, or such later date as to which the rights offering may be extended. Until your stock certificates have been delivered or your account is credited, you may not be able to sell your shares even though the common stock issued in the rights offering will be listed for trading on the New York Stock Exchange. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.

 Because our management will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

        We currently anticipate that we will use the net proceeds of the rights offering for general operating, working capital and other corporate purposes. Our management may allocate the proceeds among these purposes as it deems appropriate. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. It is possible that we may invest the proceeds in a way that does not yield a favorable, or any, return for us.

If you use a personal check to pay for the shares, it may not clear in time.

        Any personal check used to pay for shares must clear prior to the expiration date, and the clearing process may require seven or more business days. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received and clears by that time.

Risks Related to the Spin-Off

Our ability to operate our business effectively may suffer if we do not establish our own financial, administrative and other support functions to operate as a stand-alone company.

        Historically, we have relied on the financial, administrative and other support functions of GGP to operate our business and we continue to rely on GGP for these and other vital services on a transitional basis pursuant to the transition services agreement that we entered into with GGP. See "The Spin-Off—Transitional Services Agreement with GGP." We will also need to rapidly establish our own accounting policies. Any failure in our own financial or administrative policies and systems could impact our financial performance and could materially harm our business and financial performance.

The agreements related to the separation of Rouse that we have entered into with GGP involve conflicts of interest.

        Because the spin-off involved the separation of certain of GGP's existing businesses into two independent companies, we entered into certain agreements with GGP to provide a framework for our relationship with GGP following the spin-off. See "The Spin-off." The terms of the spin-off agreed to in the Separation Agreement and the Transition Services Agreement between GGP and us were determined by persons who were at the time employees, officers or directors of GGP or its subsidiaries and, accordingly, had a conflict of interest.

As a result of the spin-off from GGP, we may experience increased costs resulting from a decrease in the purchasing power and other operational efficiencies and a loss of other benefits we had due to our association with GGP.

        Historically, we have shared economies of scope and scale in costs, employees, vendor relationships and retailer relationships with GGP. We have historically been able to take advantage of GGP's purchasing power in technology and services, including information technology, marketing, insurance, treasury services, property support and the procurement of goods. As a smaller, separate, stand-alone company, it may be more difficult for us to obtain goods, technology and services at prices and on terms as favorable as those available to us prior to our spin-off from GGP. Likewise, it may be more difficult for us to attract and retain desired retailers. The loss of these benefits of scope and scale may have an adverse effect on our business, results of operations and financial condition.

        In connection with the spin-off from GGP, we became subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and are required to prepare our financial statements according to the rules and regulations required by the SEC. In addition, the Exchange Act requires that we file annual, quarterly and current reports. Our failure to prepare and disclose this information in a timely manner or to otherwise comply with applicable law could subject us to penalties under federal securities laws, expose us to lawsuits and restrict our ability to access financing. The Sarbanes-Oxley Act requires that we, among other things, establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. Establishing and monitoring these controls could result in significant costs to us and require us to divert substantial resources, including management time, from other activities.

        Prior to the separation, we entered into agreements with GGP pursuant to which GGP has agreed to provide some of these services to us on a transitional basis. These services, which will only be provided for a maximum of 18 months from the date of the spin-off, may not be sufficient to meet our needs and, after these agreements end, we may not be able to perform these services internally, replace these services at all or obtain these services at acceptable prices and terms.

Our historical combined financial information is not representative of the results we would have achieved as a stand-alone company and may not be a reliable indicator of our future results.

        The historical combined financial information included herein does not reflect the financial condition, results of operations or cash flows we would have achieved as a stand-alone company during the periods presented or those we will achieve in the future.

New directors and officers may change current plans in ways that could adversely affect our business.

        Following the spin-off there were changes to our board of directors and executive officers. Our board of directors and management team may make material changes to the business, operations and long-range plans of our company. It is impossible to predict what these changes will be and the impact they will have on future results of operations and the price of our common stock.

We may not realize the benefits we anticipate from the spin-off, which may adversely affect our results of operations.

        We may not realize the benefits that we anticipated from our separation from GGP. These benefits include the following:

  •
  allowing our management to focus its efforts on our strategic plans and tailored initiatives for each of our properties;

  •
  enabling us to allocate our capital more efficiently and gain direct access to capital by adopting the capital structure and investment policy best suited to our financial profile and business needs;

  •
  pursuing growth opportunities through redevelopment of existing properties or acquisition of new properties;

  •
  improving the tenant mix of our malls;

  •
  providing us with direct access to the debt and equity capital markets; and

  •
  enhancing our profile with customers in the markets we serve.

        We may not achieve the anticipated benefits from the spin-off for a variety of reasons. For example, the process of operating as a newly independent public company may distract our management from focusing on our business and strategic priorities. If we do not realize the anticipated benefits from our separation for any reason, our business may be adversely affected.

Risks Related to Our Common Stock Generally

There may be a limited public market for our common stock, and our stock price may experience volatility.

        An active trading market for our common stock may not develop as a result of the spin-off or be sustained in the future. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of particular companies. Changes in earnings estimates by analysts, if any, and economic and other external factors may have a significant effect on the market price of our common stock. Fluctuations or decreases in the trading price of our common stock may adversely affect the liquidity of the trading market for our common stock.

Future sales of our shares could depress the market price of our common stock.

        The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Approximately 35.54 million shares of our common stock are outstanding prior to completion of the rights offering and approximately 48.9 million shares of our common stock will be outstanding following completion of the rights offering. All such shares will be freely tradable without restriction under the Securities Act except for any such shares held at any time by any of our "affiliates," as such term is defined under Rule 144 promulgated under the Securities Act. See "Description of Capital Stock—Shares Eligible for Future Sale." Pursuant to a registration rights agreement we expect to enter into with Brookfield, we will agree that upon Brookfield's request we will use our commercially reasonable efforts to effect a registration under applicable federal and state securities laws for shares of our common stock held by Brookfield. Brookfield is not subject to any lock-up agreements or any other contractual agreements not to dispose of our shares. Any disposition by Brookfield, or any of our substantial shareholders, of our common stock in the public market, or the perception that such dispositions could occur, could adversely affect prevailing market prices of our common stock.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

        Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and the Dodd-Frank Act, are creating uncertainty for companies such as ours. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities, which could harm our business prospects.

Our substantial stockholders may exert influence over us that may be adverse to our best interests and those of our other stockholders.

        Before giving effect to the rights offering, Brookfield's consortium, affiliates of Pershing Square Capital Management, L.P. ("Pershing Square"), General Trust Company and the Blackstone Real Estate Partners VI L.P. ("Blackstone") beneficially own approximately 37.5%, 7.6%, 7.1% and 5.2%, respectively, of our common stock (based on their publicly reported holdings of GGP common stock). Brookfield's consortium's ownership percentage may increase to as much as approximately 54.6% as a result of the backstop agreement we have entered into with Brookfield for this rights offering. Pursuant to the backstop agreement, Brookfield is contractually obligated to exercise its pro rata subscription rights and to purchase any shares not purchased by other stockholders at the rights offering price of $15.00 per share. The concentration of ownership of our outstanding common stock held by our substantial stockholders may make some transactions more difficult or impossible without the support of some or all of these investors. The interests of any of our substantial stockholders, or any of their respective affiliates could conflict with or differ from the interests of our other stockholders or the other substantial stockholders. For example, the concentration of ownership held by the substantial stockholders, even if they are not acting in a coordinated manner, could allow them to influence our policies and strategy and could delay, defer or prevent a change of control or impede a merger, takeover or other business combination that may otherwise be favorable to us and our other stockholders. A substantial stockholder or affiliate thereof may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

        If Brookfield's consortium's ownership of our common stock increases to more than 50%, we may be eligible to be treated as a "controlled company" for NYSE purposes, which would allow us to opt out of certain NYSE corporate governance requirements, including requirements that: (1) a majority of the board of directors consist of independent directors; (2) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors; and (3) director nominees be selected or recommended by a majority of the independent directors or by a nominating committee composed solely of independent directors. In addition, Brookfield's consortium would be able to control virtually all matters requiring stockholder approval, including the election of our directors.

        In connection with the backstop agreement, Brookfield has agreed that it will not, in connection with a merger, combination, sale of all or substantially all of our assets or other similar business combination transaction involving Rouse, convert, sell, exchange, transfer or convey any shares of common stock that are owned, directly or indirectly, by it on terms that are more favorable than those available to all other holders of common stock. This restriction does not, however, limit Brookfield's ability to sell its shares of common stock to a third party at a higher price in circumstances other than the foregoing transactions.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward looking statements that are subject to risks and uncertainties. Forward looking statements give our current expectations relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward looking statements by the fact that they do not relate strictly to current or historical facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "forecast," "plan," "intend," "believe," "may," "should," "would," "could," "likely," and other words of similar expression.

        Forward looking statements should not be unduly relied upon. They give our expectations about the future and are not guarantees. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements to materially differ from any future results, performance and achievements expressed or implied by such forward looking statements. We caution you, therefore, not to rely on these forward looking statements.

        In this prospectus, for example, we make forward looking statements discussing our expectations about:

  •
  future repositioning and redevelopment opportunities;

  •
  expectations of our revenues, income, FFO, NOI, Core NOI, capital expenditures, income tax and other contingent liabilities, dividends, leverage, capital structure or other financial items;

  •
  future liquidity; and

  •
  future management plans.

        Factors that could cause actual results to differ materially from those expressed or implied by the forward looking statements include:

  •
  our lack of operating history as an independent company;

  •
  our inability to obtain operating and development capital;

  •
  our inability to reposition and redevelop some of our properties;

  •
  adverse economic conditions in the retail sector;

  •
  our inability to lease or release space in our properties;

  •
  the inability of our tenants to pay minimum rents and expense recovery charges and the impact of co-tenancy provisions in our leases;

  •
  our inability to sell real estate quickly and restrictions on transfer;

  •
  our inability to compete effectively;

  •
  our significant indebtedness;

  •
  the adverse effect of inflation;

  •
  our inability to qualify for or maintain our status as a REIT;

  •
  our new directors and officers may change our current long-range plans;

  •
  our inability to establish our own financial, administrative and other support functions to operate as a stand-alone business and loss of operational efficiency we had as a part of GGP; and

  •
  the other risks described in "Risk Factors."

        These forward looking statements present our estimates and assumptions only as of the date of this prospectus. Except as may be required by law, we undertake no obligation to modify or revise any forward looking statements to reflect events or circumstances occurring after the date of this prospectus.

 DIVIDEND POLICY

        We have not paid any dividends on our common stock. We plan to elect to be treated as a REIT in connection with the filing of our first tax return, and intend to maintain this status in future periods. A REIT must pay tax on or distribute 100% of its capital gains and distribute 90% of its ordinary taxable income to its stockholders in order to maintain its REIT status. A REIT will avoid entity level federal tax if it distributes 100% of its capital gains and ordinary taxable income. To avoid current entity level U.S. federal income taxes, we plan to distribute 100% of our capital gains and ordinary income to our stockholders annually. We have no present intention to pay any dividends on our common stock in the future other than in order to maintain our REIT status and to avoid current entity level U.S. federal income taxes, which dividends our board of directors may decide to pay in the form of cash, common stock or a combination of cash and common stock.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2011:

  •
  On an actual basis; and

  •
  On a pro forma basis to give effect to:

  •
  The issuance of $200.0 million of common stock offered by this prospectus at an offering price of $15.00 per share.

  •
  $23.9 million in fees and expenses incurred in connection with the spin-off transaction and $8.0 million in anticipated fees and expenses in connection with the rights offering.

  •
  Entering into the term loan in conjunction with our senior secured credit facility. The term loan provided an advance of approximately $433.5 million that was used to pay down approximately $395.1 million of mortgages at 14 properties on the effective date of the spin-off.

This table should be read together with "Use of Proceeds," "Selected Historical Combined Financial Data," "Unaudited Pro Forma Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and RPI Businesses' combined financial statements and the related notes, each included elsewhere in this prospectus.

	As of September 30, 2011
(Dollars in thousands)	Actual	Pro Forma
Cash and cash equivalents	$285	$207,532

Debt:
Mortgages, notes and loans payable(1)	$1,064,603	$1,112,956
New Revolving Credit Facility(2)	—	—

Total Debt	$1,064,603	$1,112,956

Common stock, Pro forma 500,000,000 shares authorized, $0.01 per share, 48,879,972 shares issued	—	489
Class B common stock, Pro forma 1,000,000 shares authorized, $0.01 per share, 359,042 shares issued	—	3
Common stockholders equity, excluding par value(3)	435,518	603,063

Total capitalization	$1,500,121	$1,716,511

(1)
Represents the advance on the term loan we entered into concurrently with the spin-off and the secured property-level debt which we assumed.

(2)
Represents our revolving credit facility providing for revolving loans in the amount of $50.0 million, none of which is currently expected to be drawn upon completion of the rights offering.

(3)
Represents the $200.0 million of common stock offered by this prospectus net of $23.9 million in fees and expenses incurred in connection with the spin-off transaction and $8.0 million in anticipated fees and expenses incurred in connection with the rights offering.

 USE OF PROCEEDS

        We estimate that the net proceeds to us from the sale of shares of common stock offered in the rights offering and pursuant to the backstop commitment, after deducting estimated offering expenses, will be approximately $192.0 million. We intend to use the net proceeds of the offering for general operating, working capital and other corporate purposes.

        Our management will retain broad discretion in deciding how to allocate the net proceeds of this offering. We will utilize the proceeds of the offering to invest in working capital to grow our business, and will invest any excess funds in liquid short-term securities. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors. See "Risk Factors—Because our management will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully."

 PUBLIC MARKET FOR OUR COMMON STOCK

        Our common stock is traded on the NYSE under the symbol "RSE." As of February 2, 2012, there were 35,546,639 shares of our common stock outstanding, 359,042 shares of our Class B Common Stock outstanding and no shares of preferred stock outstanding. On February 3, 2012, the last reported sale price of our common stock was $13.80 and the high and low sales prices for shares of our common stock were $14.07 and $12.78, respectively. We do not expect these prices to be indicative of the trading price of our common stock in the future.

 SELECTED HISTORICAL COMBINED FINANCIAL DATA

        The following table sets forth the selected historical combined financial and other data of our business, which was carved-out from the financial information of GGP, as described below. We were formed for the purpose of holding certain assets and assuming certain liabilities of GGP. Prior to the completion of the spin-off, we did not conduct any business and did not have any material assets or liabilities. In April 2009, the GGP Debtors filed voluntary petitions for relief under Chapter 11. On the Effective Date GGP emerged from Chapter 11 bankruptcy after receiving a significant equity infusion from investors and other associated events. As a result of the emergence from bankruptcy and the related equity infusion, the majority of equity in GGP changed ownership, which triggered the application of acquisition accounting to the assets and liabilities of GGP. As a result, the application of acquisition accounting has been applied to the assets and liabilities of the Rouse Properties, Inc. and therefore the following tables have been presented separately for the Predecessor and Successor for the year ended December 31, 2010. See Note 1 to our combined financial statements for the year ended December 31, 2010 included elsewhere in this prospectus for additional detail. The selected historical financial data set forth below as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 has been derived from our audited combined financial statements, which are included elsewhere in this prospectus. The selected historical combined financial data as of December 31, 2008, 2007 and 2006 and for the years ended December 31, 2007 and 2006 has been derived from our unaudited combined financial statements, which are not included in this prospectus. The income statement data for each of the nine months ended September 30, 2011 and 2010 and the balance sheet data as of September 30, 2011 have been derived from our unaudited interim combined financial statements included elsewhere in this prospectus.

        Our unaudited interim combined financial statements as of September 30, 2011 and for the nine months ended September 30, 2011 were prepared on the same basis as our audited combined financial statements as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 and, in the opinion of management, include all adjustments, consisting only of normal, recurring adjustments, necessary to present fairly our financial position and results of operations for these periods. The interim results of operations are not necessarily indicative of operations for a full fiscal year.

        Our combined financial statements were carved-out from the financial information of GGP at a carrying value reflective of such historical cost in such GGP records. Our historical financial results reflect allocations for certain corporate expenses which include, but are not limited to, costs related to property management, human resources, security, payroll and benefits, legal, corporate communications, information services and restructuring and reorganization. Costs of the services that were allocated or charged to us were based on either actual costs incurred or a proportion of costs estimated to be applicable to us based on a number of factors, most significantly our percentage of GGP's adjusted revenue and assets and the number of properties. We believe these allocations are reasonable; however, these results do not reflect what our expenses would have been had we been operating as a separate stand-alone public company. The corporate cost allocations for the period from November 10, 2010 through December 31, 2010 and the period from January 1, 2010 through November 9, 2010 were $1.7 million and $6.7 million, respectively. For the years ended 2009, 2008, 2007 and 2006 the allocations were $7.3 million, $6.6 million, $9.6 million and $7.5 million, respectively. The nine months ended September 30, 2011 and 2010 include corporate cost allocations of $8.1 million and $5.7 million, respectively. Effective with the separation, we will assume responsibility for all of these functions and related costs and anticipate our costs as a stand-alone entity will be higher than those allocated to us from GGP. The historical combined financial information presented will not be indicative of the results of operations, financial position or cash flows that would have been obtained if we had been an independent, stand-alone entity during the periods shown. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Basis of Presentation."

        The historical results set forth below do not indicate results expected for any future periods. The selected financial data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and related notes thereto included elsewhere in this prospectus.

	Historical
	Successor	Predecessor	Successor	Predecessor
	Nine Months Ended September 30,		November 10 - December 31	January 1 - November 9	Year Ended December 31,
	2011	2010	2010		2009	2008	2007	2006
	(In thousands)
Operating Data:
Revenues	$173,909	$192,031	$35,540	$219,741	$276,232	$308,756	$321,059	$316,448
Depreciation and amortization	(58,911)	(45,478)	(11,019)	(53,413)	(74,193)	(67,689)	(70,689)	(73,351)
Provisions for impairment	—	—	—	—	(81,854)	(5,941)	(388)	(306)
Other operating expenses	(82,448)	(77,477)	(16,912)	(88,739)	(110,060)	(110,042)	(114,229)	(108,976)

Operating Income	32,550	69,076	7,609	77,589	10,125	125,084	135,753	133,815

Interest expense, net	(54,271)	(63,707)	(10,393)	(88,598)	(72,071)	(75,527)	(75,039)	(77,188)
Reorganization items	—	1,121	—	(9,515)	32,671	—	—	—
Provision for income taxes	(385)	(443)	(82)	(506)	(877)	(467)	(173)	(10)

Net (loss) income	$(22,106)	$6,047	$(2,866)	$(21,030)	$(30,152)	$49,090	$60,541	$56,617

Cash Flow Data:
Operating activities	$62,794	$37,854	$7,365	$41,103	$85,708	$113,894	$128,173	$130,039
Investing activities	(19,322)	(5,872)	(14,300)	(9,248)	(8,218)	(21,309)	(37,842)	(71,096)
Financing activities	(45,003)	(32,065)	2,333	(25,786)	(77,497)	(92,459)	(90,311)	(59,011)

	Historical
	Successor	Successor	Predecessor
		As of December 31,
	As of September 30, 2011
		2010	2009	2008	2007	2006
	(In thousands)
Balance Sheet Data:
Investments in real estate, cost(1)	$1,458,526	$1,434,197	$2,181,029	$2,315,687	$2,298,071	$2,160,730
Total assets	$1,586,993	1,644,264	1,722,045	1,874,168	1,923,641	1,759,818
Total debt(2)	$1,064,603	1,216,820	1,314,829	1,418,589	1,310,321	1,380,598
Total liabilities	$1,151,475	1,314,402	1,366,058	1,469,431	1,366,013	1,429,360
GGP equity	$435,518	329,862	355,987	404,737	557,628	330,458

(1)
Includes the application of acquisition accounting at GGP's emergence in November 2010, and excludes accumulated depreciation for all periods presented. At emergence, the balance of the "Investments in real estate, cost" reflected the fair value of these assets. (See note 3 in the combined financial statements on page F-22)

(2)
Total debt includes $60.7 million, $67.7 million, $46.7 million, $(4.5) million, $(5.8) million and $(5.7) million of non-cash market rate adjustments at September 30, 2011 and December 31, 2010, 2009, 2008, 2007 and 2006, respectively.

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        The following unaudited pro forma combined financial data has been developed by applying pro forma adjustments to the historical combined financial information which reflect the separation of Rouse from GGP as described in this prospectus. The unaudited pro forma combined balance sheet gives effect to the transactions described below as if they had occurred on September 30, 2011. The unaudited pro forma statements of operations gives effect to the transactions described below as if they had occurred on January 1, 2010. All significant pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma combined financial data which should be read in conjunction with such unaudited pro forma combined financial information.

        The unaudited pro forma combined financial data gives effect to the following:

  •
  the contribution from GGP to us of the assets and liabilities that comprise our business;

  •
  the issuance of approximately 35.54 million shares of our common stock and approximately 0.36 million shares of our Class B common stock on the spin-off date. This number of shares is based upon the number of GGP shares and Operating Partnership units outstanding on the record date of the spin-off and a distribution ratio of approximately 0.0375 shares of Rouse common stock for each GGP common share;

  •
  our post-separation capital structure which includes proceeds from this $200 million rights offering;

  •
  the impact of a transition services agreement between us and GGP and a services agreement between us and Brookfield and the provisions contained therein; and

  •
  the leasing of corporate office space.

        The unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have actually been reported had the transactions reflected in the pro forma adjustments occurred on January 1, 2010 or as of September 30, 2011, as applicable, nor is it indicative of our future results of operations or financial position. To provide a more meaningful presentation of annual data presented for the year ended December 31, 2010, we have aggregated the Predecessor results with the Successor results.

        Our combined financial statements were carved-out from the financial information of GGP. Our historical financial results reflect allocations for certain corporate expenses which include, but are not limited to, costs related to property management, human resources, security, payroll and benefits, legal, corporate communications, information services and restructuring and reorganization. Costs of the services that were allocated or charged to us were based on either actual costs incurred or a proportion of costs estimated to be applicable to us based on a number of factors, most significantly, our percentage of GGP's adjusted revenue and assets and the number of properties. We believe these allocations are reasonable; however, these results do not reflect what our expenses would have been had we been operating as a separate stand-alone public company. Effective with the separation, we assumed responsibility for all of these functions and related costs and anticipate our costs as a stand-alone entity will be higher than those allocated to us from GGP. No pro forma adjustments have been made to our financial statements to reflect the additional costs and expenses described in this paragraph because they are projected amounts based on judgmental estimates and, as such, are not includable as pro forma adjustments in accordance with the requirements of Rule 11-02 of Regulation S-X.

        The unaudited pro forma combined financial data should be read in conjunction with the information contained in "Summary Historical Combined Financial Data" and the combined financial statements and related notes thereto appearing elsewhere in this prospectus.

 ROUSE PROPERTIES, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2011

	Historical	Adjustments	Footnotes	Total
	(In thousands)
Revenues:
Minimum rents	$113,423	$—		$113,423
Tenant recoveries	53,837	—		53,837
Overage rents	2,541	—		2,541
Other	4,108	—		4,108

Total revenues	173,909	—		173,909

Expenses:
Real estate taxes	17,943	—		17,943
Property maintenance costs	9,691	—		9,691
Marketing	2,351	—		2,351
Other property operating costs	43,395	—		43,395
Provision for doubtful accounts	806	—		806
Property management and other costs	8,100	5,575	(A)	13,675
Depreciation and amortization	58,911	—		58,911
Other	162	—		162

Total expenses	141,359	5,575		146,934

Operating income	32,550	(5,575)		26,975
Interest income	14	—		14
Interest expense	(54,285)	(6,510)	(B)	(60,795)

Loss before income taxes	(21,721)	(12,085)		(33,806)
Provision for income taxes	(385)	—		(385)

Net loss	$(22,106)	$(12,085)		$(34,191)

Weighted average number of common shares—basic and diluted				49,060

Basic and diluted loss per share			(C)	$(0.70)

 ROUSE PROPERTIES, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2010

	Historical	Adjustments	Footnotes	Total
	(In thousands)
Revenues:
Minimum rents	$170,154	$—		$170,154
Tenant recoveries	73,885	—		73,885
Overage rents	4,598	—		4,598
Other	6,644	—		6,644

Total revenues	255,281	—		255,281

Expenses:
Real estate taxes	23,641	—		23,641
Property maintenance costs	12,534	—		12,534
Marketing	3,739	—		3,739
Other property operating costs	54,405	—		54,405
Provision for doubtful accounts	2,631	—		2,631
Property management and other costs	8,372	7,434	(A)	15,806
Depreciation and amortization	64,432	—		64,432
Other	329	—		329

Total expenses	170,083	7,434		177,517

Operating income	85,198	(7,434)		77,764
Interest income	57	—		57
Interest expense	(99,048)	(9,864)	(B)	(108,912)

Loss before income taxes and reorganization items	(13,793)	(17,298)		(31,091)
Provision for income taxes	(588)	—		(588)
Reorganization items	(9,515)	—	—	(9,515)

Net loss	$(23,896)	$(17,298)		$(41,194)

Weighted average number of common shares—basic and diluted				48,747

Basic and diluted loss per share			(C)	$(0.85)

 ROUSE PROPERTIES, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2011

	Historical	Adjustments	Footnotes	Total
	(In thousands)
Assets:
Investment in real estate:
Land	$299,941	$—		$299,941
Buildings and equipment	1,151,303	—		1,151,303
Less accumulated depreciation	(57,941)	—		(57,941)
Developments in progress	7,282	—		7,282

Net investment in real estate	1,400,585	—		1,400,585
Cash and cash equivalents	285	207,247	(D)	207,532
Accounts and notes receivable, net	15,077	—		15,077
Deferred expenses, net	20,934	—		20,934
Prepaid expenses and other assets	150,112	9,143	(D)	159,255

Total assets	$1,586,993	$216,390		$1,803,383

Liabilities:
Mortgages, notes and loans payable	$1,064,603	$48,353	(D)	$1,112,956
Accounts payable and accrued expenses	86,872	—		86,872

Total liabilities	1,151,475	48,353		1,199,828

Equity:
GGP equity	435,518	168,037	(D)	603,555

Total liabilities and equity	$1,586,993	$216,390		$1,803,383

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

A.    Property management and other costs:

        Reflects adjustments for the nine months ended September 30, 2011 and the year ended December 31, 2010 related to fees pursuant to the transition services agreement between Rouse and GGP as well as the services agreement between Rouse and Brookfield. The transition services agreement with GGP provides for various services to be provided to us by GGP, including accounting, asset management, development, human resources, information technology, leasing, legal, marketing, public reporting and tax. The charges for the services are estimated based on an hourly fee arrangement and pass-through of out-of-pocket costs. The services agreement with Brookfield provides for the lease of two of our executive officers on an interim basis. In addition, there is an adjustment related to fees pursuant to a lease agreement at current market rates between Rouse and Brookfield for corporate office space located in New York.

	For the nine months ended September 30, 2011	For the year ended December 31, 2010
	(In thousands)
Transition service agreement—GGP	$3,950	$5,266
Transition service agreement—Brookfield	792	1,056
Office lease	833	1,112

Property management and other costs	$5,575	$7,434

B.    Interest expense:

        Reflects an adjustment of $(6,510) for the nine months ended September 30, 2011 and $(9,864) for the year ended December 31, 2010 related to an increase in interest expense due to the replacement of certain existing variable debt in conjunction with the formation of Rouse. The new term loan has an interest rate equal to LIBOR plus 500 basis points. LIBOR is subject to a floor of 1%. The facility is being used primarily to pay down $395.1 million of existing debt that is primarily variable with an interest rate of LIBOR + 3.25%. The pro forma adjustment consisted of the new debt at an assumed 6% interest rate (1% LIBOR floor + 5%). Since LIBOR is 0.24% at September 30, 2011 and below the LIBOR floor, we used 6% (1% floor + 5%) to calculate pro forma interest expense. If we had increased the effective interest rate to 6 1/8%, the pro forma interest expense would have increased $0.4 million for the nine months ended September 30, 2011 and $0.5 million for the year ended December 31, 2010.

C.    Pro Forma Earnings and Earnings Per Share:

        Reflects the historical number of GGP weighted average basic and diluted shares outstanding of 945,248,000 for the year ended December 31, 2010 and 946,743,000 for the nine months ended September 30, 2011 based on a distribution ratio of approximately 0.0375 shares of Rouse common stock for each GGP common share. In addition, includes the issuance of approximately 13.33 million shares to be issued in this rights offering.

D.    Capital Structure:

        Reflects an adjustment of $200.0 million as of September 30, 2011 related to the proceeds of the shares expected to be offered in the anticipated rights offering and/or backstop commitment described in this prospectus, net of $31.9 million in fees and expenses incurred in connection with the spin-off transaction and anticipated fees and expenses incurred in connection with the rights offering (these

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA (Continued)

amounts include the preparation and negotiation of the Separation Agreement and related agreements, SEC filings and organization documents, and professional and loan assumption fees), and a $48.4 million increase to mortgages, notes and loans payable representing a new secured portfolio loan of $433.5 million less the pay down of $395.1 million of mortgages at 14 properties. See "Description of Indebtedness." In addition, reflects an adjustment of $9.1 million related to an escrow designated for tenant allowance, lease commission and capital expenditure purposes.

September 30, 2011
(In thousands)
Rights offering and/or backstop commitment	$200,000
Backstop fees and expenses	(6,100)
Third party offering costs and expenses	(1,946)
Third party spin costs and expenses	(23,917)
Mortgages, notes and loans payable	48,353
Prepaid expenses and other assets	(9,143)

Cash and cash equivalents	$207,247

Rights offering and/or backstop commitment	$200,000
Backstop fees and expenses	(6,100)
Third party spin costs and expenses	(23,917)
Third party offering costs and expenses	(1,946)

GGP Equity	$168,037

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        This section contains forward-looking statements that involve risks and uncertainties. Our actual results may vary materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth in "Risk Factors" and the matters set forth in this prospectus. See "Cautionary Statement Regarding Forward-Looking Statements."

        All references to numbered Notes are to specific footnotes to our combined financial statements for the nine months ended September 30, 2011 and 2010 (unaudited) and the years ended December 31, 2010, 2009 and 2008, as applicable, included in this prospectus. You should read this discussion in conjunction with our combined financial statements, the notes thereto and other financial information included elsewhere in this prospectus. Our financial statements are prepared in accordance with GAAP. Capitalized terms used, but not defined, in this Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") have the same meanings as in such Notes.

Overview—Introduction

        Our portfolio consists of 30 regional malls in 19 states totaling over 21 million square feet of retail and ancillary space. We are the 8th largest publicly-traded regional mall owner in the United States based on total square footage. We plan to elect to be treated as a REIT in connection with the filing of our first tax return, subject to meeting the requirements of a REIT at the time of election, and intend to maintain this status in future periods.

        The majority of the income from our properties is derived from rents received through long-term leases with retail tenants. These long-term leases generally require the tenants to pay base rent which is a fixed amount specified in the lease. The base rent is often subject to scheduled increases during the term of the lease. Our financial statements refer to this as "minimum rents." Certain of our leases also include a component which requires tenants to pay amounts related to all or substantially all of their share of real estate taxes and certain property operating expenses, including common area maintenance and insurance. The revenue earned attributable to real estate tax and operating expense recoveries are recorded as "tenant recoveries." Another component of income is overage rent. Overage rent is paid by a tenant when its sales exceed an agreed upon minimum amount. Overage rent is calculated by multiplying the tenant's sales in excess of the minimum amount by a percentage defined in the lease, the majority of which is typically earned in the fourth quarter.

        Our objective is to achieve high growth in NOI, Core NOI and FFO (as defined below) by leasing, operating and repositioning retail properties with locations that are either market dominant (the only mall within an extended distance to service the trade area) or trade area dominant (positioned to be the premier mall serving the defined regional consumer). We plan to control costs and to deliver an appropriate tenant mix, higher occupancy rates and increased sales productivity, resulting in higher minimum rent.

        NOI is defined as income from property operations after operating expenses have been deducted, but prior to deducting depreciation, financing, administrative and income tax expenses. Core NOI is defined as NOI excluding straight-line rent, amortization of above and below-market tenant leases and amortization of above and below market ground rent expense. FFO is defined as net income (loss) in accordance with GAAP, excluding gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of properties, plus real estate related depreciation and amortization.

        We believe our portfolio's lease expiration schedule over the next five years will provide an increase in NOI as the new rental rates will be higher than the expiring rents which were below our portfolio's average effective gross rent per square foot during the recession of the last two years. The increased revenue potential, coupled with an expected increase in overall occupancy, is a cornerstone of our growth model.

        We believe that the most significant operating factor affecting incremental cash flow, NOI, Core NOI and FFO is increased rents earned from tenants at our properties. These rental revenue increases are primarily achieved by:

  •
  Renewing expiring leases and re-leasing existing space at rates higher than expiring or existing rates;

  •
  Increasing occupancy at the properties so that more space is generating rent;

  •
  Increasing tenant sales in which we participate through overage rent; and

  •
  Prudently investing capital into our properties.

Overview—Basis of Presentation

        We were formed in August 2011 for the purpose of holding certain assets and assuming certain liabilities of GGP. Following the spin-off of these assets and liabilities to us on January 12, 2012, we began operating our business as a stand-alone owner and operator of regional malls. The financial information included in this prospectus was carved-out from the financial information of GGP, has been presented on a combined basis as the entities presented are under common control and ownership, and reflects the allocation of certain overhead items within property management and other costs in the accompanying combined financial statements.

        In April 2009, the GGP Debtors filed voluntary petitions for relief under Chapter 11. On the Effective Date, GGP emerged from Chapter 11 bankruptcy after receiving a significant equity infusion from investors and other associated events. As a result of the emergence from bankruptcy and the related equity infusion, the majority of equity in GGP changed ownership, which triggered the application of acquisition accounting to the assets and liabilities of GGP. As a result, the application of acquisition accounting has been applied to the assets and liabilities of Rouse and therefore the financial results presented in this MD&A have been presented separately for the Predecessor and Successor for the year ended December 31, 2010. See Note 1 for additional detail.

        The historical combined financial information included in this prospectus does not reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly-traded company during the periods presented or those that we will achieve in the future primarily as a result of the following factors:

  •
  Prior to the separation, our business was operated by GGP as part of its broader corporate organization, rather than as a separate, stand-alone company. GGP or its affiliates performed various corporate functions for us, including, but not limited to, property management, human resources, security, payroll and benefits, legal, corporate communications, information services and restructuring and reorganization. Costs of the services that were allocated or charged to us were based on either actual costs incurred or a proportion of costs estimated to be applicable to us based on a number of factors, most significantly our percentage of GGP's adjusted revenue and assets and the number of properties. Our historical financial results reflect allocations for certain corporate costs and we believe such allocations are reasonable; however, such results do not reflect what our expenses would have been had we been operating as a separate, stand-alone public company.

  •
  Prior to the separation, portions of our business were integrated with the other businesses of GGP. Historically, we have shared economies of scope and scale in costs, employees, vendor relationships and certain customer relationships. We entered into a transition services agreement with GGP that governs certain commercial and other relationships. These contractual arrangements may not capture the benefits our business has enjoyed as a result of being integrated with GGP and the transition services will only be provided for a limited period of time. The loss of these benefits of scope and scale may have an adverse effect on our business, results of operations and financial condition.

Results of Operations

        To provide a more meaningful comparison between annual periods, we have aggregated the Predecessor results for 2010 with the Successor 2010 results. The Successor 2010 results reflect the application of acquisition accounting; therefore, the combined results will not be indicative of the results of operations in the Predecessor and Successor periods had they been presented consistently. Our revenues are primarily received from tenants in the form of fixed minimum rents, overage rent and tenant recoveries.

        We present NOI and Core NOI in this prospectus as supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. See "—Summary Historical Combined Financial Data" for a discussion of our use of NOI and Core NOI and reconciliations of Core NOI to NOI and NOI to operating income.

 Nine Months Ended September 30, 2011 and 2010

        The following table compares items within net operating income and Core NOI and provides a reconciliation from Core NOI to NOI and NOI to operating income:

	Successor	Predecessor
	Nine Months Ended September 30,
	2011	2010	$ Change	% Change
	(In thousands)
Property revenues:
Minimum rents	$113,423	$128,549	$(15,126)	(11.8)%
Tenant recoveries	53,837	56,958	(3,121)	(5.5)
Overage rents	2,541	2,119	422	19.9
Other	4,108	4,405	(297)	(6.7)

Total property revenues	173,909	192,031	(18,122)	(9.4)

Property operating expenses:
Real estate taxes	17,943	18,243	(300)	(1.6)
Property maintenance costs	9,691	9,236	455	4.9
Marketing	2,351	2,094	257	12.3
Other property operating costs	43,395	40,281	3,114	7.7
Provision for doubtful accounts	806	1,954	(1,148)	(58.8)

Total property operating expenses	74,186	71,808	2,378	3.3

NOI	$99,723	$120,223	$(20,500)	(17.1)%

NOI	$99,723	$120,223	$(20,500)	(17.1)%
Non-cash components of minimum rent:
Straight-line rent	(5,313)	(212)	(5,101)	2,406.1
Above- and below-market tenant leases, net	18,575	(658)	19,233	(2,923.0)
Above- and below-market ground rent expense, net	93	—	93	100.0

Total non-cash components of minimum rent	13,355	(870)	14,225	(1,635.1)

Core NOI	$113,078	$119,353	$(6,275)	(5.3)%

Core NOI	$113,078	$119,353	$(6,275)	(5.3)%
Straight-line rent	5,313	212	5,101	2,406.1
Above- and below-market tenant leases, net	(18,575)	658	(19,233)	(2,923.0)
Above- and below-market ground rent expense, net	(93)	—	(93)	—

NOI	$99,723	$120,223	$(20,500)	(17.1)%

Property management and other costs	(8,100)	(5,669)	(2,431)	42.9
Depreciation and amortization	(58,911)	(45,478)	(13,433)	29.5
Other	(162)	—	(162)	—

Operating Income	$32,550	$69,076	$(36,526)	(52.9)%

        Minimum rents include base minimum rents, percent-in-lieu rents, termination income and non-cash revenues such as straight-line rent and amortization of above- and below-market tenant leases. Minimum rents decreased $15.1 million for the nine months ended September 30, 2011 compared to 2010 primarily due to a $19.2 million decrease in above-and below-market rent amortization, which was partially offset by a $5.1 million increase in straight-line rent, reflecting the impact of the application of the acquisition method of accounting in the fourth quarter of 2010.

        Tenant recoveries decreased $3.1 million for the nine months ended September 30, 2011 primarily due to a reduction in recoverability ratios at certain properties and a reduction of recoverable expenses, such as promotional expenses.

        Overage rents increased $0.4 million for the nine months ended September 30, 2011 primarily due to increased tenant sales in 2011.

        Property maintenance costs increased $0.5 million for the nine months ended September 30, 2011 primarily due to increased spending on mall upkeep, including equipment and supplies and increased snow removal.

        Marketing expense increased $0.3 million for the nine months ended September 30, 2011 primarily due to increased marketing efforts related to internal, external and national advertising.

        Other property operating costs increased $3.1 million for the nine months ended September 30, 2011 primarily due to a $1.6 million favorable adjustment in 2010 related to the final settlements of the termination of utility contracts that were subject to compromise and a $0.8 million increase in electric expenses compared to the prior year and a $0.4 million increase in contract services for landscapers, cleaning, security and professional services.

        The provision for doubtful accounts decreased $1.1 million for the nine months ended September 30, 2011 primarily due to improved collections of outstanding accounts receivable in the nine months ended September 30, 2011 in addition to the higher allowances in the same period of 2010 related to tenant bankruptcies and weaker economic conditions.

Summary of NOI to FFO

        We present FFO in this prospectus as a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. See "—Summary Historical Combined Financial Data" for a discussion of our use of FFO and a reconciliation of net income (loss) to FFO. The following table reconciles NOI and FFO with net (loss) income:

	Successor	Predecessor
	Nine Months Ended September 30,
	2011	2010	$ Change	% Change
	(In thousands)
NOI	$99,723	$120,223	$(20,500)	(17.1)%
Property management and other costs	(8,100)	(5,669)	(2,431)	42.9
Other	(162)	—	(162)	100.0
Depreciation and amortization	(58,911)	(45,478)	(13,433)	29.5

Operating income	32,550	69,076	(36,526)	(52.9)

Interest income	14	46	(32)	(69.6)
Interest expense	(54,285)	(63,753)	9,468	(14.9)
Provision for income taxes	(385)	(443)	58	(13.1)
Reorganization items	—	1,121	(1,121)	(100.0)

Net (loss) income	(22,106)	6,047	(28,153)	(465.6)
Depreciation and amortization of capitalized real estate costs	58,911	45,478	13,433	29.5

FFO	$36,805	$51,525	$(14,720)	$(28.6)%

        Property management and other costs increased $2.4 million for the nine months ended September 30, 2011 primarily due to an increase in overhead costs allocated to the properties.

        Other income for the nine months ended September 30, 2011 includes the reversal of previously accrued bankruptcy costs and gains on settlements, which were partially offset by post-emergence costs.

        Depreciation and amortization increased $13.4 million for the nine months ended September 30, 2011 primarily due to the impact of the application of the acquisition method of accounting in the fourth quarter of 2010.

        Net interest expense decreased $9.4 million for the nine months ended September 30, 2011 primarily due to a repayment of debt for Mall St. Vincent and Southland Center on April 25, 2011 and Gateway Mall on June 1, 2011 and a $3.9 million decrease of amortization of the market rate adjustments related to the fair value of debt.

        Reorganization items under the bankruptcy filings are expense or income items that were incurred or realized in connection with the bankruptcy of the GGP Debtors. These items include professional fees and similar types of expenses incurred that are directly related to the bankruptcy filings, gains or losses resulting from activities of the reorganization process, including gains related to recording the mortgage debt at fair value upon emergence from bankruptcy and interest earned on cash accumulated by the GGP Debtors. See Note 1 for additional detail. Bankruptcy-related items incurred after the Effective Date are reported within other expense.

 Year Ended December 31, 2010 and 2009

        The following table compares items within NOI:

	Twelve Months Ended December 31
	2010			2009
	Successor	Predecessor		Predecessor
	Period from November 10 through December 31	Period from January 1 through November 9	Year Ended December 31	Year ended December 31	$ Change	% Change
	(In thousands)
Property revenues:
Minimum rents	$22,751	$147,403	$170,154	$184,330	$(14,176)	(7.7)%
Tenant recoveries	9,498	64,387	73,885	80,511	(6,626)	(8.2)
Overage rents	1,736	2,862	4,598	4,406	192	4.4
Other	1,555	5,089	6,644	6,985	(341)	(4.9)

Total property revenues	35,540	219,741	255,281	276,232	(20,951)	(7.6)

Property operating expenses:
Real estate taxes	3,046	20,595	23,641	24,590	(949)	(3.9)
Property maintenance costs	2,017	10,517	12,534	12,269	265	2.2
Marketing	1,383	2,356	3,739	3,452	287	8.3
Other property operating costs	8,072	46,333	54,405	55,337	(932)	(1.7)
Provision for doubtful accounts	378	2,253	2,631	2,659	(28)	(1.1)

Total property operating expenses	14,896	82,054	96,950	98,307	(1,357)	(1.4)

NOI	$20,644	$137,687	$158,331	$177,925	$(19,594)	(11.0)%

NOI	$20,644	$137,687	$158,331	$177,925	$(19,594)	(11.0)%
Non-cash components of minimum rent:
Straight-line rent	(98)	137	39	80	(41)	(51.3)
Above- and below-market tenant leases, net	3,793	(688)	3,105	(468)	3,573	(763.5)
Above- and below-market ground rent expense, net	18	—	18	—	18	100.0

Total non-cash components of minimum rent	3,713	(551)	3,162	(388)	3,550	(915.0)

Core NOI	$24,357	$137,136	$161,493	$177,537	$(16,044)	(9.0)%

        Minimum rents include base minimum rents, percent-in-lieu rents, termination income and non-cash revenues such as straight-line rent and amortization of above- and below-market tenant leases. Minimum rents decreased $14.2 million for the year ended December 31, 2010 compared to 2009 primarily due to a $8.8 million decrease in long-term tenant revenues, a $1.7 million decrease in temporary rental revenues, and a $3.6 million decrease in above- and below-market rent amortization reflecting the impact of the application of the acquisition method of accounting in the fourth quarter of 2010. In addition, termination income decreased $0.7 million to $0.9 million for the year ended December 31, 2010 compared to $1.6 million for the year ended December 31, 2009. These decreases were partially offset by a $1.0 million increase in percent in lieu income.

        Tenant recoveries for the year ended December 31, 2010 as compared to the year ended December 31, 2009 decreased $6.6 million primarily due to the conversion of certain tenants to gross leases. In addition, recoveries related to marketing and promotional revenue decreased $0.8 million for the year ended December 31, 2010 compared to the year ended December 31, 2009.

        Real estate taxes decreased $0.9 million for the year ended December 31, 2010 primarily due to significant savings at two properties.

        Other property operating costs decreased $0.9 million due to a decrease in utility expense at three properties, and was partially offset by an increase in landscaping, cleaning and security costs.

Summary of NOI to FFO

        The following table reconciles items below with NOI:

	Twelve Months Ended December 31
	2010			2009
	Successor	Predecessor		Predecessor
	Period from November 10 through December 31	Period from January 1 through November 9	Year Ended December 31	Year Ended December 31	$ Change	% Change
	(In thousands)
NOI	$20,644	$137,687	$158,331	$177,925	$(19,594)	(11.0)%
Property management and other costs	(1,703)	(6,669)	(8,372)	(7,282)	(1,090)	15.0
Other	(313)	(16)	(329)	—	(329)	(100)
Strategic initiatives	—	—	—	(4,471)	4,471	(100.0)
Provisions for impairment	—	—	—	(81,854)	81,854	(100.0)
Depreciation and amortization	(11,019)	(53,413)	(64,432)	(74,193)	9,761	(13.2)

Operating income	7,609	77,589	85,198	10,125	75,073	741.5

Interest income	1	56	57	18	39	216.7
Interest expense	(10,394)	(88,654)	(99,048)	(72,089)	(26,959)	37.4
Provision for income taxes	(82)	(506)	(588)	(877)	289	(33.0)
Reorganization items	—	(9,515)	(9,515)	32,671	(42,186)	(129.1)

Net loss	$(2,866)	$(21,030)	$(23,896)	$(30,152)	$6,256	(20.8)
Depreciation and amortization	11,019	53,413	64,432	74,193	(9,761)	(13.2)

FFO	$8,153	$32,383	$40,536	$44,041	$(3,505)	(8.0)%

        Property management and other costs increased $1.1 million for the year ended December 31, 2010 primarily due to an increase in overhead costs allocated to the properties.

        Strategic initiatives for the year ended December 31, 2009 is primarily due to the allocation of professional fees for restructuring that were incurred prior to filing for Chapter 11 protection. Similar fees incurred after filing for Chapter 11 protection are recorded as reorganization items.

        Other for the year ended December 31, 2010 included the reversal of previously accrued bankruptcy costs and gains on settlements, which were partially offset by post-emergence costs.

        We recorded impairment charges of $81.9 million for the year ended December 31, 2009 due to the results of our evaluations for impairment (Note 1). These impairment charges consisted of $75.8 million related to five operating properties, $4.7 million related to goodwill and $1.4 million related to the write-off of non-recoverable development costs as certain previously planned or proposed projects terminated in 2009.

        The decrease in depreciation and amortization of $9.8 million primarily resulted from the decrease in the carrying amount of building and equipment due to the impairment charges recorded in 2009.

        Net interest expense changed $27.0 million for the year ended December 31, 2010 primarily due to the amortization of the market rate adjustments related to the fair value of debt upon the emergence of certain GGP Debtors from Chapter 11.

        Reorganization items changed $42.2 million for the year ended December 31, 2010 compared to 2009. Professional fees and other expenses related to the bankruptcy increased $29.1 million for the year ended December 31, 2010 as the Plan was developed and finalized. In addition, gains recognized subject to compromise decreased $13.6 million as properties emerged from bankruptcy in 2009 and 2010.

Year Ended December 31, 2009 and 2008

        The following table compares items within NOI:

	Year Ended December 31,
	Predecessor	Predecessor
	2009	2008	$ Change	% Change
	(In thousands)
Property revenues:
Minimum rents	$184,330	$204,783	$(20,453)	(10.0)%
Tenant recoveries	80,511	89,665	(9,154)	(10.2)
Overage rents	4,406	5,840	(1,434)	(24.6)
Other	6,985	8,468	(1,483)	(17.5)

Total property revenues	276,232	308,756	(32,524)	(10.5)

Property operating expenses:
Real estate taxes	24,590	24,236	354	1.5
Property maintenance costs	12,269	11,584	685	5.9
Marketing	3,452	5,005	(1,553)	(31.0)
Other property operating costs	55,337	60,567	(5,230)	(8.6)
Provision for doubtful accounts	2,659	1,836	823	44.8

Total property operating expenses	98,307	103,228	(4,921)	(4.8)

NOI	$177,925	$205,528	$(27,603)	(13.4)%

NOI	$177,925	$205,528	$(27,603)	(13.4)%
Non-cash components of minimum rent:
Straight-line rent	80	(595)	675	(113.5)
Above- and below-market tenant leases, net	(468)	1,367	(1,835)	(134.2)

Total non-cash components of minimum rent	(388)	772	(1,160)	(150.3)

Core NOI	$177,537	$206,300	$(28,763)	(13.9)%

        Minimum rents decreased $20.5 million for the year ended December 31, 2009 primarily due to a $16.4 million decrease in long-term tenant revenues and a $4.7 million decrease in temporary rental revenues, both resulting from a decrease in tenant occupancy for the year ended December 31, 2009. In addition, the straight line rent adjustment increased $0.7 million for the year ended December 31, 2009 and termination income decreased $3.1 million to $1.6 million for the year ended December 31, 2009 compared to $4.7 million for the year ended December 31, 2008. Partially offsetting these decreases is increased percent in lieu revenue of $2.4 million as we entered into percent in lieu leases with tenants who may have difficulty in making their fixed rent payments due to deteriorating economic conditions. Lastly, above and below market accretion increased $1.8 million.

        The decrease in tenant recoveries of $9.2 million is primarily attributable to the decrease in certain property operating expenses, the decline in occupancy and tenants converting to gross leases in 2009.

        The $1.4 million decrease in overage rent was primarily due to a decrease in comparable tenant sales as a result of the challenging economic environment during 2009 impacting many of our tenants throughout our portfolio.

        Other revenues include all other property revenues primarily vending, marketing and promotional revenue. The decrease of $1.5 million is primarily attributable to lower sponsorship, show and display revenue in the year ended 2009.

        Marketing expenses decreased $1.6 million in the year ended 2009 as a result of continued company-wide efforts to consolidate marketing functions and reduce advertising spending. The largest savings were the result of reductions in advertising costs, contract services and payroll.

        Other property operating costs decreased $5.2 million for the year ended 2009 primarily due to reductions in property specific payroll costs, professional fees, decreased security expense, lower insurance costs, and lower office expenses due to our 2009 implementation of cost savings programs.

        The provision for doubtful accounts increased $0.8 million for the year ended December 31, 2009 due to an increase in tenant bankruptcies and increased aging of tenant receivables resulting from the economic conditions.

Summary of NOI to FFO

        The following table reconciles items below with NOI:

	Year Ended December 31,
	Predecessor	Predecessor
	2009	2008	$ Change	% Change
	(in thousands)
NOI	$177,925	$205,528	$(27,603)	(13.4)%
Property management and other costs	(7,282)	(6,601)	(681)	10.3
Strategic initiatives	(4,471)	(213)	(4,258)	1,999.1
Provisions for impairment	(81,854)	(5,941)	(75,913)	1,277.8
Depreciation and amortization	(74,193)	(67,689)	(6,504)	9.6

Operating income	10,125	125,084	(114,959)	(91.9)

Interest income	18	78	(60)	(76.9)
Interest expense	(72,089)	(75,605)	3,516	(4.7)
Provision for income taxes	(877)	(467)	(410)	87.8
Reorganization items	32,671	—	32,671	100.0

Net (loss) income	(30,152)	49,090	(79,242)	(161.4)
Depreciation and amortization	74,193	67,689	6,504	9.6

FFO	$44,041	$116,779	$(72,738)	(62.3)%

        Property management and other costs increased $0.7 million for the year ended December 31, 2009 primarily due to an increase in overhead costs allocated to the properties.

        Strategic initiatives for the year ended December 31, 2009 is primarily due to the allocation of professional fees for restructuring that were incurred prior to filing for Chapter 11 protection. Similar fees incurred after filing for Chapter 11 protection are recorded as reorganization items.

        We recorded impairment charges of $81.9 million for the year ended December 31, 2009 due to the results of our evaluations for impairment (Note 1). These impairment charges consisted of $75.8 million related to five operating properties, $4.7 million related to goodwill and $1.4 million to write-off non-recoverable development costs as certain previously planned or proposed projects terminated in 2009.

        Depreciation and amortization expense increased $6.5 million related to accelerated depreciation due to the write-off of tenant allowances.

        The decrease in net interest expense of $3.5 million related to a decrease in mortgage interest of $6.5 million due to a decrease in variable rate debt on certain properties and the pay-down of the Chula Vista Mall loan. These decreases were partially offset by amortization of deferred financing expense of $3.4 million, predominantly related to the pay-down of the Chula Vista Mall loan in 2008.

        The provision for income taxes in 2009 was primarily due to an increase in the state income taxes related to our properties located in Texas.

        Reorganization items in the amount of $32.7 million were recorded in 2009. Gains on liabilities recognized subject to compromise increased $49.3 million due to the settlement of obligations during bankruptcy and were partially offset by the increase in professional fees and other expenses related to the bankruptcy of $16.3 million for the year ended December 31, 2009 as GGP was not in bankruptcy proceedings in 2008.

Liquidity and Capital Resources

        Our primary uses of cash include payment of operating expenses, working capital, debt repayment, including principal and interest, reinvestment in properties, development and redevelopment of properties, tenant allowance, dividends and restructuring costs.

        Our primary sources of cash are operating cash flow, borrowings under our senior revolving credit facility, borrowings under our subordinated revolving credit facility and the proceeds of this rights offering as described under "—Financings" below.

        The successful execution of our business strategy will require the availability of substantial amounts of operating and development capital both initially and over time. Sources of such capital could include bank, life insurance company, pension plan or institutional investor borrowings, public and private offerings of debt or equity, sale of certain assets and joint ventures. We have identified opportunities to invest significant capital (approximately $200 million by the end of 2015) to reposition and refresh certain of our properties, but we will sequence long-term redevelopment projects with leasing activity. While there can be no assurance, we believe these capital investments will assist in increasing our revenues significantly and deliver solid NOI growth over the medium term. We are targeting improved occupancy rates of over 93% (consistent with historical levels) and annual NOI of approximately $200 million by the end of 2015. For a discussion of factors that could have an impact on our ability to realize these goals, see "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

        As of September 30, 2011, our combined contractual debt, excluding non-cash debt market rate adjustments, was approximately $1.13 billion on a historical basis and approximately $1.16 billion on a pro forma basis to give effect to the transactions described in this prospectus. The aggregate principal and interest payments on our outstanding indebtedness as of the spin-off date was approximately $21.3 million for the fourth quarter 2011 and approximately $96.5 million for the year ended 2012.

        We believe that cash generated from operations, together with amounts available under our subordinated revolving credit facility and this rights offering will be sufficient to permit us to meet our debt service obligations, ongoing cost of operations, working capital needs, distribution requirements and capital expenditure requirements for at least the next 12 months. Our future financial and operating performance, ability to service or refinance our debt and ability to comply with the covenants and restrictions contained in our debt agreements will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. See "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

Financings

        Senior Secured Credit Facility.    We have entered into a three year senior secured credit facility with a syndicate of banks, as lenders, and Wells Fargo Bank, National Association, as administrative agent, and Wells Fargo Securities, LLC, RBC Capital Markets, LLC and U.S. Bank National Association, as joint lead arrangers, that provides borrowings on a revolving basis of up to $50.0 million, and a senior secured term loan that has provided an advance of approximately $433.5 million. The revolver is currently undrawn. We used the proceeds of the term loan facility to refinance certain mortgage debt that was not assumed by us in connection with the separation and to pay other transaction fees and expenses. The senior secured credit facility has affirmative and negative covenants that are customary for a real estate loan, including, without limitation, restrictions on incurrence of indebtedness and liens on the mortgage collateral; restrictions on pledges; restrictions on subsidiary distributions; with respect to the mortgage collateral, limitations on our ability to enter into transactions including mergers, consolidations, sales of assets for less than fair market value and similar transactions; conduct of business; restricted distributions; transactions with affiliates; and limitation on speculative hedge agreements. In addition, we are required to comply with the following financial maintenance covenants: (1) net indebtedness to value ratio, (2) liquidity, (3) minimum fixed charge coverage ratio, (4) minimum tangible net worth, and (5) minimum portfolio debt yield. See "Description of Indebtedness—Senior Secured Credit Facility." Failure to comply with the covenants in the senior secured credit facilities could result in a default under the credit agreement governing these facilities and, absent a waiver or an amendment from our lenders, permit the acceleration of all outstanding borrowings under the senior secured credit facilities and would cross-default our subordinated revolving credit facility. Any such default may result in the cross-default of our other indebtedness. See "Risk Factors—Our debt obligations and ability to comply with related covenants could impact our financial condition or future operating results."

        Subordinated Revolving Credit Facility.    We have entered into a subordinated unsecured revolving credit facility with a wholly-owned subsidiary of Brookfield (Trilon), that provides for borrowings on a revolving basis of up to $100.0 million. The subordinated facility does not have any affirmative covenants and has the following negative covenants: merger, consolidation and sale of all or substantially all assets; modifications of organizational documents; no adverse modifications to the facilities; and no refinancing or replacement of the facilities without Trilon's consent. If the facilities are repaid or refinanced prior to the maturity of the subordinated facility, then the covenants (other than the covenants related to the mortgage collateral) from the facilities shall be incorporated by reference to the subordinated facility. See "Description of Indebtedness—Subordinated Revolving Credit Facility."

        Rights Offering.    We are also conducting this $200 million rights offering to support our future liquidity needs. In order to ensure that we receive $200 million in gross proceeds, we have entered into a backstop commitment with Brookfield, pursuant to which Brookfield is contractually obligated (i) to purchase its pro-rata share of the rights offering at the rights offering price of $15 per share and (ii) to purchase any remaining shares that are not subscribed for upon completion of the rights offering at the rights offering price. We and Brookfield are subject to customary indemnification obligations and Brookfield's obligation to purchase the shares is subject to customary closing conditions, including no material adverse change with respect to our business and operations having occurred. Brookfield's commitment to backstop the rights offering will expire on May 31, 2012.

        Brookfield's consortium beneficially owns approximately 37.5% of our common stock, before giving effect to the rights offering. Brookfield's ownership percentage may increase to as much as approximately 54.6% as a result of the backstop agreement (assuming none of our stockholders other than Brookfield's consortium elect to purchase shares in this rights offering). See "Risk Factors—Risks Related to Our Common Stock Generally—Our substantial stockholders may exert influence over us that may be adverse to our best interests and those of our other stockholders."

 Summary of Cash Flows

Nine Months Ended September 30, 2011 and 2010

Cash Flows from Operating Activities

        Net cash provided by operating activities was $62.8 million for the nine months ended September 30, 2011 and $37.9 million for the nine months ended September 30, 2010. This increase is primarily due to net changes in certain assets and liabilities, including accounts and notes receivable, restricted cash, prepaid expenses and other assets, deferred expenses, and accounts payable and accrued expenses which totaled $3.3 million for the nine months ended September 30, 2011 and $(21.0) million for the nine months ended September 30, 2010.

Cash Flows from Investing Activities

        Net cash used in investing activities was $19.3 million for the nine months ended September 30, 2011 and $5.9 million for the nine months ended September 30, 2010 primarily due to the acquisition/development of real estate and property additions/improvements.

Cash Flows from Financing Activities

        Net cash used in financing activities was $45.0 million for the nine months ended September 30, 2011 and $32.1 million for the nine months ended September 30, 2010. Principal payments increased to $160.8 million for the nine months ended September 30, 2011 compared to $25.5 million for the nine months ended September 30, 2010. In addition, we received contributions from GGP of $115.8 million for the nine months ended September 30, 2011 and $4.5 million for the nine months ended September 30, 2010.

Years Ended December 31, 2010, 2009 and 2008

Cash Flows from Operating Activities

        Net cash provided by operating activities was $7.4 million for the period from November 10, 2010 through December 31, 2010, $41.1 million for the period from January 1, 2010 through November 9, 2010, $85.7 million for the year ended December 31, 2009, and $113.9 million for the year ended December 31, 2008.

        Net cash (used in) provided by certain assets and liabilities, including accounts and notes receivable, prepaid expense and other assets, deferred expenses, and accounts payable and accrued expenses totaled $7.4 million for the period from November 10, 2010 through December 31, 2010, $(20.8) million for the period from January 1, 2010 through November 9, 2010, $(14.2) million in 2009, and $(13.4) million in 2008. Accounts payable and accrued expenses increased $2.6 million from November 10, 2010 through December 31, 2010. Such accounts decreased by $21.2 million from January 1, 2010 through November 9, 2010, decreased by $5.0 million during the year ended December 31, 2009, and decreased $4.6 million during the year ended December 31, 2008. In addition, accounts and notes receivable decreased by $3.4 million from November 10, 2010 through December 31, 2010, and increased $2.0 million from January 1, 2010 through November 9, 2010. Such accounts increased by $2.2 million during the year ended December 31, 2009 and increased $0.3 million during the year ended December 31, 2008.

Cash Flows from Investing Activities

        Net cash used in investing activities was $14.3 million from November 10, 2010 through December 31, 2010, $9.2 million from January 1, 2010 through November 9, 2010, $8.2 million during the year ended December 31, 2009, and $21.3 million for the year ended December 31, 2008. Cash used for acquisition/development of real estate and property additions/improvements was $14.3 million from November 10, 2010 through December 31, 2010, $9.2 million from January 1, 2010 through November 9, 2010, $8.3 million for the year ended December 31, 2009, and $20.3 million for the year ended December 31, 2008.

Cash Flows from Financing Activities

        Net cash provided by (used in) financing activities was $2.3 million from November 10, 2010 through December 31, 2010, $(25.8) million from January 1, 2010 through November 9, 2010, $(77.5) million for the year ended December 31, 2009, and $(92.5) million for the year ended December 31, 2008.

        Principal payments exceeded new financings by $2.6 million from November 10, 2010 through December 31, 2010, and $44.8 million from January 1, 2010 through November 9, 2010 and $53.0 million during the year ended December 31, 2009. Whereas, new financings exceeded principal payments by $109.5 million for the year ended December 31, 2008.

Contractual Cash Obligations and Commitments

  Historical

        The following table aggregates our contractual cash obligations and commitments as of December 31, 2010:

	2011	2012	2013	2014	2015	Subsequent/ Other	Total
Long-term debt-principal(1)	$128,337	$29,229	$85,098	$324,980	$24,730	$692,150	$1,284,524
Interest payments(2)	60,296	57,160	54,919	42,575	33,475	28,693	277,118

Total	$188,633	$86,389	$140,017	$367,555	$58,205	$720,843	$1,561,642

(1)
Excludes $67.7 million of non-cash debt market rate adjustments.

(2)
Based on rates as of December 31, 2010. Variable rates are based on a LIBOR rate of 0.26%. Excludes $18.1 million of amortization of non-cash debt market rate adjustments.

Estimated Pro Forma Cash Obligations and Commitments as of September 30, 2011

        The following table aggregates our estimated subsequent contractual cash obligations and commitments as if the transactions described under "Unaudited Pro Forma Combined Financial Data" had occurred on September 30, 2011:

	2011	2012	2013	2014	2015	Subsequent/ Other	Total
	(in thousands)
Long-term debt-principal(1)	$4,646	$30,591	$85,128	$651,384	$15,565	$376,404	$1,163,718
Interest payments(2)	16,604	65,866	63,606	45,678	21,773	21,942	235,469
Operating lease obligation	269	1,076	1,076	1,076	1,076	6,542	11,115

Total	$21,519	$97,533	$149,810	$698,138	$38,414	$404,888	$1,410,302

(1)
Excludes $50.8 million of non-cash debt market rate adjustments.

(2)
Based on rates as of September 30, 2011. Variable rates are based on LIBOR rate of 0.24%. Excludes $14.3 million of amortization of non-cash debt market rate adjustments.

        In the normal course of business, from time to time, we are involved in legal proceedings relating to the ownership and operations of our properties. See "Business—Legal Proceedings."

        We lease land or buildings at certain properties from third parties. The leases generally provide us with a right of first refusal in the event of a proposed sale of the property by the landlord. Rental payments are expensed as incurred and have, to the extent applicable, been straight-lined over the term of the lease.

Off-Balance Sheet Financing Arrangements

        We do not have any off-balance sheet financing arrangements.

REIT Requirements

        In order to qualify as a real estate investment trust for federal income tax purposes, among other requirements, we must distribute or pay tax on 100% of our capital gains and we must distribute at least 90% of our ordinary taxable income to stockholders. To avoid current entity level U.S. federal income taxes, we plan to distribute 100% of our capital gains and ordinary income to our stockholders annually. We may not have sufficient liquidity to meet these distribution requirements. We have no present intention to pay any dividends on our common stock in the future other than in order to maintain our REIT status, which dividends our board of directors may decide to pay in the form of cash, common stock or a combination of cash and common stock.

Seasonality

        Although we have a year-long temporary leasing program, occupancies for short-term tenants and, therefore, rental income recognized, are higher during the second half of the year. In addition, the majority of our tenants have December or January lease years for purposes of calculating annual overage rent amounts. Accordingly, overage rent thresholds are most commonly achieved in the fourth quarter. As a result, revenue production is generally highest in the fourth quarter of each year.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. For example, significant estimates and assumptions have been made with respect to: fair value (as defined below) of assets for measuring impairment of operating properties, development projects and goodwill; valuation of our debt, useful lives of assets; capitalization of development and leasing costs; recoverable amounts of receivables; and initial valuations and related amortization periods of deferred costs and intangibles, particularly with respect to property acquisitions. Actual results could differ from those estimates.

Critical Accounting Policies

        Critical accounting policies are those that are both significant to the overall presentation of our financial condition and results of operations and require management to make difficult, complex or subjective judgments. Our critical accounting policies are those applicable to the following:

Acquisition Adjustments

        The acquisition method of accounting has been applied to the assets and liabilities of the Successor to reflect GGP's plan of reorganization (the "Plan"). The acquisition method of accounting adjustments recorded on the Effective Date reflects the allocation of the estimated purchase price as presented in Note 3 to the audited combined financial statements. Such adjustments reflect the amounts required to adjust the carrying values of our assets and liabilities, after giving effect to the transactions pursuant to the Plan, to the fair values of such remaining assets and liabilities, with the offset to common equity, as provided by the acquisition method of accounting.

Classification of Liabilities Subject to Compromise

        Liabilities not subject to compromise at December 31, 2009 included: (1) liabilities held by entities not in bankruptcy and entities that emerged from bankruptcy; (2) liabilities incurred after the Petition Date; (3) pre-petition liabilities that entities remaining in bankruptcy at such date expect to pay in full; and (4) liabilities related to pre-petition contracts that have not been rejected pursuant to section 365 of the Bankruptcy Code. Unsecured liabilities not subject to compromise at December 31, 2009 with respect to the entities that emerged were reflected at the current estimate of the probable amounts to be paid even though the amounts of such unsecured liabilities ultimately to be allowed by the Bankruptcy Court (and therefore paid at 100% pursuant to the various affective plans of reorganization) had not yet been determined. With respect to secured liabilities, GAAP bankruptcy guidance provides that mortgage loans for entities that emerged should be recorded at their estimated fair value.

Impairment—Operating Properties and Developments in Progress

        We review our real estate assets, including operating properties and developments in progress, for potential impairment indicators whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

        Impairment indicators are assessed separately for each property and include, but are not limited to, significant decreases in NOI, significant occupancy percentage changes and strategic determinations as reflected in certain bankruptcy plans of reorganization, either prospective, or filed and confirmed.

        Impairment indicators for pre-development costs, which are typically costs incurred during the beginning stages of a potential development, and developments in progress are assessed by project and include, but are not limited to, significant changes in projected completion dates, revenues or cash flows, development costs, market factors and sustainability of development projects.

        If an indicator of potential impairment exists, the asset is tested for recoverability by comparing its carrying amount to the estimated future undiscounted operating cash flow. A real estate asset is considered to be impaired when its carrying amount cannot be recovered through estimated future undiscounted cash flows. To the extent an impairment provision is necessary, the excess of the carrying amount of the asset over its estimated fair value (the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants of the measurement date) is expensed to operations. In addition, the impairment is allocated proportionately to adjust the carrying amount of the asset. The adjusted carrying amount, which represents the new cost basis of the asset, is depreciated over the remaining useful life of the asset.

Recoverable Amounts of Receivables

        We make periodic assessments of the collectibility of receivables (including those resulting from the difference between rental revenue recognized and rents currently due from tenants) based on a specific review of the risk of loss on specific accounts or amounts. The receivable analysis places particular emphasis on past-due accounts and considers the nature and age of the receivables, the payment history and financial condition of the payee, the basis for any disputes or negotiations with the payee and other information which may impact collectibility. For straight-line rents receivable, the analysis considers the probability of collection of the unbilled deferred rent receivable given our experience regarding such amounts. The resulting estimates of any allowance or reserve related to the recovery of these items is subject to revision as these factors change and is sensitive to the effects of economic and market conditions on such payees.

Capitalization of Development and Leasing Costs

        We capitalize the costs of development and leasing activities of our properties. The amount of capitalization depends, in part, on the identification and justifiable allocation of certain activities to specific projects and leases. Differences in methodologies of cost identification and documentation, as well as differing assumptions as to the time incurred on projects, can yield significant differences in the amounts capitalized and, as a result, the amount of depreciation recognized.

Revenue Recognition and Related Matters

        Minimum rent revenues are recognized on a straight-lined basis over the terms of the related leases. Minimum rent revenues also include amounts collected from tenants to allow the termination of their leases prior to their scheduled termination dates and accretion related to above and below-market tenant leases on acquired properties. Straight-line rents receivable represents the current net cumulative rents recognized prior to when billed and collectible as provided by the terms of the leases. Overage rent is recognized on an accrual basis once tenant sales exceed contractual tenant lease thresholds. Recoveries from tenants are established in the leases or computed based upon a formula related to real estate taxes, insurance and other shopping center operating expenses and are generally recognized as revenues in the period the related costs are incurred.

Recently Issued Accounting Pronouncements and Developments

        As described in the notes to the audited combined financial statements, new accounting pronouncements have been issued which are effective for the current or subsequent year.

Economy and Inflation

        Substantially all of our tenant leases contain provisions designed to partially mitigate the negative impact of inflation. Such provisions include clauses enabling us to receive overage rent based on tenants' gross sales, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. In addition, many of the leases expire each year which may enable us to replace or renew such expiring leases with new leases at higher rents. Finally, many of the existing leases require the tenants to pay amounts related to all, or substantially all, of their share of certain operating expenses, including CAM, real estate taxes and insurance, thereby partially reducing our exposure to increases in costs and operating expenses resulting from inflation. In general, these amounts either vary annually based on actual expenditures or are set on an initial share of costs with provisions for annual increases.

        Inflation also poses a risk to us due to the probability of future increases in interest rates. Such increases would adversely impact us due to our outstanding variable-rate debt. In certain cases, we have previously limited our exposure to interest rate fluctuations related to a portion of our variable-rate debt by the use of interest rate cap and swap agreements. Such agreements, subject to current market conditions, allow us to replace variable-rate debt with fixed-rate debt in order to achieve our desired ratio of variable-rate to fixed-rate debt. However, in an increasing interest rate environment the fixed rates we can obtain with such replacement fixed-rate cap and swap agreements or the fixed-rate on new debt will also continue to increase.

        The real estate industry continues to recover from the recent recession and difficult capital market and retail environments. There have been some positive signs in the industry, despite continued high unemployment and uncertainty as to when the economy will fully recover. Although a number of regional and national retailers have announced store closings or filed for bankruptcy in 2009, 2010 and

2011, those numbers have not been significantly higher than in previous years and have not had a material impact on our overall operations.

Quantitative and Qualitative Disclosures about Market Risk

        We are subject to market risk associated with changes in interest rates both in terms of variable-rate debt and the price of new fixed-rate debt upon maturity of existing debt. As of December 31, 2010, we had consolidated debt of $1.22 billion, including $336.1 million of variable-rate debt. A 25 basis point movement in the interest rate on the variable-rate debt would result in a $0.8 million annualized increase or decrease in consolidated interest expense and operating cash flows.

        We are further subject to interest rate risk with respect to our fixed-rate financing in that changes in interest rates will impact the fair value of our fixed-rate financing. For additional information concerning our debt, and management's estimation process to arrive at a fair value of our debt as required by GAAP, reference is made to Item 7, the discussion of Liquidity and Capital Resources in Management's Discussion and Analysis of Financial Condition and Results of Operations and Notes 2 and 6. At December 31, 2010, the fair value of our consolidated debt has been estimated for this purpose to be $61.5 million higher than the carrying amount of $1.22 billion.

        In December 2011 we entered into a hedge transaction related to a portion of our Term Loan. This hedge transaction was for an interest rate cap with a notional amount of $110.0 million and caps the daily LIBOR rate at 1%.

BUSINESS

        Our mission is to own and manage dominant Class B regional malls in secondary and tertiary markets, and to reposition Class B regional malls in primary markets. We plan to increase the value of our properties by executing tailored business plans designed to improve their operating performance. We believe that the creation of an employee-focused organization with dedicated capital will create high risk-adjusted returns for our stockholders.

        Our portfolio consists of 30 regional malls in 19 states totaling over 21 million square feet of retail and ancillary space. We are the 8th largest publicly-traded regional mall owner in the United States based on total square footage. We actively manage all of our properties, performing the day-to-day functions, operations, leasing, maintenance, marketing and promotional services. Our platform is national in scope and we believe it positions us to capitalize on existing department store and broad in-line retailer relationships across our portfolio.

        Our malls are anchored by operators across the retail spectrum, including departments stores such as Macy's, JC Penney, Sears, Dillard's, Walmart and Target; mall shop tenants like Hollister, Victoria's Secret, Bath & Body Works, Aeropostale, American Eagle, Children's Place, Gap/Old Navy, Footlocker, Maurices and Forever 21; restaurants ranging from food court leaders like Sarku Japan, Panda Express and Chick Fil A; best in class fast-casual chains like Chipotle, Panera Bread and Starbucks; and proven sit down restaurants including On The Border, Buffalo Wild Wings, Red Robin and multiple Darden concepts.

        Our portfolio is also balanced, with no single tenant representing more than 4% of our total revenue in 2010.

        We plan to elect to be treated as a REIT in connection with the filing of our federal income tax return for the 2011 taxable year, subject to our ability to meet the requirements of a REIT at the time of election, and we intend to maintain this status in future periods.

Competitive Strengths

        We believe that we can distinguish ourselves through the following competitive strengths:

        Size and Geographic Scope.    We have a nationally diversified mall portfolio totaling over 21 million square feet, and we are one of the top 10 regional mall owners in the United States, based on total square footage. The map below illustrates the locations of each of our properties.

        Strategic Relationships with Tenants.    Our operations are national in scope and we have relationships with a wide range of tenants, which include anchor stores, sit-down restaurants, movie theatres, national in-line tenants and local retailers. We believe that these relationships provide us with a competitive advantage.

        Experienced Operational Management Team.    Our operational management team includes experienced members of GGP's former operational management team who have been intimately involved with our mall properties. Our executive management team has an average of 23 years of experience in the real estate industry and members of our leasing team have an average of 14 years of leasing experience. Andrew Silberfein, Chief Executive Officer, previously held the position of Executive Vice President—Retail and Finance for Forest City Ratner Companies, where he was employed for over 15 years. Mr. Silberfein was responsible for managing all aspects of Forest City Ratner Companies' retail portfolio, consisting of over 5.1 million square feet of existing and under construction shopping centers and malls. Mr. Silberfein has 22 years of experience in the retail real estate industry. Prior to joining Rouse, our Chief Operating Officer, Michael McNaughton, served as GGP's Executive Vice President of Asset Management. Mr. McNaughton has over 22 years of experience in the retail real estate industry and has extensive experience implementing value add and asset repositioning strategies. Brian Harper, our Executive Vice President of Leasing, has over 13 years of experience in the retail real estate industry, including work with ground up development, asset repositions, distressed real estate and leasing. Brian Jenkins, our Executive Vice President of Development, has over 25 years of retail real estate experience and has played key roles in the leasing, development and asset management of a number of successful retail properties both in the United States and Europe. We believe that under the leadership of our executive operational management team, our operational team is well positioned to execute our strategic plans and unlock value in our properties. We intend to hire additional industry-leading senior executives with real estate management expertise to complement our seasoned operational management team.

Business Strategy

        Our objective is to achieve high growth in NOI, Core NOI and FFO by leasing, operating and repositioning retail properties with locations that are either market dominant (the only mall within an extended distance to service the trade area) or trade area dominant (positioned to be the premier mall serving the defined regional consumer). We plan to control costs and to deliver an appropriate tenant mix, higher occupancy rates and increased sales productivity, resulting in higher minimum rent. In order to achieve our objective and to become the national leader in the regional Class B mall space, we intend to implement the following strategies:

        Tailored Strategic Planning and Investment.    We have identified value creation initiatives for each of our properties, taking into account customer demographics and the competitive environment of the property's market area, with a focus on increasing occupancy to the mall with a sustainable occupancy cost. We have identified opportunities to invest significant capital (approximately $200.0 million by the end of 2015) to reposition and refresh certain of our properties, but we will sequence long-term redevelopment projects with leasing activity. Examples of value creation initiatives include, but are not limited to:

  •
  Re-tenanting vacant anchor space and transforming low value in-line GLA into big box space to meet the customer demand for uses such as fitness centers, sporting goods stores, electronics stores and supermarkets;

  •
  Enhancing the shopping experience and maximizing market relevance by aggressively targeting tenants that cater to the market demographics; and

  •
  Improving the aesthetic appeal of our malls with a focus on facades, lighting and the common areas.

We believe that through execution of these initiatives we will position our properties for maximum stability and financial growth. While there can be no assurance, we believe these capital investments will assist in increasing our revenues significantly and deliver solid NOI growth over the medium term. We are targeting improved occupancy rates of over 93% (consistent with historical levels) and annual NOI of over $200 million by the end of 2015. For a discussion of factors that could have an impact on our ability to realize these goals, see "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements." To support our future liquidity needs, we have entered into a backstop agreement with Brookfield pursuant to which (i) Brookfield has agreed to exercise its pro rata subscription right with respect to this $200 million rights offering at a price of $15 per share of our common stock and (ii) Brookfield will purchase any shares not purchased upon the expiration of the rights offering at the rights offering price. Additionally, we entered into an agreement with Brookfield with respect to a $100 million revolving subordinated credit facility.

        Improve Tenant Mix and the Performance of Our Properties.    We intend to proactively optimize the tenant mix of our malls by matching it to the consumer shopping patterns and needs and desires of the demographics in a particular market area, which we believe will strengthen our competitive position and increase tenant sales and consumer traffic. Additionally, as our occupancy rates rise we expect to convert selected temporary tenants to long-term tenants. To enhance the experience of our shoppers, we will actively market to our customers and seek to create shopping experiences that exceed their expectations. We believe our portfolio's lease expiration schedule over the next five years will provide an increase in NOI as the new rental rates will be higher than the expiring rents which are below our portfolio's average effective gross rent per square foot during the recession of the last two years. The increased revenue potential, coupled with an expected increase in overall occupancy, is a cornerstone of our growth model.

        Leverage Our National Platform.    We expect to maintain national contracts with certain vendors and suppliers for goods and services at generally more favorable terms than individual contracts. National retailers will benefit from our national platform for leasing, which will provide them with the efficiency of negotiating leases at multiple locations with just one landlord. This national platform will help position our properties as attractive destinations for retailers.

        Actively Manage Our Portfolio.    We intend to actively manage our portfolio of properties, executing our tailored initiatives and recycling capital, continually seeking opportunities to add value to our assets. We intend to seek and consider acquisition or disposition opportunities that would support our business strategy.

        Improve Key Metrics.    As of September 30, 2011, our portfolio sales per square foot were $281 and occupancy was at approximately 88%, both of which are below our peer group average. We believe the factors contributing to this performance stem from the positioning of the properties within the GGP portfolio. As a "pure play" B mall company (i.e., having an exclusive focus on owning and operating B malls), we believe that the enhanced strategies and initiatives described in this prospectus will alter the trajectory of our portfolio of malls and enhance these metrics and the value of our properties.

Our Portfolio

        Our portfolio includes regional malls with a historical record of steady occupancy and solid performance in the markets they serve. These malls function as town centers and are located in one-mall markets, devoid of mall competition and have a high penetration of the trade area, a strong consumer following and a stable projected NOI performance. Most of these malls are located in markets where consumer spending in shopping malls is generally less impacted by economic factors. These malls account for approximately 60% of the total GLA of our portfolio, and generated over 60% of our NOI for the nine months ended September 30, 2011. Examples of these malls are Sikes Senter in Wichita Falls, Texas and Valley Hills Mall in Hickory, North Carolina.

  •
  Sikes Senter Mall.  Sikes Senter Mall is a single-story, enclosed regional shopping center located in Wichita Falls, Texas, serving shoppers in 19 counties. More than 54,000 cars travel past the mall's main intersection, Kemp Boulevard and Midwestern Parkway, each day. Anchored by JC Penney, Sears and two Dillard's locations, the Property features a total of 87 retail stores including Old Navy, Aeropostale, Bath & Body Works, American Eagle, Victoria's Secret, The Children's Place and Hollister.

    Wichita Falls is located on I-44 midway between Oklahoma City and Dallas. It is home to Sheppard Air Force Base which employs over 15,000 people. Midwestern State University, one mile west of the mall, has an enrollment of over 6,000 students. As the only enclosed mall within a 100 mile area, we believe the asset is poised for growth in both occupancy and revenue.

    The extended trade area offers an opportunity to introduce first to market retail in step with the consumer, further enhancing this captive customer and solidifying its position as the dominant shopping center in the area.

  •
  Valley Hills Mall.  Built in 1977, Valley Hills Mall has remained a dominant mall in the Hickory, North Carolina six-county market. New growth sectors in the trade area include data centers, health care and professional services. The property benefits from being the only enclosed regional shopping center in a 45 mile radius.

    Sales production is approaching pre-2008 levels of over $330 per square foot. The center is currently 96.7% leased, demonstrating the demand for the retail space. However, 20% of this space is leased on a short term basis, some of which we believe can be converted to permanent tenancy. We recently replaced a temporary tenant with a long-term Encore Shoes lease for 13,767 square feet, or 5.45% of the total GLA of the mall.

        Our portfolio also includes regional malls that we believe have significant growth potential through lease-up, repositioning and redevelopment. Some properties may require re-tenanting and re-constitution of the merchandising mix in order to provide new and relevant shopping and entertainment opportunities for the consumer. These malls account for approximately 40% of the total GLA of our portfolio, and generated approximately 40% of our NOI for the nine months ended

September 30, 2011. Examples of these malls are Bayshore Mall in Eureka, California and The Boulevard Mall in Las Vegas, Nevada.

  •
  Bayshore Mall.  Bayshore Mall is a single-level, enclosed, regional mall in Eureka, California, and the only shopping mall servicing a 130 mile radius. Located on California's Highway 101, which is traveled by 42,000 vehicles daily, the Bayshore Mall features a diverse mix of national, regional and local retailers, such as Pier 1 Imports, Bath & Body Works, Bed Bath & Beyond, Ross Dress for Less, rue21 and Victoria's Secret, along with an eight-unit food court, sit down restaurant and large indoor play area.

    While Bayshore is the only enclosed mall in the area, it currently contains an excessive amount of mall shop space. Market and retailer demand are trending toward premium Big Box retailers. We expect to de-mall a portion of the center and reposition approximately 40% of the enclosed GLA into street front "best in class" retail while remerchandising the remaining enclosed space with market relevant retailers. Strong barriers of entry in this highly regulated, development adverse county, offer an unrivaled advantage to our existing built condition that can be remerchandised/redeveloped with minimal impacts.

  •
  The Boulevard Mall.  The Boulevard Mall is a 1.2 million square foot, enclosed regional shopping center, situated in the heart of Las Vegas, just two miles from the Las Vegas Strip, minutes from the Las Vegas Convention Center, McCarran International Airport and the University of Nevada (UNLV).

    The Boulevard is anchored by JC Penney, Macy's and Sears and features specialty shops and eateries that cater to the surrounding neighborhoods, including, Victoria's Secret, Old Navy and Forever 21.

    There is currently a vacant department store box at the rear of the site that would be demolished along with a portion of the mall shop GLA. The plan is to redeploy that density by creating an adjacent disconnected large format/Big Box center facing the major thoroughfare, Maryland Parkway. This repositioning within the existing site will allow the mall to restore its position in the market and provide leasable space in a category more in step with the needs of the trade area and be complementary to the overall project appeal to the retailers and value to our stockholders.

Properties

        The following is a list of our properties as of September 30, 2011:

			GLA			Anchor Stores/ Significant Tenant Vacancies
					Anchor Stores/ Significant Tenants
Property Count	Name of Center	Location(1)	Total	Mall and Freestanding
Arizona
1.	The Mall at Sierra Vista	Sierra Vista, AZ	765,973	169,481	Cinemark, Dillard's, Sears	—
California
2.	Bayshore Mall	Eureka, CA	612,991	392,733	Bed Bath & Beyond, Kohl's, Sears	1
3.	Chula Vista Center	Chula Vista (San Diego), CA	875,873	320,141	JCPenney, Macy's, Sears, Burlington Coat Factory, Ultrastar Cinemas	1
4.	Newpark Mall	Newark (San Francisco Bay), CA	1,114,442	373,568	JCPenney, Macy's, Sears, Target	1
5.	Southland Mall	Hayward (San Francisco Bay), CA	1,264,993	524,729	JCPenney, Kohl's, Macy's, Sears	1
6.	West Valley	Tracy, CA	884,673	536,383	JCPenney, Movies 14, Sears, Target	1
Florida
7.	Lakeland Square Mall	Lakeland (Orlando), FL	884,075	274,037	Burlington Coat Factory, Dillard's, Men's & Home, JCPenney, Macy's, Sears	—
Idaho
8.	Silver Lake Mall	Coeur D'Alene, ID	321,243	148,990	JCPenney, Macy's, Sears, Timberline Trading Company	—
Illinois
9.	Spring Hill Mall	West Dundee (Chicago), IL	1,165,574	483,934	Carson Pirie Scott, Home Furniture Mart, JCPenney, Kohl's, Macy's, Sears	—
Louisiana
10.	Mall St. Vincent	Shreveport, LA	532,862	184,862	Dillard's, Sears	1
11.	Pierre Bossier Mall	Bossier City (Shreveport), LA	612,059	218,761	Dillard's, JCPenney, Sears, Stage	1
Michigan
12.	Birchwood Mall	Port Huron (Detroit), MI	725,171	299,037	GKC Theaters, JCPenney, Macy's, Sears, Target, Younkers	—
13.	Lansing Mall	Lansing, MI	834,812	443,642	JCPenney, Macy's, T.J. Maxx, Younkers, Best Buy, Barnes & Noble	1
14.	Southland Center	Taylor, MI	903,210	320,173	Best Buy, JCPenney, Macy's	1
15.	Westwood Mall	Jackson, MI	507,859	136,171	Elder-Beerman, JCPenney, Wal-Mart	—
Minnesota
16.	Knollwood Mall	St. Louis Park (Minneapolis), MN	464,619	383,935	Cub Foods, Keith's Furniture Outlet, Kohl's, T.J. Maxx	—

			GLA			Anchor Stores/ Significant Tenant Vacancies
					Anchor Stores/ Significant Tenants
Property Count	Name of Center	Location(1)	Total	Mall and Freestanding
Nevada
17.	The Boulevard Mall	Las Vegas, NV	1,176,796	388,760	JCPenney, Macy's, Sears	1
New Hampshire
18.	Steeplegate Mall	Concord, NH	479,643	223,116	The Bon-Ton, JCPenney, Sears	—
New Mexico
19.	Animas Valley Mall	Farmington, NM	463,168	274,351	Allen Theatres, Dillard's, JCPenney, Ross Dress For Less, Sears	—
20.	North Plains Mall	Clovis, NM	303,188	109,107	Bealls, Dillard's, JCPenney, Sears	—
North Carolina
21.	Valley Hills Mall	Hickory, NC	933,668	322,152	Belk, Dillard's, JCPenney, Sears	—
Ohio
22.	Colony Square Mall	Zanesville, OH	492,025	284,147	Cinemark, Elder-Beerman, JCPenney, Sears	—
Oklahoma
23.	Washington Park Mall	Bartlesville, OK	356,691	162,395	Dillard's, JCPenney, Sears	—
Oregon
24.	Gateway Mall	Springfield, OR	817,608	485,940	Ashley Furniture Homestore, Cinemark 17, Kohl's, Movies 12, Oz Fitness, Ross Dress For Less, Sears, Target	—
Texas
25.	Collin Creek	Plano, TX	1,020,138	327,887	Amazing Jakes, Dillard's, JCPenney, Macy's, Sears	—
26.	Sikes Senter	Wichita Falls, TX	667,344	292,654	Dillard's, JCPenney, Sears, Sikes Ten Theatres	—
27.	Vista Ridge	Lewisville (Dallas), TX	1,062,721	392,511	Cinemark, Dillard's, JCPenney, Macy's, Sears	—
Utah
28.	Cache Valley Mall	Logan, UT	497,587	170,799	Dillard's, Dillard's Men's & Home, JCPenney	—
Washington
29.	Three Rivers Mall	Kelso, WA	419,477	226,244	JCPenney, Macy's, Sears	1
Wyoming
30.	White Mountain Mall	Rock Springs, WY	303,619	209,137	Flaming Gorge Harley Davidson, Herberger's, JCPenney, State Of Wyoming	—

(1)
In certain cases, where a mall is located in part of a larger regional metropolitan area, the metropolitan area is identified in parenthesis.

 Property Operating Data

        For the year ended December 31, 2010, none of our properties accounted for more than 10% of our total consolidated assets and none of our properties accounted for more than 10% of our total consolidated gross revenue.

Operating Metrics

        The following table sets forth our occupancy rates and the average in-place annual gross rental rate per square foot as of September 30, 2011 and as of December 31 for each of the last five years. In 2011, the difference between expiring rental rates and new rental rates has been unfavorable, driven primarily by leases approved prior to 2011 that commenced in the 2011 fiscal year. In addition, current market rents are below expiring rents for the coming fiscal year.

Year Ended	Mall & Freestanding GLA	Leased GLA	Occupancy(1)	Average In-Place Gross Rent per square foot less than 10,000 square feet(2)(3)	Average In-Place Gross Rent per square foot greater than 10,000 square feet(3)(4)	Average Effective In-Place Gross Rent per square foot for anchors(5)
2006	9,220,133	8,583,148	93.1%	$38.82	$8.98	$4.42
2007	9,186,647	8,605,380	93.7%	$39.88	$9.44	$4.32
2008	9,144,576	8,320,291	91.0%	$40.54	$9.10	$4.02
2009	9,083,253	8,085,081	89.0%	$39.51	$9.56	$3.89
2010	9,065,852	7,996,849	88.2%	$39.74	$9.58	$4.05
September 30, 2011	9,079,777	7,952,063	87.6%	$38.82	$9.49	$4.17

(1)
Occupancy represents contractual obligations for space in regional malls or predominantly retail centers and excludes traditional anchor stores.

(2)
Represents permanent tenants with spaces less than 10,000 square feet.

(3)
Rent is presented on a cash basis and consists of base minimum rent, common area costs, and real estate taxes. The average in-place gross rent per square foot calculation includes the terms of each lease as in effect at the time of the calculation, including any tenant concessions that may have been granted.

(4)
Represents permanent tenants with spaces in excess of 10,000 square feet, but excludes traditional anchors.

(5)
Represents traditional anchor tenants.

2011 Leasing Activity(1)(2)

Lease Type	# of Leases	Square Feet	Term
New Leases	98	428,770	8.0
Renewal Leases	239	855,973	3.9

Total New/Renewal Leases	337	1,284,743	5.6
Total Expirations	378	1,297,619	—

(1)
Represents signed leases as of September 30, 2011 commencing in 2011.

(2)
Represents signed leases for regional malls or predominantly retail centers and excludes traditional anchor stores.

Lease Expirations(1)

        The table below sets forth lease expiration data for all of our properties:

Year	Number of Expiring Leases	Expiring GLA	Percent of Total	Expiring Effective Gross Rent per square foot(2)(3)
Specialty Leasing(4)	396	1,126,376	14.4%	$9.95
2011	102	276,430	3.5%	$33.31
2012	332	894,347	11.5%	$35.61
2013	301	1,161,650	14.9%	$30.14
2014	284	949,774	12.2%	$34.93
2015	164	577,445	7.4%	$34.82
2016	155	562,268	7.2%	$35.81
2017	106	423,923	5.4%	$48.22
2018	60	300,291	3.8%	$38.88
2019	52	380,801	4.9%	$27.29
2020	32	187,768	2.4%	$28.70
Subsequent	76	967,805	12.4%	$15.99

Total	2,060	7,808,878	100.0%	$28.27

(1)
Represents contractual obligations for space in regional malls or predominantly retail centers and excludes traditional anchor stores.

(2)
Excluded from the expiration rate calculation are 240, or approximately 10%, of our leases that pay percentage rates. These are excluded from the calculation because these percentage rental rates are based on the tenant's future sales volume which is variable in nature and cannot be projected.

(3)
Rent is presented on a cash basis and consists of base minimum rent, common area costs and real estate taxes. The average effective gross rent per square foot calculation includes the terms of each lease as in effect at the time of the calculation, including any tenant concessions that may have been granted.

(4)
Specialty Leasing refers to arrangements with tenants on license agreements, as opposed to lease agreements, with initial terms in excess of 12 months. These license agreements are cancelable by us with 60 days notice.

Mortgage and Other Debt

        Our ownership interests in real property are materially important as a whole; however, as described above, we do not own any individual materially important property based on book value or gross revenue for 2010 and therefore do not present a description of our title to, or other interest in, our properties and the nature and amount of our mortgages in such properties.

Other Policies

        The following is a discussion of our investment policies, financing policies, conflict of interest policies and policies with respect to certain other activities. One or more of these policies may be amended or rescinded from time to time without a stockholder vote.

Investment Policies

        We are in the business of owning and operating retail shopping malls across the United States. We plan to elect to be treated as a REIT in connection with the filing of our federal tax return for 2011, and intend to maintain this status in future periods. REIT limitations restrict us from making an investment that would cause our real estate assets to be less than 75% of our total assets. In addition, at least 75% of our gross income must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," dividends from other REITs and, in certain circumstances, interest from certain types of temporary investments. At least 95% of our income must be derived from such real property investments, and from dividends, interest and gains from the sale or dispositions of stock or securities or from other combinations of the foregoing.

        Subject to REIT limitations, we may invest in the securities of other issuers in connection with acquisitions of indirect interests in real estate. Such an investment would normally be in the form of general or limited partnership or membership interests in special purpose partnerships and limited liability companies that own one or more properties. We may, in the future, acquire all or substantially all of the securities or assets of other REITs, management companies or similar entities where such investments would be consistent with our investment policies.

Financing Policies

        The successful execution of our business strategy will require the availability of substantial amounts of operating and development capital both initially and over time. Sources of such capital could include bank, life insurance company, pension plan or institutional investor borrowings, public and private offerings of debt or equity, including rights offerings, sale of certain assets, joint ventures, retention of cash flows or a combination of these methods. Our ability to retain cash flows is limited by the requirement for REITs to pay tax on or distribute 100% of their capital gains income and distribute at least 90% of their taxable income and our desire to avoid entity level U.S. federal income tax by distributing 100% of our capital gains and ordinary taxable income. We have no present intention to pay any dividends on our common stock in the future other than in order to maintain our REIT status, which dividends our board of directors may decide to pay in the form of cash, common stock or a combination of cash and common stock. We must also take into account taxes that would be imposed on undistributed taxable income.

        If our board of directors determines to raise additional equity capital, it may, without stockholder approval, issue additional shares of common stock or other capital stock. Our board of directors may issue a number of shares up to the amount of our authorized capital in any manner and on such terms and for such consideration as it deems appropriate. Such securities may be senior to the outstanding classes of common stock. Such securities also may include preferred stock, which may be convertible into common stock or redeemable for cash at the holder's option.

        We decide upon the structure of the financing based upon the best terms then available to us and whether the proposed financing is consistent with our other business objectives. We do not have a policy limiting the number or amount of mortgages that may be placed on any particular property. Mortgage financing instruments, however, usually limit additional indebtedness on such properties and/or the direct and indirect equity interests of the entity owning such properties. Permanent financing may be structured as a mortgage loan on a single property and generally requires us to provide a mortgage interest on the property in favor of the underlying lender and in some instances will require a parent entity to provide an environmental indemnity or an indemnity related to certain bad faith acts. The originating lender of our permanent financing may not retain the loan and the same could be sold directly to another lender or in the secondary loan market. As a condition to obtaining a mortgage loan, our lenders will typically require us to form special purpose entities to own the properties, and act as the borrowing entity. These special purpose entities are structured so that they would not necessarily be consolidated with us in the event we would ever become subject to a bankruptcy proceeding or liquidation. Notwithstanding this bankruptcy remoteness, for accounting purposes we include the outstanding debt of special purpose entities owning consolidated properties as part of our consolidated indebtedness.

Conflict of Interest Policies

        We have policies designed to reduce or eliminate potential conflicts of interest. We have adopted governance principles governing our affairs and the board of directors, as well as written charters for each of the standing committees of the board of directors. In addition, we have a Code of Business Conduct and Ethics, which applies to all of our officers, directors, and employees. At least a majority of the members of our board of directors must qualify as independent under the listing standards for NYSE companies. Any transaction between us and any director, officer or 5% stockholder must be approved pursuant to our related person transactions policy.

Policies with Respect to Certain Other Activities

        We intend to make investments which are consistent with our qualification as a REIT, unless the board of directors determines that it is no longer in our best interests to so qualify as a REIT. We have authority to offer shares of our capital stock or other securities in exchange for property. We also have authority to repurchase or otherwise reacquire our shares or any other securities. Our policy prohibits direct or indirect personal loans to executive officers and directors to the extent required by law and stock exchange regulation.

        We intend to borrow money as part of our business, and we also may issue senior securities, purchase and sell investments, offer securities in exchange for property and repurchase or reacquire shares or other securities in the future. To the extent we engage in these activities, we will comply with applicable law. While we do not currently have a common stock repurchase program, we intend to implement one in the future.

        We will make reports to our security holders in accordance with the NYSE rules and containing such information, including financial statements certified by independent public accountants, as required by the NYSE.

        We do not currently have policies in place with respect to making loans to other persons (other than our conflict of interest policies described above) or investing in securities.

Competition

        We are among the largest mall owners in the United States focused on a regional Class B mall strategy. The nature and extent of the competition we face varies from property to property. Our direct competitors include other publicly-traded retail mall development and operating companies, retail real estate companies, commercial property developers, internet retail sales and other owners of retail real estate that engage in similar businesses.

        Within our portfolio of retail properties, we compete for retail tenants. We believe the principal factors that retailers consider in making their leasing decision include:

  •
  consumer demographics;

  •
  quality, design and location of properties;

  •
  total number and geographic distribution of properties;

  •
  diversity of retailers and anchor tenants at shopping center locations;

  •
  management and operational expertise; and

  •
  rental rates.

        Because our revenue potential is linked to the success of our retailers, we indirectly share exposure to the same competitive factors that our retail tenants experience in their respective markets when trying to attract individual shoppers. These dynamics include general competition from other regional shopping malls, including outlet malls and other discount shopping malls, as well as competition with discount shopping clubs, catalog companies, internet sales and telemarketing.

        With respect to specific alternative retail property types, we have faced increased competition over the last several years from both lifestyle malls and power centers, in addition to other regional malls. We believe, however, that the lifestyle concept is facing substantial challenges and presents opportunities for us to grow our business for several reasons. For example, lifestyle malls do not have anchor stores and depend on a core group of in-line stores and restaurants to drive business. Once these malls lose key tenants, it becomes easier to attract other in-line retailers, especially when co-tenancy becomes an issue. Retailers are looking to expand in the highest traffic malls, and malls with anchor stores typically have high traffic.

        We intend to actively manage our portfolio and expect to enhance the credibility and desirability of our regional malls. The recent challenging economic conditions have resulted in suspensions and cancellations of many new mall projects, reducing an already small pipeline. While we operate on a much smaller scale than many of our competitors, we believe that our enhanced portfolio and the lack of a competitive pipeline will make us appealing for retailers who are reevaluating their positioning within their respective market areas.

Environmental

        Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on such real estate. These laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of remediation or removal of such substances may be substantial and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with our ownership and operation of our properties, we may be potentially liable for such costs. The operations of current and former tenants at our properties have involved, or may have involved, the use of hazardous materials or generated hazardous wastes. The release of such hazardous materials and wastes could result in our incurring liabilities to remediate any resulting contamination if the responsible party is unable or unwilling to do so. In addition, many of our properties are located in urban areas, and are therefore exposed to the risk of contamination originating from other sources. For example, groundwater beneath our property in Las Vegas, Nevada, is known to be contaminated as a result of releases of hazardous materials from an offsite source. We are currently working with the relevant governmental authorities to allow for sampling on our property in furtherance of the governments' efforts to determine the appropriate remedial action. While a property owner generally is not responsible for remediating contamination that has migrated onsite from an offsite source, the contaminant's presence can have adverse effects on operations and redevelopment of our properties.

        Most of our properties have been subject, at some time, to environmental assessments, that are intended to evaluate the environmental condition of our property and surrounding properties. These environmental assessments generally have included a historical review, a public records review, a visual inspection of the site and surrounding properties, a visual screening for the presence of asbestos-containing materials, polychlorinated biphenyls and underground storage tanks and the preparation and issuance of a written report. They have not, however, included any sampling or subsurface investigations. Soil and/or groundwater testing is conducted at our properties, when necessary, to further investigate any issues raised by the initial assessment that could reasonably be expected to pose a material concern to the property or result in us incurring material environmental liabilities. In each case where the environmental assessments have identified conditions requiring remedial actions required by law, former management has either taken or scheduled the recommended action.

        None of the environmental assessments conducted by us at the properties have revealed any environmental liability that we believe would have a material adverse effect on our overall business, financial condition or results of operations. Nevertheless, it is possible that these assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware.

        Moreover, no assurances can be given that future laws, ordinances or regulations will not impose any material environmental liability or the current environmental condition of our properties will not be adversely affected by tenants and occupants of the properties, by the condition of properties in the vicinity of our properties (such as the presence on such properties of underground storage tanks) or by third parties unrelated to us.

        Future development opportunities may require additional capital and other expenditures in order to comply with federal, state and local statutes and regulations relating to the protection of the environment. It is possible that we may not have sufficient liquidity to comply with such statutes and regulations and may be required to halt or defer such development projects. We cannot predict with any certainty the magnitude of any such expenditures or the long-range effect, if any, on our operations. Compliance with such laws has not had a material adverse effect on our operating results or competitive position in the past but could have such an effect in the future.

Employees

        We have approximately 240 employees.

Legal Proceedings

        In the ordinary course of our business, we are from time to time involved in legal proceedings related to the ownership and operations of our properties. We are not currently involved in any legal or administrative proceedings that we believe are likely to have a materially adverse effect on our business, results of operations or financial condition.

Insurance

        We have comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to our portfolio of retail properties. Our management believes that such insurance provides adequate coverage.

Qualification as a Real Estate Investment Trust and Taxability of Distributions

        Rouse plans to elect to be qualified, as a REIT. If, as we contemplate, Rouse qualifies as a REIT, Rouse will not be subject to federal income tax on its real estate investment trust taxable income so long as, among other requirements, certain distribution requirements are met with respect to such income.

THE SPIN-OFF

        On January 12, 2012, GGP distributed as a dividend substantially all of its shares of our common stock to its stockholders in a spin-off transaction. Prior to the spin-off transaction, there was no market for our common stock. Our common stock is currently listed on the NYSE under the symbol "RSE."

        We have entered into the following agreements with GGP and its affiliates in connection with the spin-off:

Separation Agreement with GGP

        We entered into a separation agreement with GGP which set forths, among other things, our agreements with GGP regarding the principal transactions necessary to separate us from GGP. It also sets forth the other agreements that govern certain aspects of our relationship with GGP after the spin-off date. These other agreements are described in additional detail below.

Transfer of Assets and Assumption of Liabilities

        The separation agreement identifies the assets that were transferred, liabilities that were to be assumed and contracts that were to be performed by each of us and GGP as part of the separation, and it provides for when and how these transfers, assumptions and assignments will occur. In particular, the separation agreement provides, among other things, that subject to the terms and conditions contained therein:

  •
  the Rouse Portfolio would be transferred to us;

  •
  certain liabilities (whether accrued, contingent or otherwise) arising out of or resulting from the Rouse Portfolio except for certain liabilities arising from fraud or intentional misrepresentation or a knowing violation of the law by a GGP officer (except to the extent such person was acting on behalf of the Rouse Portfolio), and other liabilities related to our business and operations, which we refer to as the "Rouse Liabilities," would be transferred to us;

  •
  all of the assets and liabilities (whether accrued, contingent or otherwise) other than the Rouse Portfolio and Rouse Liabilities would be retained by GGP; and

  •
  except as otherwise provided in the separation agreement or other transaction agreements, the corporate costs and expenses incurred after the distribution date relating to the separation would be borne by the party incurring such expenses.

Claims

        In general, each party to the separation agreement has assumed liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

Legal Matters

        Each party to the separation agreement has assumed the liability for, and control of, all pending and threatened legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such assumed legal matters. In the event of any third-party claims that name both companies as defendants but that do not primarily relate to either our business or GGP's business, each party will cooperate with the other party to defend against such claims. Each party has agreed to cooperate in defending any claims against the other for events that are related to the separation, but may have taken place prior to, on or after such date.

Insurance

        The separation agreement provides for the allocation among the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the separation and sets forth procedures for the administration of insured claims. In addition, the separation agreement allocates between the parties the right to proceeds and the obligation to incur certain deductibles under certain insurance policies. Rouse was required to have in place all insurance programs to comply with its contractual obligations and as reasonably necessary for its business as of the spin-off date. GGP was required, subject to the terms of the agreement, to obtain certain directors and officers insurance policies to apply against pre-separation claims.

Other Matters

        Other matters governed by the separation agreement include, among others, access to financial and other records and information, intellectual property, legal privilege, confidentiality, access to and provision of records and treatment of outstanding guarantees.

Transition Services Agreement with GGP

        We and GGP have entered into a transition services agreement whereby GGP or its subsidiaries will provide to us, on a transitional basis, certain specified services for various terms not exceeding 18 months following the spin-off. We may terminate certain specified services by giving prior written notice to GGP of any such termination.

        The services that GGP provides to us include, among others, payroll, human resources and employee benefits, financial systems management, treasury and cash management, accounts payable services, telecommunications services, information technology services, asset management services, legal and accounting services and various other corporate services. The charges for the transition services generally are intended to allow GGP to fully recover the costs directly associated with providing the services, plus a level of profit consistent with an arm's length transaction together with all out-of-pocket costs and expenses. The charges of each of the transition services are generally based on an hourly fee arrangement and pass-through out-of-pocket costs. We will be provided with reasonable information that supports the charges for such transition services by GGP.

        Subject to certain exceptions, the liabilities of GGP for any failure to act or breach under the Transition Services Agreement, or from the sale, delivery, provision, use or termination of any services provided under or contemplated by the Transition Services Agreement, are generally limited to the greater of the aggregate charges (excluding any third-party costs and expenses included in such charges) actually paid to GGP by us pursuant to the transition services agreement or $10,000,000. The transition services agreement also provides that GGP is not liable to us for any special, indirect, incidental or consequential damages related to the provision of services.

Tax Matters Agreement with GGP

        We and GGP have entered into a tax matters agreement which governs the parties' respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters. Our obligations under the tax matters agreement are not limited in amount or subject to any cap. Further, even if we are not responsible for tax liabilities of GGP and its subsidiaries under the tax matters agreement, we nonetheless could be liable under applicable tax law for such liabilities if GGP were to fail to pay them, in which case we would have a claim against GGP. If we are required to pay any liabilities under the circumstances set forth in the tax matters agreement or pursuant to applicable tax law, the amounts may be significant.

 Employee Matters Agreement with GGP

        We and GGP have entered into an employee matters agreement that governs our compensation and employee benefit obligations with respect to our employees and for other employment and employee benefits matters (the "Employee Matters Agreement").

        The Employee Matters Agreement allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs and related matters in connection with the separation, including, among other things, the treatment of outstanding GGP option awards, annual incentive awards, severance arrangements, retirement plans and welfare benefit obligations. Under the terms of the Employee Matters Agreement, we generally assume all liabilities and assets relating to employee compensation and benefits for our current employees, other than liabilities relating to 2011 annual cash bonuses, which will be reimbursed by GGP. GGP has generally retained all liabilities and assets relating to employee compensation and benefits for current GGP employees.

THE RIGHTS OFFERING

The Subscription Rights

        We will distribute to each holder of our common stock who is a record holder of our common stock as of close of business on the record date, which is February 13, 2012, at no charge, one transferable subscription right for each share of our common stock owned, for a total of approximately 35,546,639 subscription rights. The subscription rights will be evidenced by transferable subscription rights certificates. Each subscription right will allow you to purchase 0.375094056 shares of our common stock at a price of $15.00 per whole share. If you elect to exercise your basic subscription right in full, you may also subscribe, at the subscription price, for additional shares of our common stock under your over-subscription privilege to the extent that other rights holders do not exercise their basic subscription rights in full, subject to certain limitations related to REIT qulification. If a sufficient number of shares of our common stock is unavailable to fully satisfy the over-subscription privilege requests, the available shares of common stock will be sold pro rata among subscription rights holders who exercised their over-subscription privilege based on the number of shares each subscription rights holder subscribed for under the basic subscription right.

        If you hold your shares in a brokerage account or through a dealer or other nominee, please see the information included below the heading "—Beneficial Owners."

Reasons for the Rights Offering

        The rights offering is being made to raise capital to provide us with additional liquidity. See "Use of Proceeds".

The Backstop Commitment

        We have entered into a backstop agreement with Brookfield, pursuant to which Brookfield has agreed to exercise all of the subscription rights that it will directly receive as a Rouse shareholder and to purchase from us, at the subscription price of $15.00 per share, all of the shares of common stock offered pursuant to the rights offering that are not purchased by other stockholders in the rights offering. We are subject to customary indemnification obligations and Brookfield's obligation to purchase the shares is subject to customary closing conditions, including, but not limited to, our compliance with the covenants in the backstop agreement, each of our representations and warranties being true and correct in all material respects, and no material adverse change with respect to our business and operations having occurred. Brookfield's commitment to backstop the rights offering will expire at 5:00 p.m. (New York time) on May 31, 2012.

        Any shares purchased by Brookfield pursuant to the backstop agreement will be issued in a private placement transaction, exempt from the registration requirements of the Securities Act and, accordingly, will be restricted securities. We expect to enter into a registration rights agreement with Brookfield with respect to all registrable securities to be held by Brookfield. See "Description of Capital Stock—Restrictions on Ownership and Transfer."

Conditions, Withdrawal and Cancellation

        We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur.

        In addition, we reserve the right to withdraw and cancel the rights offering at any time for any reason. We also may cancel the rights offering at any time before its completion if our board of directors decides to do so in its sole discretion. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation.

        If the rights offering is terminated, in whole or in part, all affected subscription rights will expire without value and all subscription payments received by the transfer agent will be returned promptly, without interest or deduction. See also "—Cancellation Rights."

Effect of Rights Offering on Existing Stockholders

        The ownership interests and voting interests of the existing stockholders who do not exercise their basic subscription rights will be diluted. See "Questions and Answers About the Rights Offering."

Subscription Rights

        Your subscription rights entitle you to basic subscription rights and an over-subscription privilege.

        Basic Subscription Right.    With your basic subscription rights, you may purchase 0.375094056 shares of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $15.00 per whole share. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription privilege. We will deliver to the record holders who purchase shares in the rights offering certificates representing the shares purchased with a holder's basic subscription right as soon as practicable after the rights offering has expired.

        Over-Subscription Privilege.    In addition to your basic subscription right, you may subscribe for additional shares of our common stock, upon delivery of the required documents and payment of the subscription price of $15.00 per whole share, before the expiration of the rights offering. You may only exercise your over-subscription privilege if you exercised your basic subscription right in full and other holders of subscription rights do not exercise their basic subscription rights in full and such exercise would not cause you to own shares in excess of the Ownership Limit (see "Description of Capital Stock—Restrictions on Ownership and Transfer").

        Pro Rata Allocation.    If there are not enough shares of our common stock to satisfy all subscriptions made under the over-subscription privilege, we will allocate the remaining shares of our common stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. "Pro rata" means in proportion to the number of shares of our common stock that you and the other subscription rights holders have purchased by exercising your basic subscription rights. If there is a pro rata allocation of the remaining shares of our common stock and you receive an allocation of a greater number of shares than you subscribed for under your over-subscription privilege or a number of shares in excess of the Ownership Limit, then we will allocate to you only the number of shares for which you subscribed or that would not be in excess of the Ownership Limit. We will allocate the remaining shares among all other holders exercising their over-subscription privileges.

        Brookfield will not be allocated any additional shares of our common stock pursuant to the backstop agreement until all of the rights holders exercising their over-subscription privileges, which may include Brookfield, have been allocated the number of additional shares for which they over-subscribed.

        Full Exercise of Basic Subscription Rights.    You may exercise your over-subscription privilege only if you exercise your basic subscription rights in full. To determine if you have fully exercised your basic subscription rights, we will consider only the basic subscription rights held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription rights with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription rights owned collectively with your spouse to exercise your individual over-subscription privilege.

        When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription rights as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription rights in full.

        Return of Excess Payment.    If you exercised your over-subscription privilege and are allocated less than all of the shares of our common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering. We will deliver to the recordholders who purchase shares in the rights offering DRS Statements representing the shares of our common stock that you purchased as soon as practicable after the expiration date of the rights offering and after all pro rata allocations and adjustments have been completed.

Method of Subscription—Exercise of Rights

        Subscription rights are evidenced by subscription rights certificates, which may be physical certificates but will more likely be electronic certificates issued through the facilities of DTC. Except as described below under "Foreign Shareholders," the subscription certificates will be mailed to record date shareholders or, if a record date shareholder's shares are held by a depository or nominee on his, her or its behalf, to such depository or nominee. Subscription rights may be exercised by completing and signing the subscription rights certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription rights certificate to the transfer agent, together with payment in full for the shares at the subscription price by the expiration date of this offering, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures. Completed subscription rights certificates and related payments must be received by the transfer agent prior to 5:00 p.m., New York City time, on or before the expiration date, at the offices of the transfer agent at the address set forth below, unless delivery of the subscription rights certificate is effected pursuant to the guaranteed delivery procedures described below.

Method of Payment

        A participating subscription rights holder may send the subscription rights certificate together with payment for the shares of our offered common stock subscribed for in the rights offering to the transfer agent based on the subscription price of $15.00 per share of offered common stock. Except as described below under "—Guaranteed Delivery Procedures", to be accepted, the payment, together with a properly completed and executed subscription rights certificate, must be received by the transfer agent at one of the transfer agent's offices set forth below (see "—Delivery of Subscription Materials and Payment"), at or prior to 5:00 p.m., New York City time, on the expiration date. Do not send subscription rights certificates, Notices of Guaranteed Delivery or payments to us.

        All payments by a participating subscription rights holder must be in U.S. dollars by uncertified check, certified check, postal, telegraphic or express money order or bank draft drawn on a bank or branch located in the U.S. and payable to American Stock Transfer & Trust Company, LLC. Payment also may be made by wire transfer to American Stock Transfer & Trust Company, LLC, with reference to the subscription rights holder's name. The transfer agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the shares.

        The method of delivery of subscription rights certificates and payment of the subscription price to us will be at the election and risk of the participating subscription rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the transfer agent and clearance of payment prior to 5:00 p.m., New York City time, on the expiration date. Because uncertified personal checks may take at least seven to ten business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified check, bank draft, money order or wire transfer.

        Whichever of the methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment.

        If a participating subscription rights holder who subscribes for shares as part of the subscription right does not make payment of any amounts due by the expiration date, the transfer agent reserves the right to take any or all of the following actions: (i) reallocate the shares to other participating subscription rights holders; (ii) apply any payment actually received by it from the participating subscription rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating subscription rights holder upon exercise of the subscription right; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares.

        All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, whose determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. The transfer agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

        Participating subscription rights holders will have no right to rescind their subscription after receipt of their payment for shares.

Receipt of Payment

        Your payment will be considered received by the transfer agent only upon:

  •
  Clearance of any uncertified check;

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  Receipt by the transfer agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

  •
  Receipt of collected funds in the subscription account designated above.

Clearance of Uncertified Checks

        If you are paying by uncertified personal check, please note that uncertified checks may take at least seven to ten business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received by the transfer agent and clears by the rights offering expiration date. We urge you to consider using a certified check, bank draft, money order or wire transfer of funds to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

Missing or Incomplete Information

        If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the expiration date that we have established for the rights offering. If you send a payment that is insufficient to purchase the number of shares of common stock you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the transfer agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.

Expiration of the Rights Offering and Extensions, Amendments and Termination

        You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on                 , 2012, the expiration date for the rights offering. We may, in our sole discretion, extend the time for exercising the subscription rights. If the commencement of the rights offering is delayed for a period of time, the expiration date of the rights offering will be similarly extended.

        We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in the rights offering, although we do not presently intend to do so. We may extend the expiration date of the rights offering by giving oral or written notice to the transfer agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

        We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering.

        If you do not exercise your subscription rights before the expiration date of the rights offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the transfer agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents, except if you have timely transmitted the documents under the guaranteed delivery procedures described below.

Cancellation Rights

        Our board of directors may cancel the rights offering, in whole or in part, in its sole discretion at any time prior to the time the rights offering expires for any reason (including a change in the market price of our common stock). If we cancel the rights offering, any funds you paid to the transfer agent will be promptly refunded, without interest or deduction.

Subscription Price

        The subscription price is $15.00 per whole share. For more information with respect to how the subscription price was determined, see "Questions and Answers About the Rights Offering."

Instructions for Completing Your Subscription Rights Certificate

        You should read and follow the instructions accompanying the subscription rights certificates carefully.

        You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the transfer agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the transfer agent prior to the time the rights offering expires. Because uncertified personal checks may take at least seven to ten business days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier's check, money order or wire transfer of funds.

Delivery of Subscription Materials and Payment

        Your transfer agent for this offering is the American Stock Transfer & Trust Company, LLC. You should deliver your subscription rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the transfer agent by one of the methods described below:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

        You may call the transfer agent at 1-877-248-6417 or 1-718-921-8317.

        Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Questions About Exercising Subscription Rights

        If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document, the Instructions as to the Use of Rouse Subscription Rights Certificates or the Notice of Guaranteed Delivery, you should contact the transfer agent at the address and telephone number set forth above under "Questions and Answers About the Rights Offering" included elsewhere in this document.

Calculation of Subscription Rights Exercised

        If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the transfer agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of shares of our common stock with your over-payment. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the transfer agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering.

Regulatory Limitation

        We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the rights offering expires, you have not obtained such clearance or approval.

Guaranteed Delivery Procedures

        If you wish to exercise your subscription rights, but you will not be able to deliver your subscription rights certificate to the transfer agent prior to the expiration date of the offering, then you may nevertheless exercise the subscription rights if before the expiration date, the transfer agent receives:

  •
  payment for the number of common shares you subscribe for pursuant to your subscription right; and

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  a guarantee notice from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or FINRA, or from a commercial bank or trust company having an office or correspondent in the United States, guaranteeing the delivery to the transfer agent of the subscription rights certificate evidencing the subscription rights to be exercised within three (3) trading days following the date of that notice; and

  •
  within this three (3) trading day period, the transfer agent receives the properly completed subscription rights certificate.

        You may deliver the guarantee notice referred to above to the transfer agent in the same manner as you would deliver the subscription rights certificate. You should refer to the form titled "Notice of Guaranteed Delivery For Subscription Rights Certificate," which is provided with the "Instructions as to Use of Rouse Properties, Inc. Subscription Rights Certificates" distributed with the subscription rights certificate for the information and representations required in the guarantee notice.

Procedures for DTC Participants

        We expect that the exercise of your basic subscription right and your over-subscription privilege may be made through the facilities of the Depository Trust Company. If your subscription rights are held of record through DTC, you may exercise your basic subscription right and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the transfer agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription right and your over-subscription privilege, if any, and your subscription price payment for each share of our common stock that you subscribed for pursuant to your basic subscription right and your over-subscription privilege.

Fees and Expenses

        We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise your rights. If you exercise your rights through the record holders of your shares, you are responsible for paying any commissions, fees, taxes or other expenses your record holder may charge you. We will pay all fees and expenses of the transfer agent related to the rights offering and have also agreed to indemnify the transfer agent from liabilities that they may incur in connection with the rights offering.

No Fractional Rights

        We will not issue fractional subscription rights or cash in lieu of fractional subscription rights. Fractional subscription rights will be rounded down to the nearest whole number, with such adjustments as may be necessary to ensure that we will receive gross proceeds of at least $200.0 million from the rights offering.

No Fractional Shares

        All shares of common stock will be sold at a purchase price of $15.00 per whole share. We will not issue fractional shares. Fractional shares resulting from the exercise of basic subscription rights and the over-subscription privileges will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the transfer agent will be returned, without interest, as soon as practicable.

Notice to Beneficial Holders/Nominees

        If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on February 13, 2012, the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the transfer agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the transfer agent by submitting the form entitled "Nominee Holder Certification" that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the transfer agent to request a copy.

Beneficial Owners

        If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Validity of Subscriptions

        We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless we waive them in our sole discretion. Neither we nor the transfer agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or cancel the rights offering, only when the transfer agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Your Funds will be Held by the Transfer Agent Until Shares of Our Common Stock are Issued

        The transfer agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your shares of our common stock to you upon consummation of the rights offering.

Stockholder Rights

        You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until DRS Statements representing the shares of our common stock are issued to you, or your account at your nominee is credited with the shares of our common stock purchased in the rights offering.

No Revocation or Change

        Once you have exercised your subscription rights or have instructed your nominee of your subscription request, you may not revoke or change your exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price. Subscription rights not exercised prior to the expiration date of the rights offering will expire and will have no value.

Listing and Trading

        Our common stock is listed on the NYSE under the symbol "RSE."

        As the rights are transferable, we expect the rights to trade on the NYSE under the symbol "RSE RT." The rights will cease trading at the close of trading (New York City time) on the day immediately preceding the expiration date, unless we terminate or extend the offering.

Shares of Common Stock Outstanding After the Rights Offering

        Based on the 35,546,639 shares of our common stock issued and outstanding as of February 13, 2012, approximately 48,879,972 shares of our common stock will be issued and outstanding following the rights offering and fulfillment of the backstop commitment. This assumes that during the rights offering, we issue no other shares of our common stock and that no options for our common stock are exercised.

Effects of Rights Offering on Brookfield's Stock and Ownership

        Even though the subscription rights will be offered on a pro rata basis to each holder of our common stock, because of Brookfield's commitment to purchase all of the shares of common stock offered pursuant to the rights offering that are not purchased by other stockholders in the rights offering, the percentage of common stock owned by other stockholders will decrease unless all of the other stockholders exercise the subscription rights they receive in full.

        Set forth below, for illustrative purposes only, are two scenarios that indicate the effect that the rights offering and related share issuance could have on Brookfield's relative interest following the rights offering. Brookfield's consortium beneficially owns approximately 37.5% of our common stock before giving effect to the rights offering.

        Scenario A.    All subscription rights are subscribed for on a pro rata basis by all of the stockholders to whom the subscription rights were issued. Because all of the subscription rights distributed are exercised in the basic subscription right by holders, no shares are issuable pursuant to the over-subscription privilege and Brookfield does not need to purchase shares pursuant to the backstop commitment.

        Scenario B.    Brookfield is the only stockholder to acquire shares of our common stock, which number of shares is equivalent to the full number of shares of our common stock they were entitled to subscribe for in the rights offering in accordance with their basic subscription rights and, through their commitment to backstop the rights offering, Brookfield will acquire all of the shares offered in the rights offering.

Scenario	Total Shares Offered	No. of Shares Purchased by Brookfield	Cash Raised ($ million)	Brookfield Consortium Voting %
A	13,333,333	5,004,873	200	37.5
B	13,333,333	13,333,333	200	54.6

Other Matters

        The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

MANAGEMENT

        Our board of directors is responsible for the management of our business.

Board of Directors

        Our board of directors currently consists of eight members. The NYSE requires that a majority of our board of directors qualify as "independent" according to the rules and regulations of the SEC and the NYSE by no later than the first anniversary of the spin-off. We intend to comply with this requirement.

        The following table sets forth the names, ages, positions and starting date for each of our current directors.

Name	Age	Director Since	Position
Andrew Silberfein	47	2012	President, Chief Executive Officer and Director
Leonard Abramsky	49	2012	Director
David Arthur	57	2012	Director
Jeffrey Blidner	63	2012	Director
Christopher Haley	43	2012	Director
David Kruth	48	2012	Director
Michael Mullen	57	2012	Director
Steven Shepsman	59	2012	Director

        Andrew Silberfein has served as our President and Chief Executive Officer since January 2, 2012 and has served as a director since January 12, 2012. Mr. Silberfein previously held the position of Executive Vice President—Retail and Finance for Forest City Ratner Companies, where he was employed from 1995 to 2011. Mr. Silberfein was responsible for managing all aspects of Forest City Ratner Companies' retail portfolio, consisting of over 5.1 million square feet of existing and under construction shopping centers and malls. Also, Mr. Silberfein had the overall responsibility of managing all aspects of Forest City Ratner Companies' debt and equity financing requirements for its real estate portfolio. Prior to joining Forest City Ratner Companies, from 1989 to 1995, Mr. Silberfein was a Senior Vice President of Sanford Nalitt and Associates, a firm focused on the development of supermarket and discount department store anchored shopping centers along the east coast of the United States. In his role as Senior Vice President, Mr. Silberfein was principally involved in the leasing, financing, asset management acquisitions and dispositions of the retail shopping center portfolio. Mr. Silberfein holds a Bachelor of Arts degree from Lafayette College and a Master of Business Administration degree from Columbia University School of Business. Mr. Silberfein's 22 years of experience in the retail real estate industry, including experience in leasing, financing, development, construction, tenant coordination, acquisitions, dispositions, asset management and marketing have prepared him to make strategic contributions to our board of directors and to the leadership of our company.

        Leonard M. Abramsky has served as a director since January 12, 2012. Mr. Abramsky is a Managing Partner for Brookfield Financial, overseeing Brookfield Financial's property advisory business on a global basis. Prior to joining Brookfield Financial in 2005, Mr. Abramsky was a Managing Director of TD Cornerstone, which he joined after TD Securities acquired Cornerstone Commercial Realty, the boutique property advisory that he established in 1995. Prior to founding Cornerstone Commercial Realty, Mr. Abramsky spent twelve years, beginning in 1983, as one of CBRE's leading investment sales professionals in Canada. He is a graduate of Boston University School of Management and holds a Bachelor of Science degree in Business Administration Real Estate Finance. Mr. Abramsky's over 27 years of experience in real estate on the investment banking and brokerage sides of the industry, including property brokerage, M&A advisory and debt and equity financing, allows him to make key contributions on investment and other strategies to our board of directors.

        David Arthur has served as a director since January 12, 2012. Mr. Arthur is Managing Partner, Real Estate Investments, North America for Brookfield Asset Management. Mr. Arthur has also served as the President and CEO of the Brookfield Real Estate Opportunity Fund (the "Fund"), a real estate opportunity fund investing in high yield office, industrial and residential real estate opportunities in major markets in the United States and Canada, since 2003. Prior to joining the Fund, he was President and CEO of Brookfield Properties Ltd. Mr. Arthur was founding Chairman of Brookfield LePage Johnson Controls, a major Canadian facilities management company. Mr. Arthur also previously served as Executive Vice President and Chief Operating Officer for Brookfield Properties from 2002 to 2006. In addition, he has previously held positions as Cadillac Fairview, Cambridge Leaseholds and Coscan. Mr. Arthur received his Honours degree in Urban and Regional Planning from the University of Waterloo and his Master of Science in Urban Land Economics from the University of British Columbia. He is a member of the World President's Organization, REALpac, ULI and NAIOP, and ICSC. Mr. Arthur's extensive experience in the real estate industry along with his many leadership roles and board service enables him to make key contributions on operational, investment and other strategy matters to our board of directors.

        Jeffrey Blidner has served as a director since January 12, 2012. Mr. Blidner is the Senior Managing Partner of Brookfield responsible for strategic planning as well as transaction execution. Mr. Blidner also currently serves as a director on the boards of several companies, including Brookfield Infrastructure Partners L.P. and Brookfield Renewable Energy Partners L.P., for which he serves as Chairman of the board. Prior to joining Brookfield in 2000, Mr. Blidner was a senior partner at a Canadian law firm. Mr. Blidner was called to the Bar in Ontario as a Gold Medalist in 1974. Mr. Blidner's extensive experience in private equity, particularly in the real estate industry, and board service allows him to make key contributions in investment and other strategies to our board of directors.

        Christopher Haley has served as a director since January 12, 2012. Mr. Haley has held the position of Managing Principal of Palladian Realty Capital LLC, a real estate investment banking and advisory company which Mr. Haley founded, since 2009. Prior to his position at Palladian Realty Capital LLC, Mr. Haley held various leadership positions at Wheat First/First Union/Wachovia/Wells Fargo, beginning in 1993. These included his lead role in the firm's research department focused on real estate company analysis. Mr. Haley is a lead instructor for SNL Securities' Financial Statement Analysis for Real Estate/REIT School and is a former member of the NAREIT Financial Standards Task Force. Mr. Haley's experience in leadership and analytic positions and in the real estate industry enable him to make key contributions on operational, investment and other strategy matters to our board of directors.

        David Kruth has served as a director since January 12, 2012. Mr. Kruth was Vice President and Co-Portfolio Manager of the Global Real Estate Securities Funds at Goldman Sachs Asset Management, where he oversaw an investment team of eight professionals from 2005 through March 2011. Prior to his tenure at Goldman Sachs, Mr. Kruth was a Portfolio Manager and Senior Analyst at both Citigroup Property Investors and Alliance Capital Management for eight years, where he was responsible for investing in REITs and other public real estate related companies in the US and internationally. Mr. Kruth began his career in private equity at the Yarmouth Group (also known as Lend Lease) in 1988, where he worked on teams that made direct investments in North America, Europe and Asia. He founded the firm's entity level investment platform, which was a prelude to the public REIT sector's growth in the mid-1990s. Mr. Kruth is a Chartered Financial Analyst and has over 20 years of experience in global real estate investing in both the direct property market and through public securities. Mr. Kruth's extensive professional accounting and financial expertise, including with respect to the real estate industry, allow him to make key contributions to the board of directors on financial, accounting, corporate governance and strategic matters.

        Michael Mullen has served as a director since January 12, 2012. Mr. Mullen currently serves as Vice Chairman of CenterPoint Properties Trust ("CenterPoint"), a company for which he was one of the founding partners in 1993 and holds a position on the Asset Allocation and Compensation Committee. He has served on the board of directors of CenterPoint since 1999. During his career at CenterPoint, Mr. Mullen has held various positions including Chief Investment Officer, Chief Operating Officer and President. In December 2005, Mr. Mullen became the Chief Executive Officer of CenterPoint, a title which he held until September 30, 2011. Mr. Mullen also currently serves on the board of directors of CONE, a subsidiary of Moura Dubeaux Engineering, a construction and engineering firm based in Redfe, Brazil. From 2001 until 2005, Mr. Mullen served on the board of directors of Brauvin Capital, a private REIT that was the owner of a large portfolio of free standing single tenant retail and restaurant facilities. Mr. Mullen has worked in the real estate industry since 1976 and has held a variety of positions including: Project Manager at JL William & Company, an industrial real estate developer; Junior Partner with a focus on sales and leasing at Four Columns, Ltd.; and Vice President of Sales at FCL/Stava Group, a real estate development company focusing on industrial facilities, as well as retail, medical office, manufacturing and land development. Mr. Mullen's leadership roles, extensive real estate experience and board service allow him to make key contributions on development, investment and operational matters to our board of directors.

        Steven H. Shepsman has served as a director since January 12, 2012. Mr. Shepsman is an Executive Managing Director and Founder of New World Realty Advisors, a real estate advisory firm with expertise in real estate restructuring, development and finance. Mr. Shepsman was recently Chair of the Official Committee of Equity Holders in the Chapter 11 proceedings of GGP from September 2009 to November 2010. He also currently holds the position of director, and chairs the Audit Committee, of the Howard Hughes Corporation. Since 2003, Mr. Shepsman has been a co-founder, owner and officer of a variety of private finance companies and a real estate investment and advisory company. As a principal in a real estate fund, Mr. Shepsman had oversight responsibility for the fund's due diligence and acquisition of investment platforms, and with subsequent asset acquisitions, financings and dispositions. Earlier in his career, Mr. Shepsman, a CPA, was a Managing Partner of Kenneth Leventhal and Company October 1992 to May 1995 and of Ernst & Young's Real Estate Practice from June 1995 to March 1998. Mr. Shepsman was formerly a member of the Real Estate Committee of the American Institute of Certified Public Accountants and was the Chair of the Real Estate Committee of the New York State Society of Certified Public Accountants. Mr. Shepsman is presently the Chair of the Dean's Advisory Council for the School of Management at the University of Buffalo. Mr. Shepsman's extensive professional accounting and financial expertise, including with respect to the real estate industry, allow him to make key contributions to the board of directors, on financial, accounting, corporation governance and strategic matters.

Committees of the Board of Directors

        Our board of directors has the authority to appoint committees to perform certain management and administration functions. Mr. Blidner serves as the chairman of the board of directors. Our board of directors has three committees: the audit committee, the compensation committee and the nominating and governance committee.

Audit Committee

        The primary purpose of the audit committee is to assist the board of directors' oversight of:

  •
  the integrity of our financial statements;

  •
  our systems of control over financial reporting and disclosure controls and procedures;

  •
  our compliance with legal and regulatory requirements;

  •
  our independent auditors' qualifications and independence;

  •
  the performance of our independent auditors and our internal audit function;

  •
  all related person transactions for potential conflict of interest situations on an ongoing basis; and

  •
  the preparation of the report required to be prepared by the committee pursuant to SEC rules.

        Mr. Haley, Mr. Shepsman and Mr. Kruth serve on the audit committee. Mr. Haley serves as chairman of the audit committee. Mr. Shepsman qualifies as an "audit committee financial expert" as such term has been defined by the SEC in Item 401(h)(2) of Regulation S-K. Our board of directors has affirmatively determined that Mr. Haley, Mr. Shepsman and Mr. Kruth meet the definition of "independent directors" for the purposes of serving on the audit committee under applicable SEC and the NYSE rules, and we intend to comply with these independence requirements within the time periods specified.

Compensation Committee

        The primary purpose of our compensation committee is to:

  •
  recommend to our board of directors for consideration, the compensation and benefits of our executive officers and key employees;

  •
  monitor and review our compensation plans;

  •
  administer our stock and other incentive compensation plans and programs;

  •
  prepare the compensation committee report required by SEC rules to be included in our annual report;

  •
  prepare recommendations and periodic reports to the board of directors as appropriate; and

  •
  handle such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

        Mr. Arthur, Mr. Mullen and Mr. Kruth serve on the compensation committee, and Mr. Arthur serves as the chairman.

Nominating and Governance Committee

        The primary purpose of the nominating and governance committee is to:

  •
  identify and recommend to the board of directors individuals qualified to serve as directors of our company and on committees of the board;

  •
  advise the board with respect to the board of directors composition, procedures and committees;

  •
  develop and recommend to the board of directors a set of corporate governance guidelines and principles applicable to us; and

  •
  review the overall corporate governance of our company and recommend improvements when necessary.

        Mr. Mullen, Mr. Blidner and Mr. Shepsman serve on the nominating and governance committee, and Mr. Mullen serves as the chairman.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serve on the compensation committee or board of directors of any other company of which any of the members of our compensation committee or any of our directors is an executive officer.

 Code of Business Conduct and Ethics

        We have a Code of Business Conduct and Ethics which applies to all of our employees, officers and directors, including our Chief Executive Officer. Our Code of Business Conduct and Ethics prohibits conflicts of interest, which are broadly defined to include any situation where a person's private interest interferes in any way with the interests of the company. In addition, this code prohibits direct or indirect personal loans to executive officers and directors to the extent required by law and stock exchange regulation. The code does not attempt to cover every issue that may arise, but instead sets out basic principles to guide all of our employees, officers, and directors. Any waivers of the code for any executive officer, principal accounting officer, or director may be made only by the board of directors or a board committee and will be publicly disclosed. The code includes a process and a toll-free telephone number for anonymous reports of potentially inappropriate conduct or potential violations of the code.

Director Compensation

        Our non-employee directors, including the chairman of the board, are expected to be initially entitled to be paid an annual retainer of $75,000, 50% in cash and 50% in restricted stock. The chairman of the board and the chairman of the audit committee are entitled to be paid an additional annual retainer of $35,000 and $25,000, respectively. The chairman of the compensation committee and the chairman of the nominating and governance committee are entitled to be paid an additional annual retainer of $12,500. For the first year following the spin-off, each of the non-chair committee members will receive a retainer equal to half of the amount paid to the applicable committee chairman. We do not expect to separately compensate any employee directors with respect to their service on our board of directors, other than with respect to reimbursement of expenses.

Executive Officers

        Set forth below is information concerning the individuals that currently serve as our executive officers:

Name	Age	Position
Andrew Silberfein	47	President and Chief Executive Officer
Michael McNaughton	44	Chief Operating Officer
Rael Diamond	34	Chief Financial Officer
Brian Harper	35	Executive Vice-President, Leasing
Brian Jenkins	55	Executive Vice-President, Development

        Andrew Silberfein has served as our President and Chief Executive Officer since January 2, 2012 and has served as a director since January 12, 2012. For Mr. Silberfein's biography, see the section entitled "—Board of Directors" above.

        Michael H. McNaughton has served as our Chief Operating Officer since August 29, 2011. Prior to joining Rouse, Mr. McNaughton served as GGP's Executive Vice President of Asset Management since May 2010. From January 2009 to June 2010 he served as Senior Vice President with oversight of department stores, big box retailing, land and restaurant functions for GGP's portfolio. Previously, he served as Senior Vice President of Asset Management from 2004 to 2010, with responsibility for 17 properties totaling 20 million square feet. Prior to joining GGP, Mr. McNaughton was a founding partner and Senior Vice President of CORO Realty Advisors, an Atlanta-based investment advisory brokerage and redevelopment firm. He served as a founding member of the NAIOP Mixed-Use Development national forum and is an active member of the Urban Land Institute. Mr. McNaughton received a BA in management from Framingham State College. Mr. McNaughton's leadership roles at real estate companies has provided him with key experience in business and in the real estate industry and contribute to his ability to make strategic decisions with respect to our business.

        Rael Diamond has been our chief financial officer since January 12, 2012. Mr. Diamond served as chief financial officer of Brookfield Office Properties Canada since 2011 and served as interim chief financial officer for The Howard Hughes Corporation from 2010 to 2011 and has been Senior Vice President Finance of Brookfield Asset Management's real estate platform since 2009. In 2008, Mr. Diamond was the chief financial officer of a private investment firm. Prior to 2008 he held various finance positions within Brookfield Office Properties including Vice President & Controller of Brookfield Office Properties. Prior to 2003 he was with the Financial Advisory Services Group of Deloitte & Touche LLP. He is a Chartered Accountant.

        Brian Harper has been Executive Vice-President of Leasing since January 12, 2012. He also previously served as GGP's Senior Vice President of Leasing in 2011. Prior to 2011, Mr. Harper served in various positions at GGP, including Vice President of Mall Leasing and Vice President of Leasing/Big Box for both the Western and Eastern Regions. Before joining GGP, Mr. Harper was a leasing associate and then Vice President of Leasing at RED Development from 2002 to 2005 and an associate at Cohen-Esrey Real Estate Services, LLC from 1998 to 2002. His wide range of experience includes work with ground up development, asset repositions, distressed real estate and "regular" mall leasing.

        Brian Jenkins has been an Executive Vice-President of Development since January 12, 2012. Since joining GGP in 2010, Mr. Jenkins served has a Senior Vice President of Asset Management for GGP and, from 2004 to 2010 he was a Partner with AIG/Lincoln responsible for retail development including the Market Central portfolio. Prior to 2004, Mr. Jenkins held various management positions with TrizecHahn Corporation (formerly the Hahn Company), a shopping center owner and developer, including Senior Vice-President of Development. Over a career in the shopping center industry spanning 26 years, Mr. Jenkins has played key roles in the leasing, development and asset management of a number of successful retail properties both in the United States and Europe.

EXECUTIVE COMPENSATION

        Except as described below, we have not yet established our executive compensation philosophy, nor have we determined the material elements of the compensation of our executive officers. Our board of directors has formed a compensation committee which will recommend to our board of directors for consideration, the compensation arrangements for executive officers of Rouse going forward. These arrangements are expected to include appropriate salaries, annual bonus opportunities, and long-term incentives, including cash, awards linked to equity and equity awards under an incentive plan expected to be adopted prior to the separation. As a result, except as described below, we are not able to describe the post separation compensation arrangements that will be established by our board of directors and its compensation committee.

Employment Agreement with President and Chief Executive Officer

        We have entered into an employment agreement with Andrew Silberfein, our President and Chief Executive Officer, (the "Employment Agreement"). Pursuant to the Employment Agreement, Mr. Silberfein will receive annual base compensation of $750,000, and a signing bonus of $1,200,000, payable in cash or stock, at the election of Mr. Silberfein. Mr. Silberfein will have a target annual cash bonus equal to 100% of his base salary, with a guaranteed bonus of $750,000 for 2012.

        Pursuant to the Employment Agreement, Mr. Silberfein will receive a one-time initial award of $1,900,000 payable in restricted shares of our common stock (the "signing restricted stock"). Such restricted shares will vest in three equal annual installments on each of the first three anniversaries of the commencement date of Mr. Silberfein's employment. Mr. Silberfein will receive a one-time award of options (the "signing options") to acquire a number of shares of our common stock equal to the number obtained by dividing $10,000,000 by the closing price per share of our common stock on the date of grant. The signing options will vest in five equal annual installments on each of the first five anniversaries of the commencement date of Mr. Silberfein's employment. In addition, Mr. Silberfein will be entitled to receive annual stock option awards, beginning in 2013, subject to the satisfaction of performance measures and other criteria. Such annual awards will be based on the number of shares obtained by dividing (i) three times Mr. Silberfein's base salary by (ii) the closing price per share of our common stock on the date of the grant. Such annual stock option awards will vest in five annual installments on each of the first five anniversaries of the applicable award date of Mr. Silberfein's employment.

        In the event that Mr. Silberfein is terminated by us without cause or resigns for good reason, Mr. Silberfein will be entitled to receive the following: (i) two times the sum of his base salary and target annual cash bonus; (ii) any earned by unpaid annual cash bonus related to a fiscal year prior to the year of termination; (iii) a pro-rata annual cash bonus for the fiscal year in which the termination occurs; (iv) immediate vesting of any unvested portion of the signing restricted stock; and (v) up to 18 months of welfare benefit continuation at the active employee rate. In the event that Mr. Silberfein is terminated due to death or disability, he will be entitled to the following: (i) any earned but unpaid annual cash bonus relating to a fiscal year prior to the year of termination; (ii) a pro-rata annual cash bonus for the fiscal year in which the termination occurs and; (iii) immediate vesting of any unvested portion of the signing restricted stock. Pursuant to a letter agreement between us and Mr. Silberfein, in the event that Mr. Silberfein is terminated by us without cause, the portion of his signing options, if any, that would have vested during the one year period following the termination date shall vest on the termination date.

Services Agreement with Brookfield

        We have entered into a services agreement with Brookfield, pursuant to which Brookfield employees Rael Diamond and Timothy Salvemini will act as our Chief Financial Officer and Vice

President Finance, respectively, for a period of up to 12 months following the spin-off. See "Certain Relationships and Related Person Transactions—Services Agreement with Brookfield."

2012 Equity Incentive Plan

        We have adopted the 2012 Equity Incentive Plan, which is an omnibus equity incentive plan (the "Equity Plan"). The Equity Plan provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation (collectively, the "Awards"). Directors, employees and consultants of us and our subsidiaries and affiliates are eligible for Awards. The Equity Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

        The purposes of the Equity Plan are to assist us in attracting and retaining directors, employees and consultants, to align their respective interests with those of our shareholders through the issuance of equity-based compensation and to permit the granting of awards that are intended to constitute performance-based compensation for certain executive officers under Section 162(m) of the Internal Revenue Code. The following is a summary of the material terms of the Equity Plan, but does not include all of the provisions of the Equity Plan.

Administration

        The Equity Plan is administered by the compensation committee of our board of directors or any committee designated by our board of directors to administer the Equity Plan. The administrator is empowered to determine the form, amount and other terms and conditions of Awards, clarify, construe or resolve any ambiguity in any provision of the Equity Plan or any Award agreement and adopt such rules and guidelines for administering the Equity Plan as it deems necessary or proper. All actions, interpretations and determinations by the administrator are final and binding.

Shares Available

        The Equity Plan reserves 4,887,997 shares of our common stock for the issuance of Awards, subject to adjustments. In the event that any outstanding Award expires or terminates without the issuance of shares or is otherwise settled for cash, the shares allocable to such Award, to the extent of such expiration, termination or settlement for cash, will again be available for issuance. No participant may be granted more than 2,500,000 shares, or the equivalent dollar value of such shares, in any year.

Eligibility for Participation

        Members of our board of directors, as well as employees and consultants of us and our subsidiaries and affiliates are eligible to participate in the Equity Plan. The selection of participants is within the sole discretion of the administrator.

Types of Awards

        The Equity Plan provides for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation. The administrator will determine the terms and conditions of each Award, including the number of shares subject to each Award, the vesting terms, and the purchase price. Awards may be made in assumption of or in substitution for outstanding Awards previously granted by us or our affiliates, or a company acquired by us or with which we combine.

Award Agreement

        Awards granted under the Equity Plan will be evidenced by Award agreements that provide additional terms and conditions associated with the Awards, as determined by the administrator in its discretion. In the event of any conflict between the provisions of the Equity Plan and any such Award agreement, the provisions of the Equity Plan will control.

Options

        An option granted under the Equity Plan permits a participant to purchase from us a stated number of shares at an exercise price established by the administrator. Subject to the terms of the Equity Plan, the terms and conditions of any option will be determined by the administrator. Options will be designated as either nonqualified stock options or incentive stock options. An option granted as an incentive stock option will, to the extent it fails to qualify as an incentive stock option, be treated as a nonqualified option. The exercise price of an option may not be less than the fair market value of a share of our common stock on the date of grant. The term of each option will be determined prior to the date of grant, but may not exceed ten years.

Stock Appreciation Rights

        A stock appreciation right granted under the Equity Plan entitles the holder to receive, upon its exercise, the excess of the fair market value of a specified number of shares of our common stock on the date of exercise over the grant price of the stock appreciation right. Payment may be in the form of cash, shares of our common stock or any combination thereof. Subject to the terms of the Equity Plan, the terms and conditions of any stock appreciation right will be determined by the administrator.

Restricted Stock

        An Award of restricted stock granted under the Equity Plan is a grant of a specified number of shares of our common stock, which are subject to forfeiture upon the occurrence of specified events. Each Award agreement evidencing a restricted stock grant will specify the period of restriction, the conditions under which the restricted stock may be forfeited to us and such other provisions as the administrator may determine, subject to the terms of the Equity Plan.

Other Stock-Based Awards

        The administrator may grant Awards of shares of our common stock and Awards that are valued, in whole or in part, by reference to our common stock. Such Awards will be in such form and subject to such terms and conditions as the administrator may determine, including, the right to receive one or more shares of our common stock (or the equivalent cash value of such stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Subject to the provisions of the Equity Plan, the administrator will determine whether such other stock-based awards will be settled in cash, shares of our common stock or a combination of cash and such shares, and all other terms and conditions of such Awards.

Performance-Based Compensation

        To the extent permitted by Section 162(m) of the Code the administrator may design any Award so that the amounts or shares payable thereunder are treated as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code. The grant, vesting, crediting and/or payment of performance-based compensation will be based or conditioned on the achievement of objective performance goals established in writing by the compensation committee of our board of directors. Performance goals may be based on one or more of the following measures:

  •
  consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization);

  •
  net income before or after taxes;

  •
  operating income;

  •
  earnings per Share;

  •
  book value per Share;

  •
  return on shareholders' equity;

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  expense management;

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  return on investment;

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  improvements in capital structure;

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  profitability of an identifiable business unit or product;

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  maintenance or improvement of profit margins or rental or occupancy levels;

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  stock price;

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  market share;

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  revenues or sales;

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  costs;

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  cash flow (including, but not limited to, operating cash flow and free cash flow);

  •
  working capital;

  •
  return on assets;

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  store openings or refurbishment or redevelopment plans;

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  staff training;

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  corporate social responsibility policy implementation;

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  economic value added;

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  debt reduction or reduction in the cost of capital;

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  staff training;

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  completion of acquisitions or divestitures; and

  •
  operating efficiency.

Transferability

        Unless otherwise determined by the administrator, Awards may not be transferred by a participant except in the event of death. Any permitted transfer of the Awards to heirs or legatees of a participant will not be effective unless the administrator has been furnished with written notice thereof and a copy of such evidence as the administrator may deem necessary to establish the validity of the transfer.

        The administrator may impose such transfer restrictions on any shares received in connection with an Award as it may deem advisable or desirable. These restrictions may include a requirement that the participant hold the shares received for a specified period of time or a requirement that a participant represent and warrant in writing that the participant is acquiring the shares for investment and without any present intention to sell or distribute such shares.

Stockholder Rights

        Except as otherwise provided in the applicable Award agreement or with respect to Awards of restricted stock, a participant will have no rights as a stockholder with respect to shares of our common stock covered by any Award until the participant becomes the record holder of such shares; provided that, participants holding Awards of restricted stock will have the right to vote and receive dividends with respect to the restricted stock.

Adjustment of Awards

        In the event of a corporate event or transaction such as a recapitalization, in order to prevent dilution or enlargement of participants' rights under the Equity Plan, the administrator will make certain adjustments to Awards, including, in its sole discretion, substitution or adjustment of the number and kind of shares that may be issued under the Equity Plan or under particular Awards, the exercise price or purchase price applicable to outstanding Awards, and other value determinations applicable to the Equity Plan or outstanding Awards.

        In the event we experience a change in control, the administrator shall make adjustments to the terms and conditions of outstanding Awards, including, in its sole discretion, acceleration of vesting and exercisability of Awards, substitution of Awards with substantially similar Awards, cancellation of Awards for fair value and continuation of Awards.

Amendment and Termination

        The administrator may amend or terminate the Equity Plan or any Award agreement at any time. However, no amendment or termination is permitted without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement or materially increases the benefits available under the Equity Plan and no amendment or termination is permitted without the consent of the participants if such amendment or termination would materially diminish the participants' rights under the Equity Plan or any Award.

        No Awards will be granted more than ten years after the effective date of the Equity Plan.

Employee Options and Restricted Shares

        Certain of our employees hold restricted shares of GGP and unvested options to purchase shares of GGP that were awarded by GGP during the period they were employed by GGP. Such restricted shares and unvested stock options will be forfeited at the time such employees transfer employment to us from GGP and the Employee Matters Agreement provides that we will grant new awards to such employees pursuant to our Equity Plan taking into account the lost value of such forfeited restricted shares and unvested stock options.

        In addition, certain of our employees hold vested options to purchase an aggregate of approximately 224,000 shares of common stock of GGP. Such vested options will not be impacted by the employees' transfer of employment to us from GGP and will continue to be exercisable as if such employees continued to be employed by GGP. GGP has retained the liabilities and obligations related to such options, provided that we will pay GGP an amount equal to the incremental cost of extending the exercise period for such options. The exercise period will be extended by virtue of deeming the transferred employees to continue to be employed by GGP during the period they are employed by us and the incremental cost is estimated to be approximately $50,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of the record date, we had 35,546,639 shares of common stock issued and outstanding.

        The following table sets forth information regarding the beneficial ownership of our common stock as of February 1, 2012. The table does not give effect to this rights offering. The table below sets forth such estimated beneficial ownership for:

  •
  each stockholder that is a beneficial owner of more than 5% of our common stock;

  •
  each named director;

  •
  each named executive officer;

  •
  all of such directors and executive officers as a group.

        Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. We have based each of our footnotes on publicly available information as of February 1, 2012. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The address of each director and executive officer shown in the table below is c/o Rouse Properties, Inc., 1114 Avenue of the Americas, Suite 2800, New York, NY 10110.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percent of Total
Brookfield Asset Management(1)	13,342,984	37.53%
Pershing Square Capital Management(2)	2,709,442	7.62%
General Trust Company, as trustee(3)
M.B. Capital Partners III
M.B. Capital Units, L.L.C.	2,504,776	7.05%
The Blackstone Investors(4)	1,862,359	5.24%
Leonard Abramsky, Director	—	—
David Arthur, Director	—	—
Jeffrey Blidner, Director	—	—
Christopher Haley, Director	54	*
David Kruth, Director	—	—
Michael Mullen, Director	—	—
Steven Shepsman, Director	—	—
Andrew Silberfein, President and Chief Executive Officer and Director	193	*
Michael McNaughton, Chief Operating Officer	1,341	*
Rael Diamond, Chief Financial Officer	76	*
Brian Harper, Executive Vice President, Leasing	—	—
Brian Jenkins, Executive Vice President, Development	—	—
All Directors and Executive Officers as a Group	1,664	*

*
Represents beneficial ownership of less than 1% of our outstanding common stock

(1)
The following Brookfield entities may be deemed to constitute a "group" within the meaning of Section 13(d)(3) under the Exchange Act and Rule 13d-5(b)(1) thereunder and each member of the "group" may be deemed to beneficially own all shares of common stock held by all members of the "group": Brookfield Retail Holdings LLC, Brookfield Retail Holdings II LLC, Brookfield Retail Holdings III LLC, Brookfield Retail Holdings IV-A LLC, Brookfield Retail Holdings IV-D LLC, Brookfield Retail Holdings V LP, Brookfield Retail Holdings VI LLC, Brookfield US Retail Holdings LLC, Brookfield Retail Holdings IV-B LLC, Brookfield Retail Holdings IV-C LLC, Brookfield Asset Management Inc., Trilon Bancorp Inc., Brookfield Asset Management Private Institutional Capital Adviser (Canada) LP, Brookfield Private Funds Holdings Inc., Brookfield Retail Split LP, Brascan Asset Management Holdings Limited, Brookfield US Holdings Inc., Brookfield US Corporation, Brookfield REP GP Inc. and Brookfield Retail Split II LLC. Accordingly, each of the above Brookfield entities may be deemed to beneficially own 13,342,984 shares of common stock constituting beneficial ownership of 37.53% of the shares of the Company's common stock. The following Brookfield entities directly own more than 5% of the outstanding shares of the Company's common stock in the following amounts: (i) Brookfield Retail Holdings VI LLC directly owns 4,323,616 shares of common stock, representing approximately 12.16% of the shares of the Company's common stock, (ii) Brookfield Retails Holdings II LLC directly owns 2,012,058 shares of common stock, representing approximately 5.66% of the shares of the Company's common stock, (iii) Brookfield Retail Holdings III LLC directly owns 2,307,948 shares of common stock, representing approximately 6.49% of the shares of the Company's common stock and (iv) Brookfield Retail Holdings LLC directly owns 2,946,661 shares of common stock, representing approximately 8.29% of the shares of the Company's common stock. The following investors in such entities may be deemed to beneficially own more than 5% of the outstanding shares of the Company's common stock in the following amounts: (i) Future Fund Board of Guardians may be deemed to share voting and investment power over 9,020,208 shares of common stock of the Company (which includes 9,019,368 of the shares of common stock held by Brookfield, and an additional 840 shares of common stock held by Future Fund Board of Guardians), representing approximately 25.38% of the Company's common stock; and (ii) Stable Investment Corporation and Best Investment Corporation, both subsidiaries of China Investment Corporation, may be deemed to share voting and investment power over 9,019,368 of the shares of common stock held by Brookfield, representing approximately 25.37% of the Company's common stock. China Investment Corporation may be deemed to beneficially own a total of 9,024,285 shares of common stock (which includes 9,019,368 of the shares of common stock held by Brookfield and an additional 4,917 shares of common stock held by another wholly owned subsidiary of China Investment Corporation), representing approximately 25.39% of the shares of the Company's common stock. By virtue of the various agreements and arrangements among the Brookfield entities, Future Fund Board of Guardians and/or Stable Investment Corporation and Best Investment Corporation may be deemed to be members of a "group" with certain Brookfield entities. Each of Brookfield Retail Holdings LLC, Brookfield Retail Holdings II LLC, Brookfield Retail Holdings III LLC, Brookfield Retail Holdings IV-A LLC, Brookfield Retail Holdings IV-D LLC, Brookfield Retail Holdings V LP, Brookfield Retail Holdings IV LLC and Brookfield US Retail Holdings LLC (collectively, the "Investment Vehicles") expressly disclaims, to the extent permitted by applicable law, (a) beneficial ownership of any shares of common stock held by each of the other Investment Vehicles and (b) beneficial ownership of any shares of common stock held by Brookfield Retail Holdings VI LLC. The address of each such Brookfield-managed entity is c/o Brookfield Retail Holdings LLC, Level 22, 135 King Street, Sydney NSW 2000, Australia.

(2)
The shares of common stock are beneficially held by Pershing Square, PS Management GP, LLC and Pershing Square GP, LLC, who collectively share dispositive and voting power over all shares held for the accounts of Pershing Square, L.P., Pershing Square II, L.P., Pershing Square V, L.P. and each of Pershing Square IV, Ltd. and Pershing Square International, Ltd., both of which are

  Cayman Islands exempted companies. The address of Pershing Square is 888 Seventh Avenue, 42nd Floor, New York, New York 10019.

(3)
Such shares are beneficially owned by General Trust Company ("GTC") solely in its capacity as trustee of trusts, the beneficiaries of which are members of the Bucksbaum family which, for purposes hereof, include the spouses and descendents of Martin, Matthew and Maurice Bucksbaum. Certain of these trusts are the partners of M.B. Capital Partners III ("M.B. Capital"). M.B. Capital is the sole member of M.B. Capital Units L.L.C. ("Units L.L.C."). M.B. Capital and Units L.L.C., GTC has sole beneficial ownership of 351,917 shares of common stock. GTC, M.B. Capital and Units L.L.C. share beneficial ownership of 1,718,745 shares of common stock. GTC and M.B. Capital share beneficial ownership of 2,148,589 shares of common stock. The address of each of GTC, M.B. Capital and Units L.L.C. is 300 North Dakota Avenue, Suite 202, Sioux Falls, South Dakota 57104.

(4)
Such shares are beneficially owned by the seven of The Blackstone Investors: Blackstone, Blackstone Real Estate Partners (AIV) VI L.P., Blackstone Real Estate Partners VI.F L.P., Blackstone Real Estate Partners VI.TE.1 L.P., Blackstone Real Estate Partners VI.TE.2 L.P., Blackstone Real Estate Holdings VI L.P. and Blackstone GGP Principal Transaction Partners L.P. Blackstone Real Estate Associates VI L.P. is the general partner of six of The Blackstone Investors and BREP VI Side-by-Side GP L.L.C. is the general partner of the other Blackstone Investor. BREA VI L.L.C. is the general partner of Blackstone Real Estate Associates VI L.P. Blackstone Holdings III L.P. is the managing member of BREA VI L.L.C and the sole member of BREP VI Side-by-Side GP L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. The Blackstone Group L.P. is the managing member of Blackstone Holdings III GP Management L.L.C. The Blackstone Group L.P. is controlled by its general partner, Blackstone Group Management L.L.C. Stephen A. Schwarzman is the founding member of Blackstone Group Management L.L.C. Each of such entities and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by The Blackstone Investors directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares except to the extent of its or his indirect pecuniary interest therein. Mr. Schreiber is serving as the President of Centaur Capital Partners, Inc. and is a partner of Blackstone Real Estate Advisors VI L.P. Mr. Schreiber may be deemed to share dispositive power over these shares, but Mr. Schreiber disclaims beneficial ownership of such shares except to the extent of his indirect pecuniary interest therein. The address of The Blackstone Investors and each other entity or individual described in this footnote is c/o The Blackstone Group, L.P., 345 Park Avenue, New York, New York 10154.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Registration Rights Agreement

        We expect to enter into a registration rights agreement with Brookfield with respect to all registrable securities to be held by Brookfield. The registration rights agreement will provide for demand rights and customary piggyback registration rights. Pursuant to the registration rights agreement, we will be obligated to file a resale shelf registration statement with the SEC.

Services Agreement with Brookfield

        We have entered into a services agreement with Brookfield, pursuant to which Brookfield employees Rael Diamond and Timothy Salvemini serve as our Chief Financial Officer and Vice President Finance, respectively for a period of up to 12 months following the spin-off. We expect to pay Brookfield an estimated $88,000 per month for these services.

Office Lease with Brookfield

        GGP has entered into a 10-year lease agreement with Brookfield, as landlord, for office space. This lease was assigned to us following the spin-off. The lease agreement calls for annual rent of $1,076,120 during the first five years of the lease and $1,146,975 during the last five years of the lease.

Subordinated Credit Facility with Brookfield

        We entered into a credit agreement with a wholly owned subsidiary of Brookfield, as lender, for a $100.0 million revolving subordinated credit facility. See "Description of Certain Indebtedness—Subordinated Revolving Credit Facility."

Backstop Agreement with Brookfield

        We have entered into a backstop agreement with Brookfield for the rights offering pursuant to which Brookfield has agreed to backstop our anticipated rights offering at a price of $15 per share. We will pay Brookfield a fee of $6.0 million for providing the backstop commitment and reimburse Brookfield's third party out of pocket expenses in an amount up to $100,000. GGP will provide a limited guarantee of certain of Rouse's obligations under the backstop agreement relating to periods prior to completion of the spin-off. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Expected Financings—Rights Offering."

Director Independence

        Our board of directors has affirmatively determined that Leonard Abramsky, David Arthur, Jeffrey Blidner, Christopher Haley, David Kruth, Michael Mullen and Steven Shepsman are independent directors under the applicable rules of the NYSE and as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.

Related Person Transactions Policy

        We have adopted a written policy relating to the approval of related person transactions. Our audit committee will review and approve all relationships and related person transactions between us and (i) our directors, director nominees or executive officers, (ii) any 5% record or beneficial owner of our common stock, (iii) any immediate family member of any person specified in (i) and (ii) above or (iv) an entity that is either wholly or substantially owned or controlled by someone specified in (i), (ii) or (iii) above.

        As set forth in the related person transactions policy, in the course of its review and approval of a related person transaction, the audit committee will consider:

  •
  whether the transaction is in, or not inconsistent with, our best interests;

  •
  the position within or relationship of the related person with us;

  •
  the materiality of the transaction to the related person and us;

  •
  whether the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party; and

  •
  whether the term of the transaction does not exceed one year or the agreement reflecting the related person transaction is terminable by us in our sole discretion upon reasonable notice.

        If a transaction under review involves a member of the audit committee who is a related person, the transaction must be approved by disinterested members who constitute a majority of disinterested members of the audit committee.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facility

        We have entered into a senior secured credit facility with a syndicate of banks, as lenders, and Wells Fargo Bank, National Association, as administrative agent, and Wells Fargo Securities, LLC, RBC Capital Markets, LLC and U.S. Bank National Association, as joint lead arrangers that provides borrowings on a revolving basis of up to $50.0 million (the "Revolver") and a senior secured term loan (the "Term Loan" and together with the Revolver, the "Facilities") which provided an advance of approximately $433.5 million. The Facilities closed concurrently with the consummation of the spin-off and have a term of three years. The Revolver is currently undrawn. Set forth below is a summary of the terms of the Facilities.

        The Facilities are guaranteed by certain of our wholly-owned subsidiaries and are cross-collateralized by (a) a first priority lien on the 17 properties owned by such guarantors (the "Mortgage Collateral"), and (b) to the extent permitted under third party debt facilities, indirect equity pledges of the equity in certain of our property owning wholly-owned subsidiaries. The proceeds of the Term Loan were used to retire existing debt on the Mortgage Collateral and to pay transaction costs associated with the spin-off.

        The Facilities are subject to the satisfaction by us of certain conditions subsequent, including, among others, the completion of a $200.0 million equity capital raise within 120 days of the date of the spin-off.

        The Facilities have affirmative and negative covenants that are customary for a real estate loan, including, without limitation, restrictions on incurrence of indebtedness and liens on the Mortgage Collateral; restrictions on pledges; restrictions on subsidiary distributions; with respect to the Mortgage Collateral, limitations on our ability to enter into transactions relating to mergers, consolidations, sales of assets for less than fair market value and similar transactions; conduct of business; restricted distributions; transactions with affiliates; and limitation on speculative hedge agreements. In addition, we are required to comply with the following financial maintenance covenants: (1) net indebtedness to value ratio, (2) liquidity, (3) minimum fixed charge coverage ratio, (4) minimum tangible net worth, and (5) minimum portfolio debt yield.

        The Facilities bear interest at LIBOR plus 500 basis points. The default interest rate following a payment event of default under the Facilities will be 2.00% more than the then-applicable interest rate. Interest will be payable monthly. In December 2011 we entered into a hedge transaction related to a portion of our Term Loan. This hedge transaction was for an interest rate cap with a notional amount of $110.0 million and caps the daily LIBOR rate at 1%.

        There is a prepayment premium payable with respect to certain voluntary prepayments of the Term Loan in an amount equal to breakage fees and (i) 2.00% of the amount prepaid during the first 12 months after the closing date, and (ii) 1.00% of the amount prepaid during the thirteenth through twenty-fourth month after the closing date. We are permitted to voluntarily prepay the obligations under the Revolver without any penalty, other than breakage fees, at any time.

        The Facilities contain customary events of default, including, without limitation, payment defaults, performance defaults, bankruptcy, judgments, defaults under certain other indebtedness, seizures of property and changes of control, and failure to satisfy the conditions subsequent.

Subordinated Revolving Credit Facility

        We have entered into a subordinated unsecured revolving credit facility with a wholly owned subsidiary of Brookfield that provides borrowings on a revolving basis of up to $100.0 million (the "Subordinated Facility"). The Subordinated Facility closed concurrently with the Facilities and the consummation of the spin-off and has a term of three years and six months. Set forth below is a summary of the terms of the Subordinated Facility.

        The Subordinated Facility is not guaranteed by any of our subsidiaries. The proceeds of the Subordinated Facility will be used for general corporate purposes.

        The Subordinated Facility has no affirmative covenants and has the following negative covenants: merger, consolidation and sale of all or substantially all assets; modifications of organizational documents; no adverse modifications to the Facilities; and no refinancing or replacement of the Facilities without Trilon's consent. If the Facilities are repaid or refinanced prior to the maturity of the Subordinated Facility, then the covenants (other than the covenants related to the Mortgage Collateral) from the Facilities shall be incorporated by reference to the Subordinated Facility.

        The Subordinated Facility will bear interest at LIBOR (with a LIBOR floor of 1%) plus 850 basis points. The default interest rate following a payment event of default under the Subordinated Facility will be 2.00% more than the then applicable interest rate. Interest will be payable monthly. At our option, any interest may be (1) paid currently, provided we have obtained the consent of the lenders under the Facilities for such payments, (2) added to the outstanding principal amount of the Subordinated Facility, bearing interest at the rates described in the first sentence of this paragraph (which will utilize the Subordinated Facility in an amount equal to such interest payment), or (3) accrued until the maturity of the Subordinated Facility, bearing interest at base rate plus 10.5% (which will not utilize a portion of the Subordinated Facility).

        Subject to subordination provisions in favor of the Facilities, we are permitted to voluntarily prepay the obligations under the Subordinated Facility without any penalty, other than breakage fees, at any time.

        The Subordinated Facility contains events of default limited to the following: payment defaults; performance defaults; misrepresentations; acceleration of the Facilities; bankruptcy; revocation of the Subordinated Facility by us in writing; and certain changes of control.

Property-Level Debt

        As of September 30, 2011, we had $1.13 billion aggregate principal amount outstanding of consolidated secured property-level debt on a historical basis and $730.2 million on a pro forma basis to give effect to the transactions described in this prospectus. Typically, our property-level debt may restrict our ability to:

  •
  incur indebtedness secured by that property other than ordinary course trade debt;

  •
  create liens on that property that are not incurred in the ordinary course of business;

  •
  transfer the property or the direct or indirect equity interests in the borrowing entity that owns the property;

  •
  manage cash flows generated from the property;

  •
  make material alterations to the property; and

  •
  enter into, modify or terminate material leases (typically based on a square footage threshold) with respect to the property.

        The debt on 13 of our 30 assets, representing approximately $724.0 million has remained outstanding after the spin-off date (the "Assigned Debt"). The Assigned Debt has an average weighted interest rate of 5.33% and an average remaining term of 4 years. The Assigned Debt is stand-alone (not crossed-collateralized) first mortgage debt and is non-recourse with the exception of customary contingent guaranties/indemnities initially posted by GGP parent entities such as non-recourse carve-out guaranties and environmental indemnities, which we assumed as of the spin-off date.

        We do not believe any individual mortgage or property-level debt instrument to be material.

' Table of Contents

DESCRIPTION OF CAPITAL STOCK

        The following is a summary of the material terms of our capital stock contained in our amended and restated certificate of incorporation and bylaws, and is qualified in its entirety by reference to these documents. You should refer to our amended and restated certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, along with the applicable provisions of the Delaware General Corporation Law (the "DGCL").

General

        We were incorporated as a Delaware corporation on August 10, 2011. Our authorized capital stock consists of 500.0 million shares of common stock, par value of $0.01, and 1.0 million shares of non-voting Class B common stock, par value $0.01 per share, and 50.0 million shares of preferred stock. Following the spin-off, approximately 35.9 million shares of our common stock were issued and outstanding (approximately 35.54 million common stock and 0.36 million Class B common stock) and that no shares of preferred stock were issued and outstanding.

Common Stock

        Each holder of our common stock is entitled to one vote per each share on all matters to be voted upon by the common stockholders, and there are no cumulative voting rights. Holders of our common stock will be entitled to receive ratably, together with holders of our Class B common stock, the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of our company, holders of our common stock, together with holders of our Class B common stock, would be entitled to ratable distribution of our assets remaining after the payment in full of liabilities.

        Under the terms of our amended and restated certificate of incorporation, the holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Class B Common Stock

        Our Class B common stock is identical to our common stock except that holders of our Class B common stock do not have voting rights. At anytime, and from time to time, after January 1, 2013, the holder or holders of our Class B common stock will be permitted to put Class B common stock to us for cash; provided, however, we may elect, at our sole and own discretion, to deliver shares of our common stock, on a one-for-one basis, in lieu of delivering cash. All of our Class B common stock is held by a subsidiary of GGP.

        Holders of our Class B common stock will be entitled to receive ratably, together with holders of our common stock, the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of our company, holders of our Class B common stock, together with holders of our common stock, would be entitled to ratable distribution of our assets remaining after the payment in full of liabilities.

        Under the terms of our amended and restated certificate of incorporation, the holders of our Class B common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Class B common stock. All outstanding shares of our Class B common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our Class B common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Our amended and restated certificate of incorporation provides that our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series and, by filing a certificate of designations pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof. The authority of the board of directors with respect to each series of Preferred Stock includes, but is not limited to, determination of the following:

  •
  the designation of the series, which may be by distinguishing number, letter or title;

  •
  the number of shares of the series, which number the board of directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

  •
  whether dividends, if any, shall be paid, and, if paid, the date or dates upon which, or other times at which, such dividends shall be payable, whether such dividends shall be cumulative or noncumulative, the rate of such dividends (which may be variable) and the relative preference in payment of dividends of such series;

  •
  the redemption provisions and price or prices, if any, for shares of the series;

  •
  the terms and amounts of any sinking fund or similar fund provided for the purchase or redemption of shares of the series;

  •
  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our corporation;

  •
  whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of our corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices, or rate or rates, any adjustments thereto, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

  •
  restrictions on the issuance of shares of the same series or of any other class or series; and

  •
  the voting rights, if any, of the holders of shares of the series.

Restrictions on Ownership and Transfer

        Generally, for us to qualify as a REIT under the Code for a taxable year, the following conditions (among others) must be satisfied:

  •
  not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, at any time during the last half of a taxable year;

  •
  our capital stock must be beneficially owned, without regard to any rules of attribution of ownership, by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and

  •
  certain percentages of our gross income and assets must be from particular activities and types of assets.

        Accordingly, our amended and restated certificate of incorporation contains provisions which limit the value of our outstanding capital stock that may be owned by any stockholder. We refer to this limit as the "Ownership Limit."

        Subject to certain exceptions, the Ownership Limit provides that no stockholder may own, or be deemed to own by virtue of the applicable attribution provisions of the Code, more than the Ownership Limit. The Ownership Limit is set at 9.9% of the vote or value, whichever is more restrictive, of the outstanding capital stock.

        Our board of directors may waive the Ownership Limit if presented with satisfactory evidence that such ownership will not jeopardize our status as a REIT. As a condition of such waiver, our board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status. The Ownership Limit will not apply if the board of directors and the holders of capital stock determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. If shares of capital stock in excess of the Ownership Limit, or shares which would cause Rouse to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to such shares. We have provided a waiver from the Ownership Limit to Brookfield in connection with the spin-off, this was to Brookfield making certain representations and covenants.

        Our amended and restated certificate of incorporation further provides that, subject to limited exceptions, upon a transfer or other event that results in a person owning (either directly or by virtue of the applicable attribution rules) capital stock in excess of the applicable Ownership Limit or causes us to lose our REIT status (such shares in excess of the ownership limit or which cause a loss of our REIT status hereinafter referred to as "Excess Shares"), such person (known as a "Prohibited Owner") will not acquire or retain any rights or beneficial economic interest in such Excess Shares. Rather, the Excess Shares will be automatically transferred to a person or entity unaffiliated with and designated by us to serve as trustee of a trust for the exclusive benefit of a charitable beneficiary to be designated by us within five days after the discovery of the transaction which created the Excess Shares. The trustee shall have the exclusive right to designate a person who may acquire the Excess Shares without violating the applicable ownership restrictions (a "Permitted Transferee") to acquire any and all of the shares held by the trust. The Permitted Transferee must pay the trustee valuable consideration (whether in a public or private sale) for the Excess Shares. The trustee shall pay to the Prohibited Owner the lesser of (a) the value of the shares at the time they became Excess Shares and (b) the price received by the trustee from the sale of the Excess Shares to the Permitted Transferee. The beneficiary will receive the excess of (a) the sale proceeds from the transfer to the Permitted Transferee over (b) the amount paid to the Prohibited Owner, if any, in addition to any dividends paid with respect to the Excess Shares.

        The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above or in our amended and restated certificate of incorporation, any change in the Ownership Limit would require an amendment to our amended and restated certificate of incorporation. In addition to preserving our status as a REIT, the Ownership Limit may preclude an acquisition of control of Rouse without the approval of our board of directors.

        All certificates representing capital stock will bear a legend referring to the restrictions described above.

 Anti-Takeover Effects of Various Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

        Provisions of the DGCL and our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

        Delaware Anti-Takeover Statute.    We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. Prior to the completion of the spin-off the board of directors took all action necessary to render the restrictions on business combinations under Section 203 inapplicable to Brookfield in connection with the spin-off.

        Size of Board and Vacancies.    Our amended and restated bylaws provide that the number of directors on our board of directors will be fixed exclusively by our board of directors. Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of our board of directors then in office, provided that a majority of the entire board of directors, or a quorum, is present and any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally, subject to the rights of certain parties, by the majority vote of our remaining directors in office, even if less than a quorum is present.

        Special Stockholder Meetings.    Under our amended and restated certificate of incorporation and amended and restated bylaws, our board of directors may call special meetings of our stockholders and, with the concurrence of 20% or more of the voting power of the issued and outstanding shares entitled to vote generally in the election of directors, our stockholders may call a special meeting.

        Elimination of Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation and amended and restated bylaws expressly eliminate the right of our stockholders to act by written consent other than by unanimous written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

        Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our Board.

        No Cumulative Voting.    The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not provide for cumulative voting.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties as directors. Our amended and restated certificate of incorporation will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of us, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation also provides that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. We are also expressly authorized to carry directors' and officers' insurance to protect us, our directors, officers and certain employees for some liabilities. The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, this provision does not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director's duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

        Rouse expects to maintain standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to Rouse with respect to indemnification payments that it may make to such directors and officers.

Sale of Unregistered Securities

        On August 10, 2011, we issued 100 shares of our common stock to GGP Limited Partnership, our parent company at the time. The shares were issued in a private placement exempt from registration pursuant to 4(2) of the Securities Act.

        On January 12, 2012, in connection with the restructuring transactions relating to, and as part of the consideration for, the spin-off, we issued 359,056 shares of our Class B common stock, par value $0.01 per share to GGP LP. The Class B common stock was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Authorized but Unissued Shares

        Our authorized but unissued shares of common stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

 Shares Eligible for Future Sale

        Shares of our common stock distributed to holders in connection with the spin-off is transferable without registration under the Securities Act except for shares received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the spin-off generally include individuals or entities that control, are controlled by or are under common control with us, which may include certain of our executive officers, directors or principal stockholders. Securities held by our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell shares of our common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

        In addition, there will be up to approximately 26.7 million shares of common stock subject to a registration rights agreement to the extent such shares are "Registrable Securities" as defined therein. See "Certain Relationships and Related Person Transactions—Registration Rights Agreement."

Listing

        Our common stock is listed on the NYSE under the symbol "RSE."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the subscription rights acquired through the rights offering and the ownership and disposition of the shares of common stock received upon exercise of the subscription rights. Except where noted, this summary deals only with subscription rights and common stock issued upon exercise of subscription rights, in each case, held as capital assets. This summary is based upon the provisions of the Code, regulations promulgated thereunder and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of U.S. federal income taxation that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under the U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions (including banks), individual retirement and other tax-deferred accounts, tax-exempt organizations, regulated investment companies, REITs, "controlled foreign corporations", "passive foreign investment companies", broker-dealers, former U.S. citizens or long-term residents, life insurance companies, persons that hold subscription rights or common stock as part of a hedge against currency or interest rate risks or that hold subscription rights or common stock as part of a straddle, conversion transaction or other integrated investment, or U.S. holders that have a functional currency other than the U.S. dollar. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or any estate, gift or alternative minimum tax consequences.

        For purposes of this summary, a "U.S. holder" is a beneficial owner of subscription rights or common stock, as applicable, that is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

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  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

        For purposes of this summary, a "non-U.S. holder" is a beneficial owner of subscription rights or common stock that is not a U.S. holder or a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of subscription rights or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax considerations with respect to the purchase, ownership and disposition of our subscription rights or common stock.

Taxation of the Rights Offering

Receipt of Subscription Rights

        Your receipt of subscription rights pursuant to the rights offering should not be treated as a taxable distribution for U.S. federal income tax purposes. Under Section 305 of the Code, a stockholder who receives a right to acquire common stock will, in certain circumstances, be treated as having received a taxable dividend in an amount equal to the value of such right. A common stockholder who receives a right to acquire common stock generally will be treated as having received a taxable dividend if such stockholder's proportionate interest in the earnings and profits or assets of the corporation is increased and any other stockholder receives a distribution of cash or other property. For purposes of the above, "stockholder" includes holders of warrants, options and convertible securities. The application of this rule is very complex and subject to uncertainty. We believe, however, that pursuant to Section 305 of the Code and the Treasury Regulations issued thereunder, the receipt of subscription rights should generally not be taxable to a stockholder for U.S. federal income tax purposes and the remainder of this discussion assumes that is the case.

Tax Basis in the Subscription Rights

        If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

        However, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including the trading price thereof.

Expiration of Subscription Rights

        If you allow subscription rights received in the rights offering to expire, you will not recognize any gain or loss for U.S. federal income tax purposes, and you should reallocate any portion of the tax basis in your existing shares of common stock previously allocated to the subscription rights that have expired to your existing shares of common stock.

Taxation of Rouse Properties, Inc.

General

        This section is a summary of certain federal income tax matters of general application pertaining to us under the Code, assuming we qualify as a REIT. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. This summary is qualified in its entirety by the applicable Code provisions, regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

        We plan to elect to be treated as a REIT in connection with the filing of our tax return for 2011. Such election would be retroactive to August 10, 2011, the date of our incorporation. We believe that, commencing with such taxable year, we were organized and have operated in a manner so as to qualify as a REIT for U.S. federal income tax purposes. We have received an opinion of Weil, Gotshal & Manges LLP that we will qualify as a REIT if we achieve certain of our objectives, including diversity of stock ownership and operating standards. The opinion of Weil, Gotshal & Manges LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by us regarding our organization, assets and the conduct of our business operation. However, such opinion is not binding on the Internal Revenue Service ("IRS") or any court, and there is no assurance that the IRS will not successfully challenge the conclusions set forth in such opinion or that we will be able to achieve our goals and thus qualify or continue to qualify to be taxed as a REIT.

        Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Weil, Gotshal & Manges LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests (discussed below), some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

        If we qualify as a REIT, we generally will not be subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, notwithstanding our qualification as a REIT, we will be subject to federal income tax as follows:

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  We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. For this purpose, REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

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  We may, under certain circumstances, be subject to the "alternative minimum tax" on our items of tax preference.

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  If we have (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income. Foreclosure property generally consists of property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

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  We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

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  If we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the excess of 75% of our gross income over the amount of such income attributable to sources which qualify under the 75% gross income test (as discussed below) and (2) the excess of 95% of our gross income over the amount of such income attributable to sources which qualify under the 95% gross income test (discussed below), multiplied by (b) a fraction intended to reflect our profitability.

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  If we should fail to satisfy any of the REIT asset tests discussed below (other than a de minimis failure of the 5% or 10% asset tests, as discussed below), due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail the applicable test.

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  If we should fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or asset tests) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each failure.

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  If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Any REIT ordinary income and capital gain net income on which an income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the amount of this tax.

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  If we acquire any asset from a C corporation in a transaction in which the tax basis of the asset in our hands is determined by reference to the tax basis of the asset in the hands of the C corporation and we subsequently recognize gain on the disposition of the asset during the applicable recognition period, then we will generally be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) the adjusted tax basis in the asset, in each case, determined as of the beginning of the applicable recognition period. The results described in this paragraph with respect to the recognition of gain assume that certain elections specified in applicable Treasury Regulations are forgone by the corporation from which the assets are acquired.

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  We may be subject to a 100% tax on some items of income or expense that are directly or constructively paid between a taxable REIT subsidiary (as described below) and a REIT if and to the extent that the IRS disputes the reported amounts of these items.

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  If we elect to retain the proceeds from the sale of assets that result in net capital gain, we will be required to pay tax at regular corporate tax rates on the retained net capital gain; each stockholder will be required to include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, and each of our stockholders will receive a credit or refund for its proportionate share of the tax we pay.

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  We may be required to pay penalties under certain circumstances, including if we fail to meet certain record keeping requirements.

Furthermore, notwithstanding our status as a REIT, we may have to pay certain state and local income taxes because not all states and localities treat REITs the same as they are treated for federal income tax purposes. We could also be subject to foreign taxes on investments and activities, if any, in foreign jurisdictions. Finally, we could also be subject to tax in certain situations and on certain transactions not presently contemplated.

Requirements for qualification as a REIT

        The Code defines a REIT as a corporation, trust or association:

  1.
  that is managed by one or more trustees or directors;

  2.
  the beneficial ownership of which is evidenced by transferable shares or transferable certificates of beneficial interest;

  3.
  which would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

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  which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

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  the beneficial ownership of which is held by 100 or more persons;

  6.
  in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities);

  7.
  that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

  8.
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

        The Code provides that the first four conditions listed above must be met during the entire taxable year, and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the sixth condition, specified tax-exempt entities (but generally excluding trusts described in Section 401(a) and exempt under Section 501(a) of the Code) generally are treated as individuals and other entities, including pension funds, are subject to "look-through" attribution rules to determine the individuals who constructively own the stock held by the entity.

        We believe we have operated and intend to continue to operate in a manner so as to satisfy each of the above conditions. In addition, with regard to the fifth and sixth conditions described above, our certificate of incorporation provides certain restrictions regarding transfers of our shares, which provisions are intended to assist us in satisfying these share ownership requirements. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements or otherwise fail to meet the conditions described above, we will fail to qualify as a REIT. See our discussion under "—Failure to qualify as a REIT" for a discussion of the implications of such failure to qualify as a REIT. However, if we comply with certain rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in the sixth condition described above, we will be treated as having met this requirement.

        To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand each year from the record holders of certain percentages of our stock written statements in which the record holders are to disclose the persons required to include in gross income our REIT dividends. A stockholder who fails or refuses to comply with the demand must submit a statement with his or her tax return disclosing the actual ownership of the shares and certain other information.

        In addition, we must use a calendar year for federal income tax purposes, satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder. We use a calendar year, and intend to satisfy the relevant filing, administrative, recordkeeping, and other requirements established by the IRS, the Code, and regulations promulgated thereunder that must be met to elect and maintain REIT status.

Gross income tests

        In order to maintain qualification as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived directly or indirectly from certain investments relating to real property or mortgages on real property, including "rents from real property," dividends from other REITs and, in certain circumstances, interest or income from certain types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

        For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, an amount that depends in whole or in part on the income or profits of a debtor is not excluded from the term "interest" to the extent the amount is attributable to qualified rents received by the debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property.

        Rents that we receive will qualify as "rents from real property" in satisfying the gross income requirements described above only if certain conditions, including the following, are met. First, the amount of rent generally must not depend in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from qualifying as "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, an amount that depends in whole or in part on the income or profits of a debtor is not excluded from the term "rents from real property" to the extent the amount is attributable to qualified rents received by the debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property. Second, except for certain rents received from a taxable REIT subsidiary, rents received from a tenant will not qualify as "rents from real property" if the REIT (or an actual or constructive owner of 10% or more of the REIT) actually or constructively owns 10% or more of the tenant. Amounts received from the rental of up to 10% of a property to a taxable REIT subsidiary will qualify as "rents from real property" so long as at least 90% of the leased space of the property is rented to third parties and the rents received are substantially comparable to rents received from other tenants of the property for comparable space. Third parties for this purpose means persons other than taxable REIT subsidiaries or related parties. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

        In addition, for rents received to qualify as "rents from real property," a REIT generally must not operate or manage the property or furnish or render non-customary services to the tenants of such property, other than through an independent contractor from which the REIT derives no revenue or through a taxable REIT subsidiary. A REIT is permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Moreover, a REIT may provide non-customary services to tenants of, or operate or manage, a property without disqualifying all of the rent from the property if the payment for such services or operation or management of the property does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services or operation or management is deemed to be at least 150% of the direct cost of providing the services or providing the operation or management.

        Although our affiliates may perform development, construction and leasing services for, and may operate and manage, certain properties directly without using an "independent contractor," we believe that, in almost all instances, the only services to be provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only. To the extent any non-customary services or operation or management are provided, such services, operation or management will generally (although not necessarily in all cases) be performed by a taxable REIT subsidiary. In any event, we intend that the amounts we receive for non-customary services or operation or management that may constitute "impermissible tenant service income" from any one property will not exceed 1% of the total amount collected from such property during the taxable year.

        Our share of any dividends received from our non-REIT corporate subsidiaries and from other corporations in which we own an interest, will generally qualify under the 95% gross income test but not under the 75% gross income test. We do not anticipate that we will receive sufficient dividends from such persons to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

        If the IRS successfully asserts that any amount of interest, rent, or other deduction of a taxable REIT subsidiary for amounts paid to us exceeds amounts determined at arm's length, the IRS's adjustment of such an item could trigger a 100% excise tax which would be imposed on the portion that is excessive. See "—Penalty tax" below. Taking into account our anticipated sources of nonqualifying income, we believe that our aggregate gross income from all sources will satisfy the income tests applicable to us. However, we may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of our income. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attached a schedule of the sources of our income to our tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. See "—Failure to qualify as a REIT" below for a discussion of the implications of such failure to qualify as a REIT. As discussed above in "—General," even where these relief provisions apply, we would be subject to a penalty tax based upon the amount of our non-qualifying income.

Asset tests

        At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets at the end of each quarter must consist of real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term "real estate assets" generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering by us or a public debt offering by us with a term of at least five years, but the stock or debt instrument qualifies as a "real estate asset" only for the one-year period beginning on the date that we receive the proceeds of the offering.

        Second, not more than 25% of the value of our total assets may be represented by securities (other than those securities that qualify for purposes of the 75% asset test).

        Third, not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        Fourth, except for securities that qualify for purposes of the 75% asset test and investments in our qualified REIT subsidiaries and our taxable REIT subsidiaries (each as described below), the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer, except, in the case of the 10% value test, certain "straight debt" securities. Certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property, any security issued by a REIT or a qualified REIT subsidiary (as described below), and interests in certain partnerships (which are subject to a look-thru rule as described below). In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or other entity classified as a partnership for U.S. federal income tax purposes in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or other entity (rather than solely our interest in the capital of the partnership or other entity), excluding for this purposes certain securities described in the Code.

        The asset tests described above must be satisfied at the close of each quarter of our taxable year in which we (directly or through our partnerships, other entities classified as partnerships or qualified REIT subsidiaries) acquire securities in the applicable issuer, increase our ownership of securities of the issuer (including as a result of increasing our interest in a partnership or other entity which owns the securities), or acquire other assets. For example, our indirect ownership of securities of an issuer through a partnership or other entity classified as a partnership for U.S. federal income tax purposes may increase as a result of our capital contributions to the partnership or other entity. After initially meeting the asset tests at the close of any quarter as a REIT, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or other entity), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the values of our assets to ensure compliance with the asset tests. In addition, we intend to take any actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

        Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we are deemed to have met the 5% and 10% asset tests if (1) the value of our nonqualifying assets does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10 million and (2) we dispose of the nonqualifying assets or otherwise satisfy these tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) a different period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking certain required steps, including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) a different period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

        Although we expect to satisfy the asset tests described above and plan to take steps to ensure that we satisfy these tests for each quarter with respect to which we are required to apply the tests, there can be no assurance that we will always be successful or that we will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with an asset test in a timely manner and the relief provisions described above do not apply, we will cease to qualify as a REIT.

Ownership of interests in partnerships and other entities classified as partnerships

        We may own and operate one or more properties through partnerships and other entities classified as partnerships. Treasury Regulations provide that if we are a partner in a partnership, we are deemed to own our proportionate share of the assets of the partnership based on our interest in partnership capital, subject to special rules relating to the 10% REIT asset test described above. Also, we are deemed to be entitled to our proportionate share of the income of the partnership. The assets and gross income of the partnership retain the same character in our hands for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include the partnership's share of assets and items of income of any partnership in which it owns an interest.

The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are classified as partnerships for U.S. federal income tax purposes.

        We may have direct or indirect control of certain partnerships and other entities classified as partnerships and intend to continue to operate them in a manner consistent with the requirements for qualification as a REIT. From time to time we may be a limited partner or non-managing member in certain partnerships and other entities classified as partnerships. If a partnership or other entity in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in the entity. In addition, a partnership or other entity could take an action which could cause us to fail a REIT income or asset test, and we might not become aware of the action in time to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In this case, unless we are entitled to relief, as described above, we will fail to qualify as a REIT.

Ownership of interests in qualified REIT subsidiaries

        We may from time to time own and operate certain properties through wholly owned corporate subsidiaries (including entities which, absent the application of the provisions in this paragraph, would be treated as associations classified as corporations for U.S. federal income tax purposes) that we intend to be treated as "qualified REIT subsidiaries" under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation's outstanding stock, and if we do not elect with the subsidiary to treat it as a "taxable REIT subsidiary," as described below. A qualified REIT subsidiary is not treated as a separate corporation for U.S. federal income tax purposes. All assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code, including the REIT qualification tests. Thus, in applying the federal tax requirements described herein, any corporations in which we own a 100% interest (other than any taxable REIT subsidiaries) are disregarded, and all assets, liabilities and items of income, deduction and credit of these corporations are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of the issuer's securities or more than 5% of the value of our total assets.

Ownership of interests in taxable REIT subsidiaries

        We may from time to time own corporate subsidiaries treated as taxable REIT subsidiaries. A taxable REIT subsidiary is a corporation other than another REIT or a qualified REIT subsidiary in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns, directly or indirectly, securities possessing more than 35% of the total voting power or value of the securities of the corporation. A taxable REIT subsidiary generally may engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or healthcare facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or healthcare facility is operated, except in certain limited circumstances permitted by the Code. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary's debt-to-equity ratio and interest expense are not satisfied. Our ownership of securities of taxable REIT subsidiaries will not be subject to the 5% or 10% asset tests described above. See "—Asset tests" above.

        Unlike a qualified REIT subsidiary, the income and assets of a taxable REIT subsidiary are not attributed to us for purposes of the conditions that we must satisfy to maintain our REIT status. Accordingly, the separate existence of a taxable REIT subsidiary is not ignored for U.S. federal income tax purposes. Rather, for REIT asset and income testing purposes, we take into account our interest in a taxable REIT subsidiary's securities and the income and gain we derive therefrom. A taxable REIT subsidiary or other taxable corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders. A taxable REIT subsidiary may engage in activities or hold assets that are not permitted to be performed or held directly by us or a partnership in which we are a partner without affecting REIT compliance, such as providing certain services to tenants or others (other than in connection with the operation or management of a lodging or healthcare facility). However, certain restrictions are imposed on our ability to own, and our dealings with, taxable REIT subsidiaries. These restrictions are intended to ensure that taxable REIT subsidiaries comprise a limited amount of our business (e.g., the securities of our taxable REIT subsidiaries cannot comprise more than 25% of the value of our total assets) and that taxable REIT subsidiaries remain subject to an appropriate level of federal income taxation.

Distribution requirements

        In order to qualify as a REIT, we must distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

  •
  90% of our "REIT taxable income"; and

  •
  90% of our after-tax net income, if any, from foreclosure property; minus

  •
  the excess of the sum of certain items of non-cash income over 5% of our "REIT taxable income," as described below.

        For these purposes, our "REIT taxable income" is computed without regard to the dividends paid deduction and excluding our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.

        Such dividend distributions generally must be made in the taxable year to which they relate or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary or capital gain (as applicable) corporate tax rates.

        We intend to make timely distributions sufficient to satisfy these annual distribution requirements. It is possible, however, that from time to time we may not have sufficient cash to meet the 90% distribution requirement due to timing differences between (a) the actual receipt of cash, and (b) the inclusion of certain items in income by us for federal income tax purposes. In the event that such timing differences occur, in order to meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable distributions of property, including taxable distributions of our stock.

        Under certain circumstances, we may be permitted to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid losing our REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required, however, to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

        Furthermore, we will be required to pay a 4% excise tax to the extent that the amounts we actually distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) are less than the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year and any undistributed taxable income from prior periods. Any REIT ordinary income and capital gain net income on which an income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the amount of this tax. We intend to make timely distributions sufficient to satisfy this annual distribution requirement.

Prohibited transaction income

        Any gain that we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business (but excluding foreclosure property), either directly or through our partnership or disregarded subsidiary entities, generally is treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all of the facts and circumstances surrounding the particular transaction. The Code includes a safe-harbor provision that treats a sale as not constituting a prohibited transaction, the income from which is subject to the 100% penalty tax, if the following requirements are met:

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  the property sold is a real estate asset for purposes of the asset tests discussed above;

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  the REIT has held the property for at least two years;

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  aggregate expenditures made by the REIT during the two-year period preceding the date of the sale that are includible in the tax basis of the property do not exceed 30% of the net selling price of the property;

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  either (i) the REIT does not make more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), (ii) the aggregate adjusted tax bases of the properties sold by the REIT during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies) do not exceed 10% of the aggregate tax bases of all of the assets of the REIT as of the beginning of the taxable year, or (iii) the fair market value of the properties sold by the REIT during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies) do not exceed 10% of the fair market value of all of the assets of the REIT as of the beginning of the taxable year;

  •
  with respect to property that constitutes land or improvements (excluding property acquired through foreclosure (or deed in lieu of foreclosure) and lease terminations), the property has been held for not less than two years for the production of rental income; and

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  if the REIT has made more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), substantially all of the marketing and development expenditures with respect to the property are made through an independent contractor from whom the REIT does not derive or receive any income.

        We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may contend that one or more of these sales is subject to the 100% penalty tax on income from prohibited transactions.

Penalty tax

        Any redetermined rents, redetermined deductions or excess interest we generate are subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations. Rents we receive do not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

        We intend that, in all instances in which our taxable REIT subsidiaries will provide services to our tenants, the fees paid to our taxable REIT subsidiaries for these services will be at arm's length rates, although the fees paid may not satisfy the safe harbor provisions referenced in the preceding paragraph. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to reflect their respective incomes clearly. If the IRS successfully makes such an assertion, we will be required to pay a 100% penalty tax on the excess of an arm's length fee for tenant services over the amount actually paid.

Failure to qualify as a REIT

        Specified cure provisions may be available to us in the event that we discover a violation of a provision of the Code that would otherwise result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and assets tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at the applicable regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT are not deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, stockholders taxed as individuals currently will be taxed on these dividends at a maximum rate of 15% (the same as the maximum rate applicable to long-term capital gains) for tax years through 2012 (for tax years beginning after 2012, the maximum rate applicable to dividends (other than capital gain dividends) are scheduled to increase to the maximum rate then applicable to ordinary income), and corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. We cannot determine whether, under all circumstances in which we discover a violation of any of these provisions of the Code, we will be entitled to this statutory relief.

Taxation of U.S. Holders

Sale or other disposition of subscription rights

        If you sell or otherwise dispose of your subscription rights prior to the expiration date, you will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property you receive and your tax basis, if any, in the subscription rights sold or otherwise disposed of. If you are a non-corporate U.S. holder and your holding period for the subscription rights at the time of the sale or other disposition exceeds one year, such capital gain generally will, under current law, be subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations.

Exercise of subscription rights

        Generally, you will not recognize gain or loss on the exercise of a subscription right. Your tax basis in a new share of common stock acquired when you exercise a subscription right will be equal to your adjusted tax basis in the subscription right, if any, plus the subscription price. The holding period of a share of common stock acquired when you exercise your subscription rights will begin on the date of exercise.

Distributions on common stock

        If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends, other than capital gain dividends, and certain amounts that have been previously subject to corporate level tax, discussed below, will be taxable to U.S. holders as ordinary income. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations.

        To the extent that we make distributions on shares of our common stock in excess of our current and accumulated earnings and profits, the amount of these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder's adjusted tax basis in the U.S. holder's shares of our common stock by the amount of the distribution but not below zero. The amount of any distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder's adjusted tax basis in the holder's shares will be taxable as capital gain.

        The gain will be taxable as long-term capital gain if the shares have been held for more than one year at the time of the distribution. Distributions that we declare in October, November, or December of any year and that are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the distribution on or before January 31 of the following calendar year.

        To the extent that we pay a portion of a dividend in shares of our common stock, U.S. holders may be required to pay tax on the entire amount distributed, including the portion paid in shares of our common stock, in which case the holders might be required to pay the tax using cash from other sources. If a U.S. holder sells the shares of our common stock that the holder receives as a dividend in order to pay this tax, the sales proceeds may be greater or less than the amount included in income with respect to the distribution, depending on the market price of our shares of common stock at the time of the sale, and, if greater, a U.S. holder will incur additional taxable gain and possibly additional tax liability.

Capital gain dividends

        Dividends that we properly designate as capital gain dividends will be taxable to our U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that the gain does not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held our common stock. We are required to designate which maximum rate bracket is applicable to each category of capital gain dividends, which currently (for tax years through 2012) are taxable to non-corporate U.S. holders at a 15% or 25% rate. If we fail to designate the applicable bracket, all capital gain dividends will be taxable to non-corporate U.S. holders at the 25% rate. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Retention of net capital gains

        We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gain. If we make this election, we will pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. holder generally will:

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  include the holder's pro rata share of our undistributed net capital gain in computing the holder's long-term capital gains in the holder's return for the holder's taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includible;

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  be deemed to have paid the holder's proportionate share of capital gain tax imposed on us on the designated amounts included in the holder's long-term capital gains;

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  receive a credit or refund for the amount of tax deemed paid by the holder;

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  increase the adjusted tax basis of the holder's common stock by the difference between the amount of includible capital gains and the tax deemed to have been paid by the holder; and

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  in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Qualified dividend income

        A portion of distributions out of our current or accumulated earnings and profits may constitute "qualified dividend income" that is taxed to non-corporate U.S. holders at a maximum rate of 15% (the same as the maximum rate applicable to long-term capital gains) for tax years through 2012 (for tax years beginning after 2012, the maximum rate applicable to dividends (other than capital gain dividends) are scheduled to increase to the maximum rate then applicable to ordinary income) to the extent the amount is attributable to amounts described below, and we properly designate the amount as "qualified dividend income." The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

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  the qualified dividend income received by us during the taxable year from regular corporations (including any taxable REIT subsidiaries) or from other REITs (if designated by these REITs as qualified dividend income);

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  the excess of any undistributed REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to this undistributed REIT taxable income; and

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  the excess of any income recognized during the immediately preceding year that is attributable to the sale of an asset acquired from a C corporation, in a transaction in which the tax basis of the asset in our hands is determined by reference to the tax basis of the asset in the hands of the C corporation, over the federal income tax paid by us with respect to the built-in gain.

Sale or other disposition of common stock

        You will generally recognize capital gain or loss on a sale or other disposition of common stock. Your gain or loss will equal the difference between the proceeds you received and your adjusted tax basis in the common stock (described above in "—Exercise of subscription rights"). The proceeds received will include the amount of any cash and the fair market value of any other property received for the common stock. If you are a non-corporate U.S. holder and your holding period for the common stock at the time of the sale or other disposition exceeds one year, such capital gain generally will, under current law, be subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations.

Recently enacted legislation

        Recently enacted legislation will impose a 3.8% Medicare tax on the net investment income (which includes taxable dividends and gross proceeds of a disposition of subscription rights or shares of our common stock) of certain individuals, trusts, and estates for taxable years beginning after December 31, 2012. (See "—Information Reporting and Backup Withholding" below for a discussion of other recently enacted legislation which may be relevant to an investment in our common shares for certain non-U.S. holders).

Taxation of non-U.S. holders

Sale or other disposition of our common stock or subscription rights

        You generally will not be subject to U.S. federal income tax on gain realized upon a sale or other disposition of common stock or subscription rights unless the shares or subscription rights constitute a United States Real Property Interest, or "USRPI" (which determination generally includes a five-year look-back period), within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Shares of any U.S. corporation are presumed to be a USRPI unless an exception from such status under the FIRPTA rules applies. One such exception is for shares of a "domestically controlled qualified investment entity." Shares of our common stock or subscription rights will not constitute a USRPI if we are a "domestically controlled qualified investment entity." A "domestically controlled qualified investment entity" includes a REIT in which, at all times during a specified testing period, less than 50% in value of the shares of its stock is held directly or indirectly by non-U.S. holders. We expect that we will be a "domestically controlled qualified investment entity," but we cannot guarantee such status in part due to the fact that our stock will be publicly traded.

        Even if we are not a "domestically controlled qualified investment entity" at the time a non-U.S. holder sells or exchanges the holder's shares of our common stock or subscription rights, gain arising from a sale or exchange of a non-U.S. holder's shares of our common stock or subscription rights will generally not be subject to taxation under FIRPTA as a sale of a USRPI if:

  (1)
  in the case of our common stock, (a) shares of our common stock are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, such as the New York Stock Exchange, and (b) such non-U.S. holder owns or owned, actually and constructively, 5% or less of the shares of our common stock throughout the five-year period ending on the date of the sale or exchange; and

  (2)
  in the case of subscription rights, either (a)(i) shares of our common stock are "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, such as the New York Stock Exchange, (ii) the subscription rights are not considered regularly traded on an established securities market and (iii) the non-U.S. holder does not own, actually or constructively, subscription rights with a fair market value greater than the fair market value of 5% of the shares of our common stock, determined as of the date that such non-U.S. holder acquired its subscription rights, or (b)(i) the subscription rights are considered regularly traded on an established securities market, such as the New York Stock Exchange, and (ii) the non-U.S. holder owns or owned, actually and constructively, 5% or less of the subscription rights throughout the five-year period ending on the date of the sale or exchange.

        We expect the shares of our common stock to be regularly traded on an established securities market. Thus, even if we are not a "domestically controlled qualified investment entity" at the time a non-U.S. holder sells or exchanges the holder's subscription rights, as long as our shares are regularly traded on an established securities market at that time and the non-U.S. holder does not own, or has not owned during the five-year period ending on the date of the sale or exchange, depending on whether the subscription rights are considered regularly traded on an established securities market, either (i) subscription rights having a fair market value greater than the value of 5% of our common stock, determined as of the date such subscription rights were acquired, or (ii) more than 5% of our subscription rights, gain arising from the sale of the holder's shares of subscription rights generally will not be subject to taxation under FIRPTA as a sale of a USRPI. Likewise, even if we are not a "domestically controlled qualified investment entity" at the time a non-U.S. holder sells or exchanges the holder's shares of our common stock, as long as our shares are regularly traded on an established securities market at that time and the non-U.S. holder does not own, or has not owned during the five-year period ending on the date of the sale or exchange, more than 5% of the shares of our common stock, gain arising from the sale of the holder's shares of our common stock or subscription rights generally will not be subject to taxation under FIRPTA as a sale of a USRPI.

        If gain on the sale or exchange of a non-U.S. holder's shares of our common stock or subscription rights is subject to taxation under FIRPTA, the non-U.S. holder will be subject to regular U.S. federal income tax with respect to the gain in the same manner as a U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if at the time of the sale or exchange of shares of our common stock or subscription rights, neither the subscription rights nor our common stock is regularly traded on an established securities market, then the purchaser of the shares of our common stock or subscription rights will be required to withhold and remit an amount equal to 10% of the purchase price to the IRS. Also, if our common stock is regularly traded on an established securities market at the time of a sale or exchange of subscription rights, but our subscription rights are not so traded, and such disposed subscription rights had a fair market value greater than the value of 5% of our common stock when they were acquired by such selling holder, then the purchaser of such subscription rights will be required to withhold and remit an amount equal to 10% of the purchase price to the IRS.

        Notwithstanding the foregoing, gain from the sale or exchange of shares of our common stock or subscription rights not otherwise subject to taxation under FIRPTA will be taxable to a non-U.S. holder if either (1) the investment in shares of our common stock or subscription rights is treated as effectively connected with the non-U.S. holder's United States trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder) or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if a sale or exchange of our common stock or subscription rights would be exempt from FIRPTA because we are a "domestically controlled qualified investment entity," upon disposition of shares of our common stock or subscription rights, a non-U.S. holder may be treated as having gain from the sale or exchange of USRPIs if the non-U.S. holder (1) disposes of the holder's shares of our common stock or subscription rights within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock or subscription rights within a 61-day period beginning with the first day of the 30-day period described in the immediately preceding clause (1).

Exercise of subscription rights

        You will generally not recognize any income, gain or loss upon the exercise of your subscription rights, provided that such subscription rights are exempt from tax under FIRPTA. However, if a disposition of your subscription rights would be subject to tax under FIRPTA as discussed above, the exchange of such subscription rights for common stock may be taxable (e.g., if the subscription rights are considered regularly traded on an established securities market and you own more than 5% of the total fair market value of subscription rights outstanding, but after exercise of your subscription rights, you hold and have held throughout the five-year period ending on the date of the exercise 5% or less of the total amount of our common stock outstanding). Non-U.S. holders should consult their tax advisors regarding the tax consequences of the exercise of the subscription rights.

Distributions on common stock

        If you receive a distribution with respect to common stock that is neither attributable to gain from the sale or exchange of USRPIs nor designated by us as a capital gain dividend, the distribution will be generally taxed as ordinary income to the extent that the distributions are made out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). You generally will be subject to U.S. federal withholding tax at a 30% rate on the gross amount of such taxable dividend unless:

  •
  the dividend is effectively connected with your conduct of a U.S. trade or business (and you provide to the person who otherwise would be required to withhold U.S. tax an IRS Form W-8ECI (or suitable substitute or successor form) to avoid withholding); or

  •
  an applicable tax treaty provides for a lower rate of withholding tax (and you certify your entitlement to benefits under the treaty by delivering a properly completed IRS Form W-8BEN) to the person required to withhold U.S. tax.

        Under certain tax treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.

        Except to the extent provided by an applicable tax treaty, a dividend that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, if you are a corporation, may also be subject to a 30% branch profits tax unless reduced by an applicable tax treaty).

Capital gain dividends and distributions attributable to a sale or exchange of USRPIs

        Pursuant to FIRPTA, income from distributions paid by us to a non-U.S. holder of our common stock that is attributable to gain from the sale or exchange of USRPIs (whether or not designated as capital gain dividends) will be treated as income effectively connected with a United States trade or business. Non-U.S. holders generally will be taxed on the amount of this income at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. We will also be required to withhold and to remit to the IRS 35% of the amount of any distributions paid by us to a non-U.S. holder that is designated as a capital gain dividend, or, if greater, 35% of the amount of any distributions paid by us to the non-U.S. holder that is permitted to be designated as a capital gain dividend, in either case, unless a lower treaty rate is applicable. If we designate a prior distribution as a capital gain dividend, we may be required to do "catch-up" on subsequent distributions to achieve the correct withholding. The amount withheld will be creditable against the non-U.S. holder's U.S. federal income tax liability.

        Income from a distribution paid by a REIT to a non-U.S. holder with respect to any class of stock which is regularly traded on an established securities market located in the United States, however, generally should not be subject to taxation under FIRPTA, and therefore, will not be subject to the rates applicable to U.S. holders or to the 35% U.S. withholding tax described above, but only if the non-U.S. holder does not own more than 5% of the class of stock at any time during the one-year period ending on the date of the distribution. Instead, this income will be treated as ordinary dividend distributions, generally subject to withholding at the 30% rate or lower treaty rate discussed above. We expect the shares of our common stock to be regularly traded on a market that we believe qualifies as an established securities market located in the United States. Thus, income from distributions paid by us to non-U.S. holders who do not own more than 5% of the shares of our common stock generally should not be subject to taxation under FIRPTA, or the corresponding 35% withholding tax, but rather, income from distributions paid by us to such a non-U.S. holder that is attributable to gain from the sale or exchange of USRPIs should be treated as ordinary dividend distributions.

        The treatment of income from distributions paid by us to a non-U.S. holder that we designate as capital gain dividends, other than distributions attributable to income arising from the disposition of a USRPI, is not clear. One example of such a scenario would be a distribution attributable to income from a disposition of non-U.S. real property. Such income may be (i) generally exempt from U.S. federal taxation or tax withholding, (ii) treated as a distribution that is neither attributable to gain from the sale or exchange of USRPIs nor designated by us as capital gain dividends (described above), or (iii) under one interpretation of the FIRPTA Treasury Regulations, subject to withholding at a 35% rate.

        If capital gain dividends, other than those arising from the disposition of a USRPI, were to be exempt from U.S. federal taxation or tax withholding, a non-U.S. holder should generally not be subject to U.S. federal taxation on such distributions unless:

  (1)
  the investment in the non-U.S. holder's shares of our common stock is treated as effectively connected with the holder's United States trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the holder will be subject to the same treatment as U.S. holders with respect to the gain, except that a non-U.S. holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed under "—Distributions" above; or

  (2)
  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        It is possible that a distribution paid by us to a non-U.S. holder that is attributable to gain from the sale or exchange of property (i.e., a capital gain dividend) that is not a USRPI may be subject to withholding under Treasury Regulation §1.1445-8, subjecting such distribution to a 35% withholding tax. In addition, it is possible that a distribution attributable to such a disposition could be treated as a dividend subject to 30% withholding on ordinary dividend distributions. Currently, we do not believe that either of these characterizations is the correct interpretation of the Treasury Regulations and we may take the position that such distributions are generally exempt from U.S. federal taxation and tax withholding. However, even if we ultimately decide to take such a position, there can be no assurance that the IRS will agree with us. Even if we withhold amounts from such a distribution, the recipient of the distribution may be entitled to a refund from the IRS or other taxing authority with respect to some or all of the amount withheld. Non-U.S. holders should discuss the consequences of any withholding on capital gains distributions not attributable to a disposition of a USRPI with their tax advisors.

Retention of net capital gains

        Although the law is not clear on the matter, we believe that amounts designated by us as retained capital gains in respect of the shares of our common stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as the treatment of actual distributions by us of capital gain dividends. Under this approach, a non-U.S. holder will be permitted to offset as a credit against the holder's U.S. federal income tax liability resulting from the holder's proportionate share of the tax we pay on retained capital gains, and to receive from the IRS a refund to the extent that the holder's proportionate share of the tax paid by us exceeds the holder's actual U.S. federal income tax liability.

 Information Reporting and Backup Withholding

        Information returns may be filed with the IRS in connection with dividends on common stock and the proceeds of a sale or other disposition of subscription rights or common stock. A non-exempt U.S. holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

        A non-U.S. holder may be subject to the U.S. information reporting and backup withholding on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person. The certification requirements generally will be satisfied if the non-U.S. holder provides the applicable withholding agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such non-U.S. holder is not a United States person (within the meaning of the Code). Applicable Treasury regulations provide alternative methods for satisfying this requirement. In addition, the amount of dividends on common stock paid to a non-U.S. holder, and the amount of any U.S. federal tax withheld therefrom, must be annually reported to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

        Payment of the proceeds of the sale or other disposition of subscription rights or shares of our common stock to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of subscription rights or shares of our common stock to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

        Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which we will in turn provide to the Secretary of the Treasury. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

PLAN OF DISTRIBUTION

        We will offer our common stock under the terms of the transferable subscription rights that we will distribute to our stockholders. There is no managing or soliciting dealer for the offering and we will not pay any kind of fee for the solicitation of the exercise of the rights. For a description of the distribution of the rights, see "The Rights Offering—The Subscription Rights."

        As the rights are transferable, we expect the rights to trade on the NYSE under the symbol "RSE RT."

 LEGAL MATTERS

        Weil, Gotshal & Manges LLP, New York, New York, has passed upon the validity of the common stock and Richards, Layton & Finger, P.A. passed upon the validity of the subscription rights offered hereby on behalf of us.

EXPERTS

        The combined financial statements as of December 31, 2010 (Successor RPI Businesses' balance sheet) and as of December 31, 2009 (Predecessor RPI Businesses' balance sheet), and the related combined statements of operations, equity, and cash flows for the period from November 10, 2010 through December 31, 2010 (Successor RPI Businesses' operations) and for the period from January 1, 2010 through November 9, 2010, and for each of the two years in the period ended December 31, 2009 (Predecessor RPI Businesses' operations), included in this Prospectus and the related combined financial statement schedule included elsewhere in this Registration Statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein (which reports express an unqualified opinion and includes explanatory paragraphs regarding the Successor RPI Businesses' combined financial statements with assets, liabilities, and a capital structure having carrying values not comparable with prior periods and the allocation of certain operating expenses from General Growth Properties, Inc.). Such financial statements and financial statement schedule are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The balance sheet of Rouse Properties, Inc. as of August 15, 2011 (capitalization) included in this Prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed a registration statement on Form S-11 with the SEC for the rights and underlying common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We are also required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

        You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at http:www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section at the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

        Rouse Properties, Inc.
1114 Avenue of the Americas, Suite 2800
New York, NY
10110
Attention: Investor Relations
(212) 608-5108

Index to Combined Financial Statements

Rouse Properties, Inc.

Page Number
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of August 15, 2011	F-3
Unaudited Interim Balance Sheet as of September 30, 2011	F-5
RPI Businesses
Combined Financial Statements
Audited Combined Financial Statements
Report of Independent Registered Public Accounting Firm	F-7
Combined Balance Sheets as of December 31, 2010 (Successor) and 2009 (Predecessor)	F-8

Combined Statements of Operations for the period November 10, 2010 through December 31, 2010 (Successor operations), the period January 1, 2010 through November 9, 2010 and the years ended December 31, 2009 and 2008 (Predecessor operations)

F-9

Combined Statements of Equity for the period November 10, 2010 through December 31, 2010 (Successor), the period January 1, 2010 through November 9, 2010 and the years ended December 31, 2009 and 2008 (Predecessor)

F-10

Combined Statements of Cash Flows for the period November 10, 2010 through December 31, 2010 (Successor operations), the period January 1, 2010 through November 9, 2010 and the years ended December 31, 2009 and 2008 (Predecessor operations)

F-11
Notes to Combined Financial Statements	F-12
Report of Independent Registered Public Accounting Firm	F-33
Schedule III—Real Estate and Accumulated Depreciation	F-34
Unaudited Combined Financial Statements
Combined Balance Sheets as of September 30, 2011 and December 31, 2010	F-36
Combined Statements of Operations for the three and nine months ended September 30, 2011 (Successor operations) and 2010 (Predecessor operations)	F-37
Combined Statements of Equity for the nine months ended September 30, 2011 (Successor) and 2010 (Predecessor)	F-38
Combined Statements of Cash Flows for the nine months ended September 30, 2011 (Successor operations) and 2010 (Predecessor operations)	F-39
Notes to Combined Financial Statements	F-40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of
Rouse Properties, Inc.
Chicago, Illinois

        We have audited the accompanying balance sheet of Rouse Properties, Inc. (the "Company") as of August 15, 2011 (capitalization). This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Rouse Properties, Inc. as of August 15, 2011 (capitalization), in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Chicago, Illinois
August 26, 2011

ROUSE PROPERTIES, INC.

BALANCE SHEET AS OF AUGUST 15, 2011 (capitalization)

ASSETS
Cash	$1,000

STOCKHOLDER'S EQUITY
Common stock (no par value, 1,000 shares authorized, 100 issued and outstanding)	$1,000

See notes to balance sheet.

ROUSE PROPERTIES, INC.

NOTES TO BALANCE SHEET

AS OF AUGUST 15, 2011 (capitalization)

1. ORGANIZATION

        Rouse Properties, Inc. ("Rouse" or the "Company") was incorporated as a Delaware corporation on August 10, 2011, and has no material assets or any operations. The Company's sole stockholder is GGP Limited Partnership, a subsidiary of General Growth Properties, Inc., a self-administered and self-managed, publicly registered, real estate trust, formed in Delaware and headquartered in Chicago, Illinois.

2. BASIS OF PRESENTATION

        The Company's balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate Statements of Operations, Changes in Stockholder's Equity and of Cash Flows have not been presented because this entity has had no activity.

3. STOCKHOLDER'S EQUITY

        The Company has been capitalized with the issuance of 100 shares of Common Stock (with no par value) for a total of $1,000.

ROUSE PROPERTIES, INC.

BALANCE SHEET AS OF SEPTEMBER 30, 2011

(Unaudited)

ASSETS
Cash	$1,000

STOCKHOLDER'S EQUITY
Common stock (no par value, 1,000 shares authorized, 100 issued and outstanding)	$1,000

See notes to unaudited balance sheet.

ROUSE PROPERTIES, INC.

NOTES TO BALANCE SHEET

AS OF SEPTEMBER 30, 2011

(Unaudited)

1. ORGANIZATION

        Rouse Properties, Inc. ("Rouse" or the "Company") was incorporated as a Delaware corporation on August 10, 2011, and has no material assets or any operations. The Company's sole stockholder is GGP Limited Partnership, a subsidiary of General Growth Properties, Inc., a self-administered and self-managed, publicly registered, real estate trust, formed in Delaware and headquartered in Chicago, Illinois.

2. BASIS OF PRESENTATION

        The Company's balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate Statements of Operations, Changes in Stockholder's Equity and of Cash Flows have not been presented because this entity has had no activity.

3. STOCKHOLDER'S EQUITY

        The Company has been capitalized with the issuance of 100 shares of Common Stock (with no par value) for a total of $1,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
General Growth Properties, Inc.
Chicago, Illinois

        We have audited the accompanying combined balance sheets of certain entities as described in Note 1 to the combined financial statements that are expected to be transferred to Rouse Properties, Inc., an indirect subsidiary of General Growth Properties, Inc., and are under common ownership and common control of General Growth Properties, Inc., (the "RPI Businesses"), as of December 31, 2010 (Successor RPI Businesses' balance sheet) and as of December 31, 2009 (Predecessor RPI Businesses' balance sheet), and the related combined statements of operations, equity, and cash flows for the period from November 10, 2010 through December 31, 2010 (Successor RPI Businesses' operations) and for the period from January 1, 2010 through November 9, 2010, and for each of the two years in the period ended December 31, 2009 (Predecessor RPI Businesses' operations). These financial statements are the responsibility of RPI Businesses' management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The RPI Businesses are not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the RPI Businesses' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the Successor RPI Businesses' combined financial statements present fairly, in all material respects, the combined financial position of the Successor RPI Businesses as of December 31, 2010 and the combined results of their operations and their combined cash flows for the period from November 10, 2010 through December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor RPI Businesses' combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Predecessor RPI Businesses as of December 31, 2009 and the combined results of their operations and their cash flows for the period from January 1, 2010 through November 9, 2010 and for each of the two years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the combined financial statements, on October 21, 2010, the Bankruptcy Court entered an order confirming the plan of reorganization which became effective on November 9, 2010. Accordingly, the accompanying combined financial statements have been prepared in conformity with ASC 852-10, Reorganizations, and ASC 805-10, Business Combinations, for the Successor RPI Businesses as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Note 3 to the combined financial statements.

        As discussed in Note 1 to the combined financial statements, the combined financial statements of the RPI Businesses include allocations of certain operating expenses from General Growth Properties, Inc. These costs may not be reflective of the actual level of costs which would have been incurred had the RPI Businesses operated as an independent, stand-alone entity separate from General Growth Properties, Inc.

/s/ Deloitte & Touche LLP

Chicago, Illinois
August 26, 2011

RPI BUSINESSES

COMBINED BALANCE SHEETS

	Successor	Predecessor
	December 31, 2010	December 31, 2009
	(In thousands)
Assets:
Investment in real estate:
Land	$298,791	$239,603
Buildings and equipment	1,133,667	1,940,836
Less accumulated depreciation	(9,908)	(536,216)
Developments in progress	1,739	590

Net investment in real estate	1,424,289	1,644,813
Cash and cash equivalents	1,816	349
Accounts and notes receivable, net	8,390	35,484
Deferred expenses, net	20,741	18,124
Goodwill	—	4,335
Prepaid expenses and other assets	189,028	18,940

Total assets	$1,644,264	$1,722,045

Liabilities:
Liabilities not subject to compromise:
Mortgages, notes and loans payable	$1,216,820	$368,672
Accounts payable and accrued expenses	97,582	43,327

Liabilities not subject to compromise	1,314,402	411,999
Liabilities subject to compromise	—	954,059

Total liabilities	1,314,402	1,366,058

Commitments and contingencies	—	—
Equity:
GGP equity	329,862	355,987

Total liabilities and equity	$1,644,264	$1,722,045

The accompanying notes are an integral part of these combined financial statements.

RPI BUSINESSES

COMBINED STATEMENTS OF OPERATIONS

	Successor	Predecessor
	Period from November 10, 2010 through December 31, 2010	Period from January 1, 2010 through November 9, 2010	Years Ended December 31,
			2009	2008
	(In thousands)
Revenues:
Minimum rents	$22,751	$147,403	$184,330	$204,783
Tenant recoveries	9,498	64,387	80,511	89,665
Overage rents	1,736	2,862	4,406	5,840
Other	1,555	5,089	6,985	8,468

Total revenues	35,540	219,741	276,232	308,756

Expenses:
Real estate taxes	3,046	20,595	24,590	24,236
Property maintenance costs	2,017	10,517	12,269	11,584
Marketing	1,383	2,356	3,452	5,005
Other property operating costs	8,072	46,333	55,337	60,567
Provision for doubtful accounts	378	2,253	2,659	1,836
Property management and other costs	1,703	6,669	7,282	6,601
Strategic initiatives	—	—	4,471	213
Provisions for impairment	—	—	81,854	5,941
Depreciation and amortization	11,019	53,413	74,193	67,689
Other	313	16	—	—

Total expenses	27,931	142,152	266,107	183,672

Operating income	7,609	77,589	10,125	125,084
Interest income	1	56	18	78
Interest expense	(10,394)	(88,654)	(72,089)	(75,605)

(Loss) income before income taxes and reorganization items	(2,784)	(11,009)	(61,946)	49,557
Provision for income taxes	(82)	(506)	(877)	(467)
Reorganization items	—	(9,515)	32,671	—

Net (loss) income	$(2,866)	$(21,030)	$(30,152)	$49,090

The accompanying notes are an integral part of these combined financial statements.

RPI BUSINESSES

COMBINED STATEMENTS OF EQUITY

Total Equity
(In thousands)
Predecessor
Balance at January 1, 2008	$557,626
Net income	49,090
Distributions to GGP, net	(201,980)

Balance at December 31, 2008	$404,736

Net loss	(30,152)
Distributions to GGP, net	(18,597)

Balance at December 31, 2009	$355,987

Net loss	(21,030)
Contributions from GGP, net	18,923

Balance at November 9, 2010	$353,880

Successor
Effects of acquisition accounting:
Elimination of Predecessor equity	(353,880)
Allocated portion of GGP purchase price	327,830

Balance at November 9, 2010	$327,830

Net loss	(2,866)
Contributions from GGP, net	4,898

Balance at December 31, 2010	$329,862

The accompanying notes are an integral part of these combined financial statements.

RPI BUSINESSES

COMBINED STATEMENTS OF CASH FLOWS

	Successor	Predecessor
	Period from November 10, 2010 through December 31, 2010	Period from January 1, 2010 through November 9, 2010	Years Ended December 31,
			2009	2008
	(In thousands)
Cash Flows from Operating Activities:
Net (loss) income	$(2,866)	$(21,030)	$(30,152)	$49,090
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for doubtful accounts	378	2,253	2,659	1,836
Depreciation	10,364	46,942	65,394	59,238
Amortization	655	6,471	8,799	8,451
Amortization/write-off of deferred finance costs	—	934	4,874	1,451
Amortization (accretion) of debt market rate adjustments	990	29,648	(1,949)	(1,170)
Amortization (accretion) of intangibles other than in-place leases	3,793	(688)	(468)	1,367
Straight-line rent amortization	(98)	137	80	(595)
Provisions for impairment	—	—	81,854	5,941
Reorganization items—finance costs related to emerged entities	—	11,073	5,948	—
Non-cash reorganization items	—	(7,066)	(38,931)	—
Net changes:
Accounts and notes receivable	3,376	(1,991)	(2,194)	(344)
Prepaid expenses and other assets	1,625	4,685	(1,204)	3,969
Deferred expenses	(134)	(2,291)	(5,844)	(12,385)
Restricted cash	(13,290)	(6,762)	1,809	1,691
Accounts payable and accrued expenses	2,572	(21,212)	(4,967)	(4,646)

Net cash provided by operating activities	7,365	41,103	85,708	113,894

Cash Flows from Investing Activities:
Acquisition/development of real estate and property additions/improvements	(14,271)	(9,204)	(8,307)	(20,281)
Decrease (increase) in restricted cash	(29)	(44)	89	(1,028)

Net cash used in investing activities	(14,300)	(9,248)	(8,218)	(21,309)

Cash Flows from Financing Activities:
Change in GGP investment, net	4,898	30,070	(18,597)	(201,980)
Proceeds from refinance/issuance of mortgages, notes and loans payable	—	—	—	369,126
Principal payments on mortgages, notes and loans payable	(2,565)	(44,783)	(52,952)	(259,605)
Reorganization items—finance costs related to emerged entities	—	(11,073)	(5,948)	—

Net cash provided by (used in) financing activities	2,333	(25,786)	(77,497)	(92,459)

Net change in cash and cash equivalents	(4,602)	6,069	(7)	126
Cash and cash equivalents at beginning of period	6,418	349	356	230

Cash and cash equivalents at end of period	$1,816	$6,418	$349	$356

Supplemental Disclosure of Cash Flow Information:
Interest paid	$7,509	$58,404	$70,660	$74,864
Interest capitalized	—	—	—	208
Reorganization items paid	—	16,581	6,260	—
Non-Cash Transactions:
Balance in accrued capital expenditures included in accounts payable and accrued expenses	$(6,722)	$8,136	$(1,494)	$(253)
Other non-cash GGP equity transactions	—	(11,147)	—	—
Mortgage debt market rate adjustments related to Emerged Debtors prior to the Effective Date	—	36,581	48,860	—
Supplemental Cash flow Information Related to Acquisition Accounting:
Non-cash changes related to acquisition accounting:
Land	$—	$59,188	$—	$—
Buildings and equipment, net	—	(247,295)	—	—
Accounts and notes receivable, net	—	(23,039)	—	—
Deferred expenses, net	—	8,253	—	—
Prepaid and other assets	—	158,990	—	—
Mortgages, notes and loans payable		55,866	—	—
Accounts payable and accrued expenses	—	(38,013)	—	—
Equity	—	26,050	—	—

The accompanying notes are an integral part of these combined financial statements.

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1    ORGANIZATION

General

        Rouse Properties, Inc. ("Rouse" or the "Company") is a newly formed Delaware corporation that was created to hold certain assets and liabilities of General Growth Properties, Inc. ("GGP") and its subsidiaries. Rouse is currently a wholly owned subsidiary of GGP Limited Partnership ("GGPLP"), which is majority owned by GGP. GGP intends to distribute the assets and liabilities of 30 of its wholly owned properties ("RPI Businesses") to Rouse. Pursuant to the distribution, Rouse will receive certain of the assets and liabilities of GGP. To date, we have not conducted any business as a separate company and have no material assets or liabilities. The operations of the business to be transferred to us by GGP is presented as if the transferred business was our business for all historical periods described and at the carrying value of such assets and liabilities reflected in GGP's books and records. Unless the context otherwise requires, references to "we", "us" and "our" refer to RPI Businesses after giving effect to the transfer of assets and liabilities from GGP. In addition, RPI Businesses are currently operated as subsidiaries of GGP, which operates as a real estate investment trust ("REIT"). We are expected to operate as a REIT subsequent to the distribution.

        Our assets are expected to consist of 30 regional retail malls with approximately 21.1 million square feet of existing gross leasable space. Our 100% ownership interests in these properties are combined under accounting principles generally accepted in the United States of America ("GAAP").

        The successful execution of our business strategy will require the availability of substantial amounts of operating and development capital both initially and over time. Sources of such capital could include bank borrowings, public and private offerings of debt or equity, including rights offerings, sale of certain assets and joint ventures. Prior to the distribution, GGP will provide Rouse with sufficient initial capital to fund its operations until a permanent capital structure is finalized. We do not believe GGP will have an ongoing long term relationship with Rouse and GGP will not have any ongoing financial commitments to Rouse. To support our future liquidity needs, Brookfield has informed us that it would be willing to provide (or cause to be provided), on terms to be agreed and subject to, among other things, negotiation of definitive documentation and approval by our board of directors, (i) a $100 million revolving subordinated credit facility and/or (ii) a backstop commitment to us for up to $200 million if we choose to pursue a pro rata rights offering of equity to our stockholders following the distribution. We cannot assure you that this or any other financing will be available on terms acceptable to us or at all.

        In April of 2009, GGP's predecessor ("Old GGP" or the "Predecessor") and certain of its domestic subsidiaries (together with Old GGP, the "GGP Debtors") filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code ("Chapter 11"). On October 21, 2010, the Bankruptcy Court entered an order confirming the plan of reorganization which became effective on November 9, 2010 (the "Effective Date"). On the Effective Date, General Growth Properties, Inc. ("GGP" or the "Successor") emerged from Chapter 11 bankruptcy after receiving a significant equity infusion from investors and other associated events. As a result of the emergence from bankruptcy and the related equity infusion, the majority of equity in GGP changed ownership, which triggered the application of acquisition accounting to the assets and liabilities of GGP. As a result, the application of acquisition accounting has been applied to the assets and liabilities of RPI Businesses and therefore the combined financial statements are presented separately for the Predecessor and Successor for all periods presented. In addition, the accompanying combined financial statements have been prepared in conformity with ASC 852-10, Reorganizations, and ASC 805-10, Business Combinations, for the

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1    ORGANIZATION (Continued)

Successor RPI Businesses as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Note 3 to the combined financial statements.

Principles of Combination and Basis of Presentation

        The accompanying combined financial statements include the accounts of RPI Businesses presented on a combined basis as RPI Businesses are under common control and ownership of GGP. All significant intercompany balances and transactions between RPI Businesses have been eliminated.

        We were formed for the purpose of holding certain assets and assuming certain liabilities of GGP. We have not conducted any business and will not have any material assets or liabilities until the distribution is complete. Our combined financial statements are derived from the books and records of GGP and were carved-out from GGP at a carrying value reflective of such historical cost in such GGP records. Our historical financial results reflect allocations for certain corporate costs and we believe such allocations are reasonable; however, such results do not reflect what our expenses would have been had the Company been operating as a separate stand-alone public company. The corporate cost allocations for the period from November 10, 2010 through December 31, 2010 and the period from January 1, 2010 through November 9, 2010 were $1.7 million and $6.7 million, respectively. For the years ended 2009 and 2008 the allocations were $7.3 million and $6.6 million, respectively. These allocations have been included in property management and other costs on the combined statements of operations. Costs of the services that were allocated or charged to us were based on either actual costs incurred or a proportion of costs estimated to be applicable to us based on a number of factors, most significantly our percentage of GGP's adjusted revenue and assets and the number of properties. The historical combined financial information presented will therefore not be indicative of the results of operations, financial position or cash flows that would have been obtained if we had been an independent, stand-alone public REIT entity during the periods presented or of our future performance as an independent, stand-alone public entity.

        Rouse intends to operate in a single segment which includes the operation, development and management of retail rental property. Our portfolio of malls represents a collection of retail properties that are targeted to a range of market sizes and consumer tastes. We do not distinguish or group our combined operations on a geographic basis. Further, all material operations are within the United States and no customer or tenant comprises more than 10% of combined revenues.

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Pre-Petition Date Claims and Classification of Liabilities Subject to Compromise

        During September 2009, the GGP Debtors filed with the bankruptcy court their schedules of the assets and liabilities existing on the Petition Date. In addition, November 12, 2009 was established by the Bankruptcy Court as the general bar date (the date by which most entities that wished to assert a pre-petition claim against a Debtor had to file a proof of claim in writing). Although as of the Effective Date all GGP Debtors have emerged from bankruptcy, certain differences between liability amounts estimated by the GGP Debtors and claims submitted by creditors have not yet been resolved and may be submitted to the bankruptcy court which will make a final determination of the allowable claim. The various plans of reorganization of the GGP Debtors provide that all allowed claims, that is, undisputed or bankruptcy court affirmed claims of creditors against the GGP Debtors, are to be paid in full. Our aggregate liabilities include provisions for claims against GGP Debtors that were timely submitted to

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the bankruptcy court and have been recorded, as appropriate, based upon the GAAP guidance for the recognition of contingent liabilities and on our evaluations of such claims. Accordingly, we currently believe that the aggregate amount of claims recorded by the GGP Debtors will not vary materially from the amount of claims that will ultimately be allowed or resolved by the bankruptcy court.

        Liabilities not subject to compromise at December 31, 2009 included: (1) liabilities held by non-debtor entities and GGP Debtors that had, as of such date, emerged from bankruptcy; (2) liabilities incurred after the petition date; (3) certain pre-petition date liabilities expected to be paid in full, even though certain of these amounts may not be paid until the Plan is effective; (4) liabilities related to pre-petition contracts that affirmatively have not been rejected; and (5) pre-petition date liabilities that have been approved for payment by the bankruptcy court and that the GGP Debtors expected to pay in the ordinary course of business, including certain employee related items (salaries, vacation and medical benefits).

        All liabilities incurred by the GGP Debtors prior to the petition date other than those specified above were, at December 31, 2009, considered liabilities subject to compromise. The amounts of the various categories of liabilities that were subject to compromise are set forth below. These amounts represented the then estimates of known or potential pre- petition date claims likely to be resolved in connection with the bankruptcy filings. Although such claims at December 31, 2009 remained subject to future adjustments due to further negotiations with creditors and actions of the bankruptcy court, as the GGP Debtors had emerged from bankruptcy or did emerge on the Effective Date pursuant to plans of reorganization providing for, in general, full payment of allowed claims, substantially all recorded liabilities at December 31, 2009 were settled or reinstated in 2010. The amounts subject to compromise at December 31, 2009 consisted of the following items:

Predecessor
December 31, 2009 (In thousands)
Mortgages and secured notes	$946,157
Accounts payable and accrued liabilities	7,902

Total liabilities subject to compromise	$954,059

        The classification of liabilities "not subject to compromise" and liabilities "subject to compromise" was based on the then available information and analysis.

Reorganization Items

        Reorganization items are expense or income items that were incurred or realized by the GGP Debtors as a result of the Chapter 11 Cases and are presented separately in the Combined Statements of Operations of the Predecessor. These items include professional fees and similar types of expenses and gains on liabilities subject to compromise directly related to the Chapter 11 Cases, resulting from activities of the reorganization process, and interest earned on cash accumulated by the GGP Debtors as a result of the Chapter 11 Cases.

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Reorganization items, which were allocated to RPI, are as follows:

	Predecessor
Reorganization Items	Period from January 1, 2010 to November 9, 2010	Post-Petition Period Ended December 31, 2009
	(In thousands)
(Gains) losses on liabilities subject to compromise—other(1)	$868	$(420)
Gains on liabilities subject to compromise—mortgage debt(2)	(36,581)	(48,860)
U.S. Trustee fees	748	312
Restructuring costs(3)	44,480	16,297

Total reorganization items	$9,515	$(32,671)

(1)
This amount includes gains from repudiation, rejection or termination of contracts or guarantee of obligations. Such gains reflect agreements reached with certain critical vendors, which were authorized by the Bankruptcy Court and for which payments on an installment basis began in July 2009.

(2)
Such net gains include the fair value adjustments of mortgage debt resulting from the write off of existing fair value of debt adjustments for the entities that emerged from bankruptcy.

(3)
Restructuring costs primarily include professional fees incurred related to the bankruptcy filings, the estimated Key Employee Incentive Program ("KEIP") payment, finance costs incurred by the Emerged Debtors and the write off of unamortized deferred finance costs related to the Emerged Debtors.

Properties

        Real estate assets are stated at cost less any provisions for impairments. As discussed in Note 3, the real estate assets of RPI Businesses were recorded at fair value pursuant to the application of acquisition accounting on the Effective Date. Construction and improvement costs incurred in connection with the development of new properties or the redevelopment of existing properties are capitalized to the extent the total carrying amount of the property does not exceed the estimated fair value of the completed property. Real estate taxes and interest costs incurred during construction periods are capitalized. Capitalized interest costs are based on qualified expenditures and interest rates in place during the construction period. Capitalized real estate taxes and interest costs are amortized over lives which are consistent with the constructed assets.

        Pre-development costs, which generally include legal and professional fees and other directly-related third-party costs, are capitalized as part of the property being developed. In the event a development is no longer deemed to be probable, the costs previously capitalized are expensed (see also our impairment policies in this Note 2 below).

        Tenant improvements, either paid directly or in the form of construction allowances paid to tenants, are capitalized and depreciated over the applicable lease term. Maintenance and repairs are charged to expense when incurred. Expenditures for significant betterments and improvements are capitalized.

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Depreciation or amortization expense is computed using the straight-line method based upon the following estimated useful lives:

Years
Buildings and improvements	45
Equipment and fixtures	5-10
Tenant improvements	Shorter of useful life or applicable lease term

        Accumulated depreciation was reset to zero on the Effective Date as described in Note 3 in conjunction with the application of the acquisition method of accounting.

Impairment

        Generally accepted accounting principles related to accounting for the impairment or disposal of long-lived assets require that if impairment indicators exist and the undiscounted cash flows expected to be generated by an asset are less than its carrying amount, an impairment provision should be recorded to write down the carrying amount of such asset to its fair value. We review our real estate assets, including operating properties and developments in progress, for potential impairment indicators whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

        Impairment indicators are assessed separately for each property and include, but are not limited to, significant decreases in real estate property net operating income and occupancy percentages.

        Impairment indicators for pre-development costs, which are typically costs incurred during the beginning stages of a potential development and developments in progress are assessed by project and include, but are not limited to, significant changes in the Company's plans with respect to the project, significant changes in projected completion dates, revenues or cash flows, development costs, market factors and sustainability of development projects.

        If an indicator of potential impairment exists, the property is tested for recoverability by comparing its carrying amount, including associated tangible and intangible assets and liabilities, to the estimated future undiscounted cash flows. The cash flow estimates used both for determining recoverability and estimating fair value are inherently judgmental and reflect current and projected trends in rental, occupancy and capitalization rates, and estimated holding periods for the applicable assets. Although the estimated fair value of certain assets may be exceeded by the carrying amount, a real estate asset is only considered to be impaired when its carrying amount cannot be recovered through estimated future undiscounted cash flows. To the extent an impairment provision is determined to be necessary, the excess of the carrying amount of the asset over its estimated fair value is expensed to operations. In addition, the impairment provision is allocated proportionately to adjust the carrying amount of the property. The adjusted carrying amount, which represents the new cost basis of the asset, is depreciated over the remaining useful life of the asset.

        RPI Businesses recorded no impairment charges related to its operating properties for the period from January 1, 2010 to November 9, 2010, $77.1 million for the year ended December 31, 2009 and $5.2 million for the year ended December 31, 2008, as presented in the table below. These impairment charges are included in Provisions for impairment in the Predecessor's Combined Statements of Operations.

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill

        With respect to RPI Businesses, the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired (including identified intangible assets) and liabilities assumed was recorded as goodwill. Goodwill was recognized and allocated to specific properties since each individual operating property was an operating segment and considered a reporting unit. The generally accepted accounting principles related to goodwill and other intangible assets states that goodwill should be tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. RPI Businesses performed this test by first comparing the estimated fair value of each property with the book value of the property, including, if applicable, its allocated portion of aggregate goodwill. RPI Businesses assessed fair value based on estimated future cash flow projections that utilize discount and capitalization rates which are generally unobservable in the market place (Level 3 inputs, as defined below) under these principles, but approximate the inputs that would be utilized by market participants in assessing fair value. Estimates of future cash flows were based on a number of factors including the historical operating results, known trends, and market/economic conditions. If the carrying amount of a property, including its goodwill, exceeds its estimated fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. In this second step, if the implied fair value of goodwill was less than the carrying amount of goodwill, an impairment charge was recorded. The application of acquisition accounting on the Effective Date did not yield any goodwill for the Successor and all prior RPI Businesses goodwill amounts were eliminated.

        As of December 31, 2009 and as of the end of each quarter in 2009, RPI Businesses performed interim impairment tests of goodwill as changes in market and economic conditions indicated an impairment might have occurred. As a result of the procedures performed, RPI Businesses recorded provisions for impairment of goodwill of $4.7 million and $0.7 million for the years ended December 31, 2009 and 2008, respectively, as presented in the table below. During 2010, until the Effective Date, there were no events or circumstances that indicated that the then current carrying amount of goodwill might be impaired.

	Predecessor
	2010	2009	2008
	(In thousands)
Balance as of January 1,
Goodwill before accumulated impairment losses	$9,819	$9,819	$9,819
Accumulated impairment losses	(5,484)	(738)	—

Goodwill, net	4,335	9,081	9,819
Goodwill impairment losses during the year	—	(4,746)	(738)

Balance as of December 31 (November 9 for 2010)	$4,335	$4,335	$9,081

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The following table summarizes the amounts of impairment provisions:

			Predecessor(1)
		Method of Determining Fair Value
Impaired Asset	Location		2009	2008
			(In thousands)
Cache Valley Mall	Logan, UT	Discounted cash flow analysis(2)	$3,169	$—
Cache Valley Marketplace	Logan, UT	Discounted cash flow analysis(2)	938	—
North Plains Mall	Clovis, NM	Discounted cash flow analysis(2)	2,496	—
Silver Lake Mall	Couer d'Alene, ID	Discounted cash flow analysis(2)	10,134	—
Spring Hill Mall	West Dundee, IL	Discounted cash flow analysis(2)	59,050	—
Various pre-development costs(3)			1,321	5,203

Total provisions for impairment			77,108	5,203

Goodwill impairment			4,746	738

Total provisions for impairment			$81,854	$5,941

(1)
No provisions for impairment were required for the Successor.

(2)
These impairments were primarily driven by management's business plan that exclude these properties from a long term hold.

(3)
Related to the write down of various pre-development costs that were determined to be non-recoverable due to management's decision to terminate the related projects.

Acquisitions of Operating Properties

        Acquisitions of properties are accounted for utilizing the acquisition method of accounting and, accordingly, the results of operations of acquired properties were included in the results of operations from the respective dates of acquisition. Estimates of future cash flows and other valuation techniques were used to allocate the purchase price of acquired property between land, buildings and improvements, equipment, debt liabilities assumed and identifiable intangible assets and liabilities such as amounts related to in-place at-market tenant leases, acquired above and below- market tenant and ground leases and tenant relationships. No significant value had been ascribed to the tenant relationships at the acquired properties in previous years by RPI Businesses or by the Successor in 2010 (Note 3).

Cash and Cash Equivalents

        Highly-liquid investments with maturities at dates of purchase of three months or less are classified as cash equivalents.

Leases

        Leases which transfer substantially all the risks and benefits of ownership to tenants are considered finance leases and the present values of the minimum lease payments and the estimated residual values of the leased properties, if any, are accounted for as receivables. Leases which transfer substantially all the risks and benefits of ownership to us are considered capital leases and the present values of the minimum lease payments are accounted for as assets and liabilities. All other leases are treated as operating leases.

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred Expenses

        Deferred expenses consist principally of financing fees and leasing costs and commissions. Deferred financing fees are amortized to interest expense using the effective interest method (or other methods which approximate the effective interest method) over the terms of the respective financing agreements. The acquisition method of accounting eliminated such balances of deferred finance fees and the Successor only has recorded amounts incurred subsequent to the Effective Date. Deferred leasing costs and commissions are capitalized and amortized using the straight-line method over periods that approximate the related lease terms.

Revenue Recognition and Related Matters

        Minimum rent revenues are recognized on a straight-line basis over the terms of the related leases. Minimum rent revenues also include amounts collected from tenants to allow the termination of their leases prior to their scheduled termination dates and amortization/accretion related to above and below-market tenant leases on acquired properties. The following is a summary of termination income, net amortization/accretion related to above and below-market tenant leases and percentage rent in lieu of minimum rent:

	Successor	Predecessor
	Period from November 10 through December 31	Period from January 1 through November 9	Year Ended December 31,
	2010	2010	2009	2008
	(In thousands)
Lease termination income	$15	$845	$1,568	$4,664
Net (amortization)/accretion of above and below-market tenant leases	(3,793)	688	468	(1,367)
Percentage rents in lieu of minimum rent	2,145	7,430	8,541	6,153

        Straight-line rent receivables, which represent the current net cumulative rents recognized prior to when billed and collectible as provided by the terms of the leases. The following is a summary of straight-line rent receivables, which are included in Accounts and notes receivable, net in our Combined Balance Sheets and are reduced for allowances and amounts doubtful of collection:

	December 31,	December 31,
	2010	2009
	(In thousands)
Straight-line rent receivables, net	$55	$23,133

        We provide an allowance for doubtful accounts against the portion of accounts receivable, including straight-line rents, which is estimated to be uncollectible. Such allowances are reviewed periodically based upon our recovery experience. We also evaluate the probability of collecting future rent which is recognized currently under a straight- line methodology. This analysis considers the long-term nature of our leases, as a certain portion of the straight-line rent currently recognizable will not be billed to the tenant until future periods. Our experience relative to unbilled deferred rent receivable is that a certain portion of the amounts recorded as straight-line rental revenue are never

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

collected from (or billed to) tenants due to early lease terminations. For that portion of the recognized deferred rent that is not deemed to be probable of collection, an allowance for doubtful accounts has been provided. Accounts receivable are shown net of an allowance for doubtful accounts of $4.1 million as of December 31, 2010, $5.5 million as of November 9, 2010, $4.7 million as of December 31, 2009, and $3.4 million as of December 31, 2008. The following table summarizes the changes in allowance for doubtful accounts:

	Successor	Predecessor
	2010	2010	2009	2008
	(In thousands)
Balance at beginning of period	$5,497	$4,734	$3,442	$3,812
Provisions for doubtful accounts	378	2,253	2,659	1,836
Write-offs	(1,805)	(1,490)	(1,367)	(2,206)

Balance at end of period	$4,070	$5,497	$4,734	$3,442

        Overage rent is paid by a tenant when its sales exceed an agreed upon minimum amount. Overage rent is calculated by multiplying the sales in excess of the minimum amount by a percentage defined in the lease. Overage rent is recognized on an accrual basis once tenant sales exceed contractual tenant lease thresholds. Recoveries from tenants are established in the leases or computed based upon a formula related to real estate taxes, insurance and other shopping center operating expenses and are generally recognized as revenues in the period the related costs are incurred.

Income Taxes

        RPI Businesses has historically operated under GGP's REIT structure. Subsequent to the distribution of RPI Businesses to Rouse, we expect to operate as a REIT. To avoid current entity level U.S. federal income taxes, we expect to distribute 100% of our capital gains and ordinary income to shareholders annually. If, with respect to any taxable year, we fail to maintain our qualification as a REIT, we would not be allowed to deduct distributions to shareholders in computing our taxable income and federal income tax. If we lose our REIT status, corporate level income tax, including any applicable alternative minimum tax, would apply to our taxable income at regular corporate rates. As a result, the amount available for distribution to holders of equity securities that would otherwise receive dividends would be reduced for the year or years involved, and we would no longer be required to make distributions. In addition, unless we were entitled to relief under the relevant statutory provisions, we would be disqualified from treatment as a REIT for four subsequent taxable years.

Fair value Measurements

        We adopted the generally accepted accounting principles related to fair value measurements as of January 1, 2009 for our non-financial assets and liabilities, which, in accordance with the guidance, impacts our assets and liabilities measured at fair value due to the acquisition method of accounting, our debt upon bankruptcy emergence and impairments recorded since adoption. Although our disclosures were expanded, such adoption did not change our valuation methods for such assets and liabilities.

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The accounting principles for fair value measurements establish a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

  Level 1—defined as observable inputs such as quoted prices for identical assets or liabilities in active markets;

  Level 2—defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

  Level 3—defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

        The following table summarizes our assets and liabilities that are measured at fair value on a nonrecurring basis. There were no such assets and liabilities measured on a nonrecurring basis in the successor period.

	Total Fair Value Measurement	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total (Loss) Gain Period from January 1, 2010 through November 9, 2010	Total (Loss) Gain Year Ended December 31, 2009	Total (Loss) Gain Year Ended December 31, 2008
	(In thousands)
Investments in real estate:
Cache Valley Mall	$26,695	$—	$—	$26,695	$—	$(3,169)	$—
Cache Valley Marketplace	8,100	—	—	8,100	—	(938)	—
North Plains Mall	15,252	—	—	15,252	—	(2,496)	—
Silver Lake Mall	16,038	—	—	16,038	—	(10,134)	—
Spring Hill Mall	49,294	—	—	49,294	—	(59,050)	—

Total	$115,379	$—	$—	$115,379	$—	$(75,787)	$—

Goodwill	$4,335	$—	$—	$4,335	$—	$(4,746)	$(738)

Liabilities:
Fair Value of emerged entity mortgage debt(1)	$314,997	$—	$—	$314,997	$36,581	$48,860	$—

(1)
The fair value of debt relates to all properties that filed for bankruptcy under the Plan and have emerged prior to November 9, 2010.

Fair value of Financial Instruments

        The fair values of our financial instruments approximate their carrying amount in our combined financial statements except for debt. As a result of the Company's Chapter 11 filing, the fair value for the outstanding debt that was included in liabilities subject to compromise in our Combined Balance Sheets could not be reasonably determined at December 31, 2009 as the timing and amounts to be paid were subject to confirmation by the Bankruptcy Court. For the $368.7 million of mortgages, notes and loans payable that were outstanding and not subject to compromise at December 31, 2009 and our debt at December 31, 2010, management's estimates of fair value are presented below. We estimated the fair value of this debt based on recent financing transactions (which may not be comparable), estimates of the fair value of the property that serves as collateral for such debt, historical risk premiums for loans of comparable quality, current London Interbank Offered Rate ("LIBOR"), a widely quoted market interest rate which is frequently the index used to determine the rate at which we borrow funds, U.S. treasury obligation interest rates and on the discounted estimated future cash payments to be made on

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

such debt. The discount rates estimated reflect our judgment as to what the approximate current lending rates for loans or groups of loans with similar maturities and credit quality would be if credit markets were operating efficiently and assume that the debt is outstanding through maturity. We have utilized market information as available or present value techniques to estimate the amounts required to be disclosed, or, in the case of the Emerged Debtors, recorded due to GAAP bankruptcy emergence guidance. Since such amounts are estimates that are based on limited available market information for similar transactions and do not acknowledge transfer or other repayment restrictions that may exist in specific loans, it is unlikely that the estimated fair value of any of such debt could be realized by immediate settlement of the obligation.

	Successor		Predecessor
	2010		2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)
Fixed-rate debt	$880,673	$942,088	$368,672	$367,417
Variable-rate debt	336,147	336,216	—	—

Total Mortgages, notes and loans payable	$1,216,820	$1,278,304	$368,672	$367,417

        Included in such amounts for 2009 is $315.0 million of debt that relates to the eight properties of the 2009 Emerged Debtors where the carrying value of the debt was adjusted by $48.9 million to an estimated fair value of such debt (based on significant unobservable Level 3 Inputs).

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. For example, estimates and assumptions have been made with respect to fair values of assets and liabilities for purposes of applying the acquisition method of accounting, the useful lives of assets, capitalization of development and leasing costs, provision for income taxes, recoverable amounts of receivables, initial valuations and related amortization periods of deferred costs and intangibles, particularly with respect to acquisitions, impairment of long- lived assets, goodwill and fair value of debt. Actual results could differ from these and other estimates.

NOTE 3    ACQUISITIONS AND INTANGIBLES

Acquisition Method of Accounting Adjustments on the Effective Date

        As discussed in Note 1, the application of acquisition accounting has been applied to the assets and liabilities of RPI Businesses and therefore the combined financial statements are presented separately for the Predecessor and Successor. The acquisition method of accounting adjustments recorded on the Effective Date reflect the allocation of the estimated purchase price as presented in the table below. Such adjustments reflect the amounts required to adjust the carrying values of our assets and liabilities, after giving effect to the transactions pursuant to the Plan and the distribution of

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3    ACQUISITIONS AND INTANGIBLES (Continued)

certain assets and liabilities to GGP pursuant to the Plan, to the fair values of such remaining assets and liabilities, with the offset to capital, as provided by the acquisition method of accounting.

	November 9, 2010
	(In thousands)
Allocated portion of GGP purchase price		$334,247
Less: Cash on hand		(6,417)
Plus: Assumed liabilities
Fair value of mortgages, notes and loans payable		1,218,401
Accounts payable and accrued expenses:
Below-market tenant leases	57,361
Accounts payable	2,096
Real estate tax payable	11,075
Other accounts payable and accrued expenses	33,375

Total accounts payable and accrued expenses		103,907

Total assumed liabilities		1,322,308

Total purchase price		$1,650,138

Land		$298,791
Buildings and equipment:
Buildings and equipment	959,928
Tenant improvements	64,168
In-place leases	102,750

Total buildings and equipment		1,126,846
Developments in progress		1,467
Cash and cash equivalents		6,417
Accounts and notes receivable, net		12,046
Deferred expenses, net:
Lease commissions	18,433
Capitalized legal/marketing costs	2,830

Total deferred expenses, net		21,263
Prepaid expenses and other assets:
Above-market tenant leases	163,224
Below-market ground leases	2,173
Security and escrow deposits	10,336
Prepaid expenses	4,747
Other	2,828

Total prepaid expenses and other assets		183,308

Total fair value of assets		$1,650,138

        The aggregate fair value of the assets and liabilities of RPI Businesses were computed using estimates of future cash flows and other valuation techniques, including estimated discount and capitalization rates, and such estimates and techniques were also used to allocate the purchase price of acquired property between land, buildings, equipment, tenant improvements and identifiable intangible

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3    ACQUISITIONS AND INTANGIBLES (Continued)

assets and liabilities such as amounts related to in-place at-market tenant leases, acquired above and below-market tenant and ground leases. Elements of the Predecessor's working capital have been reflected at current carrying amounts as such short-term items are assumed to be settled in cash within 12 months at such values.

        The fair values of tangible assets are determined on an "if vacant" basis. The "if vacant" fair value is allocated to land, where applicable, buildings, equipment and tenant improvements based on comparable sales and other relevant information with respect to the property. Specifically, the "if vacant" value of the buildings and equipment was calculated using a cost approach utilizing published guidelines for current replacement cost or actual construction costs for similar, recently developed properties; and an income approach. Assumptions used in the income approach to the value of buildings include: capitalization and discount rates, lease-up time, market rents, make ready costs, land value, and site improvement value. We believe that the most significant assumption in the estimation of value based on the income approach is the assumed discount rate and an average 50 basis point change in the aggregate discount rates applied to our estimates of future cash flows would result in an approximate 3.5 percent change in the aggregate estimated value of our real estate investments. With respect to developments in progress, the fair value of such projects approximated the carrying value.

        The estimated fair value of in-place tenant leases includes lease origination costs (the costs we would have incurred to lease the property to the current occupancy level of the property) and the lost revenues during the period necessary to lease-up from vacant to the current occupancy level. Such estimate includes the fair value of leasing commissions, legal costs and tenant coordination costs that would be incurred to lease the property to this occupancy level. Additionally, we evaluate the time period over which such occupancy level would be achieved and include an estimate of the net operating costs (primarily real estate taxes, insurance and utilities) incurred during the lease-up period, which generally ranges up to one year. The fair value of acquired in-place tenant leases is included in the balance of buildings and equipment and amortized over the remaining lease term for each tenant.

        Intangible assets and liabilities were calculated for above-market and below-market tenant and ground leases where we are either the lessor or the lessee. Above-market and below-market tenant and ground lease values were valued (using an interest rate which reflects the risks associated with the leases acquired) based on the difference between the contractual amounts to be received or paid pursuant to the leases and our estimate of fair market lease rates for the corresponding leases, measured over a period equal to the remaining non-cancelable term of the leases, including below market renewal options. The variance between contract rent versus prevailing market rent is projected to expiration for each particular tenant and discounted back to the date of acquisition. Significant assumptions used in determining the fair value of leasehold assets and liabilities include: (1) the market rental rate, (2) market reimbursements, (3) the market rent growth rate and (4) discount rates. Above and below-market lease values are amortized over the remaining non-cancelable terms of the respective leases (approximately five years for tenant leases and approximately 50 years for ground leases). The remaining term of leases with lease renewal options with terms significantly below (25% or more discount to the assumed market rate of the tenant's space at the time the renewal option is to apply) market reflect the assumed exercise of such renewal options and assume the amortization period would coincide with the extended lease term. Due to existing contacts and relationships with tenants at our currently owned properties and that there was no significant perceived difference in the renewal probability of a tenant based on such relationship, no significant value has been ascribed to the tenant relationships at the properties.

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3    ACQUISITIONS AND INTANGIBLES (Continued)

        In estimating the fair value of the related below market lease liability, we assumed that tenants with renewal options would exercise this option if the renewal rate was at least 25% below the estimated market rate at the time of renewal. We have utilized this assumption, which we believe to be reasonable, because we believe that such a discount would be compelling and that tenants would elect to renew their leases under such favorable terms. We believe that at a discount of less than 25%, the tenant also considers qualitative factors in deciding whether to renew a below-market lease and, accordingly, renewal cannot be assumed. In cases where we have assumed renewal of the below-market lease, we have used the terms of the leases, as renewed, including any below market renewal options, to amortize the calculated below-market lease intangible. If we had used a discount to estimated market rates of 10% rather than 25%, there would not have been a material change in the below-market lease intangible or the amortization of such intangible.

        We estimated the fair value of debt based on quoted market prices for publicly-traded debt, recent financing transactions (which may not be comparable), estimates of the fair value of the property that serves as collateral for such debt, historical risk premiums for loans of comparable quality, the current London Interbank Offered Rate ("LIBOR"), a widely quoted market interest rate which is frequently the index used to determine the rate at which we borrow funds and U.S. treasury obligation interest rates, and on the discounted estimated future cash payments to be made on such debt. The discount rates estimated reflect our judgment as to what the approximate current lending rates for loans or groups of loans with similar maturities and credit quality and assume that the debt is outstanding through maturity. We have utilized market information as available or present value techniques to estimate such amounts. Since such amounts are estimates that are based on limited available market information for similar transactions and do not acknowledge transfer or other repayment restrictions that may exist in specific loans, it is unlikely that the estimated fair value of any of such debt could be realized by immediate settlement of the obligation.

Intangible Assets and Liabilities

        The following table summarizes our intangible assets and liabilities:

	Gross Asset (Liability)	Accumulated (Amortization)/ Accretion	Net Carrying Amount
	(In thousands)
Successor—As of December 31, 2010
Tenant leases:
In-place value	$102,487	$(4,822)	$97,665
Above-market	162,663	(5,394)	157,269
Below-market	(57,208)	2,003	(55,205)
Ground leases:
Below-market	2,173	(18)	2,155
Predecessor—As of December 31, 2009
Tenant leases:
In-place value	$34,623	$(17,775)	$16,848
Above-market	11,660	(4,173)	7,487
Below-market	(18,715)	10,414	(8,301)

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 3    ACQUISITIONS AND INTANGIBLES (Continued)

        Changes in gross asset (liability) balances in 2010 are the result of the establishment of new intangible assets and liability amounts as of November 9, 2010 due to the acquisition method of accounting applied on the Effective Date.

        The gross asset balances of the in-place value of tenant leases are included in Buildings and equipment in our Combined Balance Sheets. Acquired in-place at-market tenant leases are amortized over periods that approximate the related lease terms. The above-market and below-market tenant and below-market ground leases are included in Prepaid expenses and other assets and Accounts payable and accrued expenses as detailed in Note 8 and Note 9, respectively. Above and below-market lease values are amortized over the remaining non-cancelable terms of the respective leases (averaging approximately five years for tenant leases and approximately 45 years for ground leases).

        Amortization/accretion of these intangible assets and liabilities decreased our net income by $8.9 million for the period from November 10, 2010 through December 31, 2010, $1.7 million for the period from January 1, 2010 through November 9, 2010, $2.0 million in 2009 and $3.7 million in 2008.

        Future amortization is estimated to decrease net income by $57.7 million in 2011, $57.0 million in 2012, $49.6 million in 2013, $26.3 million in 2014 and $9.2 million in 2015.

NOTE 4 MORTGAGES, NOTES AND LOANS PAYABLE

        Mortgages, notes and loans payable are summarized as follows:

	Successor	Predecessor
	December 31, 2010	December 31, 2009
	(In thousands)
Fixed-rate debt:
Collateralized mortgages, notes and loans payable	$880,673	$986,503
Variable-rate debt:
Collateralized mortgages, notes and loans payable	336,147	$328,326

Total Mortgages, notes and loans payable	1,216,820	1,314,829
Less: Mortgage, notes and loans payable subject to compromise in 2009	—	(946,157)

Total Mortgages, notes and loans payable not subject to compromise	$1,216,820	$368,672

        On April 16 and 22, 2009, the Debtors filed voluntary petitions for relief under Chapter 11, which triggered defaults on substantially all debt obligations of the Debtors. However, under section 362 of Chapter 11, the filing of a bankruptcy petition automatically stays most actions against the debtor's estate. As of December 31, 2009, these pre- petition liabilities were subject to settlement under a plan of reorganization, and therefore were presented as Liabilities subject to compromise on the Combined Balance Sheet. The $368.7 million that was not subject to compromise as of December 31, 2009 consisted primarily of the collateralized mortgages of the Non-Debtors and the 2009 Emerged Debtors.

        A total 29 properties with $1.23 billion of secured mortgage debt emerged from bankruptcy prior to the Effective Date. Of the Emerged properties, 21 properties with $914.3 million of secured

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4 MORTGAGES, NOTES AND LOANS PAYABLE (Continued)

mortgage debt emerged from bankruptcy during 2010 prior to the Effective Date and eight properties with $315.0 million of secured debt had emerged from bankruptcy as of December 31, 2009. The plans of reorganization for such Emerged Debtors provided for, in exchange for payment of certain extension fees and cure of previously unpaid amounts due on the applicable mortgage loans (primarily, principal amortization otherwise scheduled to have been paid since the Petition Date), the extension of the secured mortgage loans at previously existing non-default interest rates. As a result of the extensions, none of these loans have a maturity prior to January 1, 2014.

        The weighted-average interest rate, excluding the effects of deferred finance costs and using the contract rate prior to any defaults on such loans, on our collateralized mortgages, notes and loans payable was 4.86% at December 31, 2010 and 4.76% at December 31, 2009. With respect to those loans and Debtors that were in bankruptcy in 2010 and 2009, RPI Businesses recognized interest expense on its loans based on contract rates in effect prior to bankruptcy as the Bankruptcy Court had ruled that interest payments based on such contract rates constituted adequate protection to the secured lenders.

Collateralized Mortgages, Notes and Loans Payable

        As of December 31, 2010, $1.34 billion of land, buildings and equipment and developments in progress (before accumulated depreciation) have been pledged as collateral for our mortgages, notes and loans payable. Certain of these secured loans, representing $285.4 million of debt, are cross-collateralized with other properties. Although a majority of the $1.22 billion of fixed and variable rate collateralized mortgages, notes and loans payable are non- recourse, $351.0 million of such mortgages, notes and loans payable are recourse due to guarantees or other security provisions for the benefit of the note holder. Certain mortgage notes payable may be prepaid but are generally subject to a prepayment penalty equal to a yield-maintenance premium, defeasance or a percentage of the loan balance.

NOTE 5 INCOME TAXES

        RPI Businesses has historically operated under GGP's REIT structure. Subsequent to the distribution of RPI Businesses to Rouse, we plan to elect to be taxed as a REIT in connection with the filing of our tax return for the 2011 fiscal year, subject to our ability to meet the requirements of a REIT at the time of election, and intend to maintain this status in future periods. To qualify as a REIT, we must meet a number of organizational and operational requirements, including requirements to distribute at least 90% of our ordinary taxable income and to either distribute capital gains to stockholders, or pay corporate income tax on the undistributed capital gains. In addition, the Company is required to meet certain asset and income tests.

        As a REIT, we will generally not be subject to corporate level Federal income tax on taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to Federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income or property, and to Federal income and excise taxes on our undistributed taxable income.

        We may have subsidiaries which we elect to treat as taxable REIT subsidiaries and which are therefore subject to federal and state income taxes.

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6 RENTALS UNDER OPERATING LEASES

        We receive rental income from the leasing of retail space under operating leases. The minimum future rentals based on operating leases of our Combined Properties held as of December 31, 2010 are as follows:

Year	Amount
(In thousands)
2011	$129,010
2012	116,282
2013	98,350
2014	81,675
2015	64,861
Subsequent	211,381

$701,559

        Minimum future rentals exclude amounts which are payable by certain tenants based upon a percentage of their gross sales or as reimbursement of operating expenses and amortization of above and below-market tenant leases. Such operating leases are with a variety of tenants, the majority of which are national and regional retail chains and local retailers, and consequently, our credit risk is concentrated in the retail industry.

NOTE 7 TRANSACTIONS WITH GGP AND OTHER GGP SUBSIDIARIES

Intercompany Transactions

        As described in Note 1, the accompanying combined financial statements present the operations of RPI Businesses as carved-out from the financial statements of GGP. Transactions between RPI Businesses have been eliminated in the combined presentation. Also as described in Note 1, an allocation of certain centralized GGP costs incurred for activities such as employee benefit programs (including incentive stock plans and stock based compensation expense), property management and asset management functions, centralized treasury, payroll and administrative functions have been made to the property operating costs of RPI Businesses. Transactions between the RPI Businesses and GGP or other GGP subsidiaries have not been eliminated except that end-of-period intercompany balances between GGP and RPI Businesses have been considered elements of RPI Businesses equity.

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 8 OTHER ASSETS

        The following table summarizes the significant components of prepaid expenses and other assets.

	Successor	Predecessor
	December 31, 2010	December 31, 2009
	(In thousands)
Above-market tenant leases (Note 3)	$157,269	$7,487
Security and escrow deposits	25,168	5,125
Below-market ground leases (Note 3)	2,155	—
Prepaid expenses	3,304	4,318
Other	1,132	2,010

Total prepaid expenses and other assets	$189,028	$18,940

NOTE 9 OTHER LIABILITIES

        The following table summarizes the significant components of accounts payable and accrued expenses.

	Successor	Predecessor
	December 31, 2010	December 31, 2009
	(In thousands)
Below-market tenant leases (Note 3)	$55,205	$8,301
Accounts payable and accrued expenses	9,637	12,289
Accrued interest	4,674	3,430
Accrued real estate taxes	8,441	9,518
Deferred income	2,453	1,613
Accrued payroll and other employee liabilities	112	63
Construction and tenant allowance payable	6,582	5,309
Tenant and other deposits	1,421	1,367
Conditional asset retirement obligation liability	4,141	3,515
Other	4,916	5,824

Total accounts payable and accrued expenses	97,582	51,229
Less liabilities subject to compromise	—	(7,902)

Accounts payable and accrued expenses not subject to compromise	$97,582	$43,327

NOTE 10 COMMITMENTS AND CONTINGENCIES

        In the normal course of business, from time to time, we are involved in legal proceedings relating to the ownership and operations of our properties. In management's opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a material effect on our combined financial position, results of operations or liquidity.

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 10 COMMITMENTS AND CONTINGENCIES (Continued)

        The following table summarizes the contractual maturities of our long-term commitments. Long-term debt includes the related acquisition accounting fair value adjustments:

	2011	2012	2013	2014	2015	Subsequent/ Other	Total
	(In thousands)
Long-term debt-principal(1)	$117,693	$17,701	$72,659	$315,104	$17,195	$676,468	$1,216,820

(1)
Includes $67.7 million of non-cash debt market rate adjustments.

NOTE 11 RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        As of January 1, 2011, we are required to separately disclose purchases, sales, issuances and settlements on a gross basis in the reconciliation of recurring Level 3 fair value measurements. This guidance is not expected to have a material effect on our financial statements.

        As of January 1, 2011, public companies that enter into a business combination are required to disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. In addition, supplemental pro forma disclosures are expanded. If we enter into a qualifying business combination, it will comply with the disclosure requirements of this guidance.

        As of January 1, 2012, guidance on how to measure fair value and on what disclosures to provide about fair value measurements will be converged with international standards. We do not expect the adoption will have a material effect on our financial statements.

        As of January 1, 2012, public companies will be required to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. This guidance does not change the items that must be reported in other comprehensive income. We do not expect the adoption will have any effect on our financial statements.

NOTE 12 PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

        The following pro forma financial information has been presented as a result of the acquisition of the Predecessor pursuant to the Plan during 2010. The pro forma combined statements of operations are based upon the historical financial information of the Predecessor and the Successor as if the transaction had been consummated on the first day of the earliest period presented.

        The following pro forma financial information may not necessarily be indicative of what our actual results would have been if the Plan of Reorganization had been consummated as of the date assumed, nor does it purport to represent our results of operations for future periods.

	For the Period from November 10, 2010 through December 31, 2010	For the Period from January 1, 2010 through November 9, 2010	Pro Forma Year Ended December 31, 2010
	(In thousands)
Total revenues	$35,540	$219,741	$237,858
Net loss	(2,866)	(21,030)	(21,152)

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 12 PRO FORMA FINANCIAL INFORMATION (UNAUDITED) (Continued)

	Year Ended December 31, 2009	Pro Forma Year Ended December 31, 2009
	(In thousands)
Total revenues	$276,232	$256,133
Net loss	(30,152)	(95,114)

        Included in the above pro forma financial information for the years ended December 31, 2010 and 2009 are the following adjustments:

        Minimum rents are recognized on a straight-line basis over periods that reflect the related lease terms, and include accretion and amortization related to above and below market portions of tenant leases. Acquisition accounting pro forma adjustments reflects a change in the periods over which such items are recognized. The adjustment related to straight line rent and accretion and amortization related to above and below market portions of tenant leases was a decrease in revenues of $17.4 million for the year ended December 31, 2010 and $20.1 million for the year ended December 31, 2009.

        Depreciation and amortization have been adjusted to reflect adjustments of estimated useful lives and contractual terms as well as the fair valuation of the underlying assets and liabilities, resulting in changes to the rate and amount of depreciation and amortization. The adjustment related to depreciation and amortization was an increase of $12.5 million for the year ended December 31, 2010 and $2.8 million for the year ended December 31, 2009.

        The pro forma information reflects non-cash adjustments to interest expense due to the fair valuing of debt and deferred expenses and other amounts in historical interest expense as a result of the acquisition method of accounting. The adjustment related to interest expense was a decrease of $23.2 million for the year ended December 31, 2010 and an increase of $9.2 million for the year ended December 31, 2009.

        Reorganization items have been reversed as the Plan is assumed to be effective and all Old GGP Debtors are deemed to have emerged from bankruptcy as of the first day of the periods presented and, accordingly, such expenses or items would not be incurred. The adjustment related to the reversal of reorganization items resulted in a decrease in pro forma net loss of $9.5 million for the year ended December 31, 2010 and resulted in an increase in pro forma net loss of $32.7 million for the year ended December 31, 2009.

NOTE 13 QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	2010
	Predecessor				Successor
	First Quarter	Second Quarter	Third Quarter	Period from October 1 through November 9	Period from November 10 through December 31
	(In thousands)
Total revenues	$65,268	$63,739	$63,024	$27,710	$35,540
Operating income	23,938	23,046	22,092	8,513	7,609
Net income (loss)	20,286	(8,099)	(6,139)	(27,078)	(2,866)

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 13 QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (Continued)

	2009
	Predecessor
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands)
Total revenues	$71,600	$68,785	$66,266	$69,581
Operating income (loss)(1)	17,178	21,284	21,442	(49,779)
Net (loss) income(1)	(4,585)	2,265	3,213	(31,045)

(1)
Operating loss and net loss in the fourth quarter of 2009 were primarily due to provisions for impairment (Note 2).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
General Growth Properties, Inc.
Chicago, Illinois

        We have audited the combined balance sheets of certain entities as described in Note 1 to the combined financial statements that are expected to be transferred to Rouse Properties, Inc., an indirect subsidiary of General Growth Properties, Inc., and are under common ownership and common control of General Growth Properties, Inc., (the "RPI Businesses") as of December 31, 2010 (Successor RPI Businesses' balance sheet) and as of December 31, 2009 (Predecessor RPI Businesses' balance sheet), and the related combined statements of operations, equity, and cash flows for the period from November 10, 2010 through December 31, 2010 (Successor RPI Businesses' operations) and for the period from January 1, 2010 through November 9, 2010, and for each of the two years in the period ended December 31, 2009 (Predecessor RPI Businesses' operations), and have issued our report thereon dated August 26, 2011 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the RPI Businesses combined financial statements with assets, liabilities, and a capital structure having carrying values not comparable with prior periods and the RPI Businesses inclusion of allocations of certain operating expenses from General Growth Properties, Inc.); such combined financial statements and report are included elsewhere in this Form 10. Our audits also included the combined financial statement schedule of the RPI Businesses listed in the Index to Combined Financial Statements on page F-1 of this Form 10. This combined financial statement schedule is the responsibility of the RPI Businesses' management. Our responsibility is to express an opinion based on our audits. In our opinion, based on our audits, such combined financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Chicago, Illinois
August 26, 2011

RPI BUSINESSES
SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 2010

					Costs Capitalized Subsequent to Acquisition		Gross Amounts at Which Carried at Close of Period(d)
			Initial Cost
												Life Upon Which Latest Income Statement is Computed
Name of Center	Location	Encumbrances(a)	Land(b)	Buildings and Improvements(b)	Land	Buildings and Improvements	Land	Buildings and Improvements	Total	Accumulated Depreciation(e)	Date Acquired(c)
	(In thousands)
Retail and Other:
Animas Valley Mall	Farmington, NM	44,470	6,509	32,270	—	172	6,509	32,442	38,951	353	2010	(e	)
Bayshore Mall	Eureka, CA	31,282	4,770	33,305	—	539	4,770	33,844	38,614	323	2010	(e	)
Birchwood Mall	Port Huron, MI	48,024	8,316	44,884	—	68	8,316	44,952	53,268	322	2010	(e	)
Cache Valley Mall	Logan, UT	29,294	2,890	19,402	—	161	2,890	19,563	22,453	146	2010	(e	)
Cache Valley Marktplace	Logan, UT	—	1,072	7,440	—	13	1,072	7,453	8,525	63	2010	(e	)
Chula Vista Center	Chula Vista, CA	—	13,214	71,598	—	1,600	13,214	73,198	86,412	539	2010	(e	)
Collin Creek Mall	Plano, TX	65,125	14,746	48,103	—	274	14,746	48,377	63,123	403	2010	(e	)
Colony Square Mall	Zanesville, OH	28,873	4,253	29,578	—	149	4,253	29,727	33,980	275	2010	(e	)
Gateway Mall	Springfield, OR	40,399	7,097	36,573	—	518	7,097	37,091	44,188	302	2010	(e	)
Knollwood Mall	St. Louis Park, MN	35,099	6,127	32,905	—	139	6,127	33,044	39,171	251	2010	(e	)
Lakeland Square Mall	Lakeland, FL	52,287	10,938	56,867	—	82	10,938	56,949	67,887	411	2010	(e	)
Lansing Mall	Lansing, MI	24,068	9,615	49,220	—	177	9,615	49,397	59,012	390	2010	(e	)
Mall at Sierra Vista	Sierra Vista, AZ	23,882	7,078	36,441	—	68	7,078	36,509	43,587	228	2010	(e	)
Mall St Vincent	Shreveport, LA	29,000	4,604	21,927	—	24	4,604	21,951	26,555	241	2010	(e	)
Newpark Mall	Newark, CA	69,066	17,848	58,384	—	76	17,848	58,460	76,308	512	2010	(e	)
North Plains Mall	Clovis, NM	13,468	2,218	11,768	—	254	2,218	12,022	14,240	126	2010	(e	)
Pierre Bossier Mall	Bossier City, LA	42,411	7,522	38,247	—	49	7,522	38,296	45,818	265	2010	(e	)
Sikes Senter	Wichita Falls, TX	47,005	5,915	34,075	—	316	5,915	34,391	40,306	393	2010	(e	)
Silver Lake Mall	Coeur d'Alene, ID	13,384	3,237	12,914	—	30	3,237	12,944	16,181	100	2010	(e	)
Southland Mall	Hayward, CA	73,778	23,407	81,474	—	1,126	23,407	82,600	106,007	624	2010	(e	)
Southland Center	Taylor, MI	71,536	13,697	51,860	—	241	13,697	52,101	65,798	558	2010	(e	)
Spring Hill Mall	West Dundee, IL	53,844	8,219	23,679	—	204	8,219	23,883	32,102	251	2010	(e	)
Steeplegate Mall	Concord, NH	57,217	11,438	42,032	—	144	11,438	42,176	53,614	327	2010	(e	)
The Boulevard Mall	Las Vegas, NV	82,511	34,523	46,428	—	1,120	34,523	47,548	82,071	593	2010	(e	)
Three Rivers Mall	Kelso, WA	13,552	2,080	11,142	—	579	2,080	11,721	13,801	178	2010	(e	)
Valley Hills Mall	Hickory, NC	53,076	10,047	61,817	—	85	10,047	61,902	71,949	427	2010	(e	)
Vista Ridge Mall	Lewisville, TX	75,564	15,965	46,560	—	195	15,965	46,755	62,720	444	2010	(e	)
Washington Park Mall	Bartlesville, OK	10,505	1,388	8,213	—	31	1,388	8,244	9,632	91	2010	(e	)
West Valley Mall	Tracy, CA	49,603	31,340	38,316	—	(69)	31,340	38,247	69,587	380	2010	(e	)
Westwood Mall	Jackson, MI	27,653	5,708	28,006	—	53	5,708	28,059	33,767	209	2010	(e	)
White Mountain Mall	Rock Springs, WY	10,844	3,010	11,418	—	142	3,010	11,560	14,570	183	2010	(e	)

		$1,216,820	$298,791	$1,126,846	$—	$8,560	$298,791	$1,135,406	$1,434,197	$9,908

RPI BUSINESSES

NOTES TO SCHEDULE III

(a)
See description of mortgages, notes and other debt payable in Note 4 of Notes to Combined Financial Statements.

(b)
Initial cost is the carrying value at the Effective Date due to the application of the acquisition method of accounting (Note 3).

(c)
Due to the application of the acquisition method of accounting, all dates are November 9, 2010, the Effective Date.

(d)
The aggregate cost of land, buildings and improvements for federal income tax purposes is approximately $1.34 billion.

(e)
Depreciation is computed based upon the following estimated lives:

Years
Buildings, improvements and carrying costs	45
Equipment and fixtures	5-10
Tenant improvements	applicable base life

Reconciliation of Real Estate

	Successor	Predecessor
	2010	2009	2008
	(In thousands)
Balance at beginning of period	$2,181,029	$2,315,688	$2,298,071
Additions	23,152	8,307	20,281
Acquisitions	—	—	—
Impairments	—	(77,108)	—
Acquisition accounting adjustments at Emergence	(768,074)	—	—
Dispositions, write-offs and other	(1,910)	(65,858)	(2,664)

Balance at end of period	$1,434,197	$2,181,029	$2,315,688

Reconciliation of Accumulated Depreciation

	Successor	Predecessor
	2010	2009	2008
	(In thousands)
Balance at beginning of period	$536,216	$535,184	$473,057
Depreciation expense	57,306	65,394	59,238
Acquisition accounting adjustments at Emergence	(580,290)	—	—
Dispositions, write-offs and other	(3,324)	(64,362)	2,889

Balance at end of period	$9,908	$536,216	$535,184

RPI BUSINESSES

COMBINED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2011	2010
	(In thousands)
Assets:
Investment in real estate:
Land	$299,941	$298,791
Buildings and equipment	1,151,303	1,133,667
Less accumulated depreciation	(57,941)	(9,908)
Developments in progress	7,282	1,739

Net investment in real estate	1,400,585	1,424,289
Cash and cash equivalents	285	1,816
Accounts and notes receivable, net	15,077	8,390
Deferred expenses, net	20,934	20,741
Prepaid expenses and other assets	150,112	189,028

Total assets	$1,586,993	$1,644,264

Liabilities:
Mortgages, notes and loans payable	$1,064,603	$1,216,820
Accounts payable and accrued expenses	86,872	97,582

Total liabilities	1,151,475	1,314,402

Commitments and contingencies	—	—

Equity:
GGP equity	435,518	329,862

Total liabilities and equity	$1,586,993	$1,644,264

The accompanying notes are an integral part of these unaudited combined financial statements.

RPI BUSINESSES

COMBINED STATEMENTS OF OPERATIONS

(Unaudited)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(In thousands)
Revenues:
Minimum rents	$38,467	$42,282	$113,423	$128,549
Tenant recoveries	17,898	18,755	53,837	56,958
Overage rents	779	634	2,541	2,119
Other	1,410	1,355	4,108	4,405

Total revenues	58,554	63,026	173,909	192,031

Expenses:
Real estate taxes	5,829	5,993	17,943	18,243
Property maintenance costs	2,742	3,126	9,691	9,236
Marketing	778	833	2,351	2,094
Other property operating costs	15,817	13,245	43,395	40,281
Provision for doubtful accounts	294	293	806	1,954
Property management and other costs	2,374	2,067	8,100	5,669
Depreciation and amortization	20,424	15,376	58,911	45,478
Other	240	—	162	—

Total expenses	48,498	40,933	141,359	122,955

Operating income	10,056	22,093	32,550	69,076
Interest income	6	43	14	46
Interest expense	(18,963)	(20,206)	(54,285)	(63,753)

(Loss) income before income taxes and reorganization items	(8,901)	1,930	(21,721)	5,369
Provision for income taxes	(97)	(153)	(385)	(443)
Reorganization items	—	(7,914)	—	1,121

Net (loss) income	$(8,998)	$(6,137)	$(22,106)	$6,047

The accompanying notes are an integral part of these unaudited combined financial statements.

RPI BUSINESSES

COMBINED STATEMENTS OF EQUITY

(Unaudited)

Total Equity
(In thousands)
Predecessor
Balance at January 1, 2010	$355,987
Net income	6,047
Distributions to GGP, net	(6,665)

Balance at September 30, 2010	$355,369

Successor
Balance at January 1, 2011	$329,862
Net loss	(22,106)
Contributions from GGP, net	127,762

Balance at September 30, 2011	$435,518

The accompanying notes are an integral part of these unaudited combined financial statements.

RPI BUSINESSES

COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)

	Successor	Predecessor
	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010
	(In thousands)
Cash Flows from Operating Activities:
Net (loss) income	$(22,106)	$6,047
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for doubtful accounts	806	1,954
Depreciation	54,321	39,775
Amortization	4,590	5,703
Amortization/write-off of deferred finance costs	—	931
Amortization of debt market rate adjustments	8,587	12,494
Amortization (accretion) of intangibles other than in-place leases	18,575	(658)
Straight-line rent amortization	(5,313)	(212)
Reorganization items—finance costs related to emerged entities	—	11,073
Non-cash reorganization items	—	(18,250)
Net changes:
Accounts and notes receivable	(2,180)	2,156
Prepaid expenses and other assets	51	2,174
Deferred expenses	(4,783)	(1,795)
Restricted cash	8,857	(6,946)
Accounts payable and accrued expenses	1,389	(16,592)

Net cash provided by operating activities	62,794	37,854

Cash Flows from Investing Activities:
Acquisition/development of real estate and property additions/improvements	(18,386)	(5,851)
Increase in restricted cash	(936)	(21)

Net cash used in investing activities	(19,322)	(5,872)

Cash Flows from Financing Activities:
Change in GGP investment, net	115,815	4,488
Principal payments on mortgages, notes and loans payable	(160,818)	(25,480)
Reorganization items—finance costs related to emerged entities	—	(11,073)

Net cash used in financing activities	(45,003)	(32,065)

Net change in cash and cash equivalents	(1,531)	(83)
Cash and cash equivalents at beginning of period	1,816	349

Cash and cash equivalents at end of period	$285	$266

Supplemental Disclosure of Cash Flow Information:
Interest paid	$46,185	$47,959
Interest capitalized	16	—
Reorganization items paid	—	17,129
Non-Cash Transactions:
Balance in accrued capital expenditures included in accounts payable and accrued expenses	$282	$641
Other non-cash GGP investment, net	11,947	(11,153)
Mortgage debt market rate adjustments related to debtors that emerged from bankruptcy	—	36,581
Anchor acquisition	11,947	—

The accompanying notes are an integral part of these unaudited combined financial statements.

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 ORGANIZATION

General

        Rouse Properties, Inc. ("Rouse" or the "Company") is a newly formed Delaware corporation that was created to hold certain assets and liabilities of General Growth Properties, Inc. ("GGP") and its subsidiaries. Rouse is currently a wholly owned subsidiary of GGP Limited Partnership ("GGPLP"), which is majority owned by GGP. GGP intends to distribute the assets and liabilities of 30 of its wholly owned properties ("RPI Businesses") to Rouse. Pursuant to the distribution, Rouse will receive certain of the assets and liabilities of GGP. To date, we have not conducted any business as a separate company and have no material assets or liabilities. The operations of the business to be transferred to us by GGP is presented as if the transferred business was our business for all historical periods described and at the carrying value of such assets and liabilities reflected in GGP's books and records. Unless the context otherwise requires, references to "we", "us" and "our" refer to RPI Businesses after giving effect to the transfer of assets and liabilities from GGP. In addition, RPI Businesses are currently operated as subsidiaries of GGP, which operates as a real estate investment trust ("REIT"). We are expected to operate as a REIT subsequent to the distribution.

        Our assets are expected to consist of 30 redevelopment-opportunity retail malls with approximately 21.1 million square feet of existing gross leasable space. Our 100% ownership interests in these properties are combined under accounting principles generally accepted in the United States of America ("GAAP").

        The successful execution of our business strategy will require the availability of substantial amounts of operating and development capital both initially and over time. Sources of such capital could include bank borrowings, public and private offerings of debt or equity, including rights offerings, sale of certain assets and joint ventures. Prior to the distribution, GGP will provide Rouse with sufficient initial capital to fund its operations until a permanent capital structure is finalized. We do not believe GGP will have an ongoing long term relationship with Rouse and GGP will not have any ongoing financial commitments to Rouse. To support our future liquidity needs, Brookfield has informed us that it would be willing to provide (or cause to be provided), on terms to be agreed and subject to, among other things, negotiation of definitive documentation and approval by our board of directors, (i) a $100 million revolving subordinated credit facility and/or (ii) a backstop commitment to us for up to $200 million if we choose to pursue a pro rata rights offering of equity to our stockholders following the distribution. We cannot assure you that this or any other financing will be available on terms acceptable to us or at all.

        In April of 2009, GGP's predecessor ("Old GGP" or the "Predecessor") and certain of its domestic subsidiaries (together with Old GGP, the "GGP Debtors") filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code ("Chapter 11"). On November 9, 2010 (the "Effective Date"), General Growth Properties, Inc. ("GGP" or the "Successor") emerged from Chapter 11 bankruptcy after receiving a significant equity infusion from investors and other associated events. As a result of the emergence from bankruptcy and the related equity infusion, the majority of equity in GGP changed ownership, which triggered the application of acquisition accounting to the assets and liabilities of GGP. As a result, the application of acquisition accounting has been applied to the assets and liabilities of the RPI Businesses and therefore the combined financial statements are presented separately for the Predecessor and Successor for all periods presented.

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 1 ORGANIZATION (Continued)

Principles of Combination and Basis of Presentation

        The accompanying combined financial statements include the accounts of RPI Businesses and are presented on a combined basis as RPI Businesses are under common control and ownership of GGP. All significant intercompany balances and transactions between Rouse have been eliminated.

        Rouse was formed for the purpose of holding certain assets and assuming certain liabilities of GGP. Our historical financial results reflect allocations for certain corporate costs and we believe such allocations are reasonable; however, such results do not reflect what our expenses would have been had RPI Businesses been operating as a separate stand-alone public company. The three months ended September 30, 2011 and 2010 include corporate cost allocations of $2.4 million and $2.1 million, respectively. The nine months ended September 30, 2011 and 2010 include corporate cost allocations of $8.1 million and $5.7 million, respectively. These allocations have been included in property management and other costs on the combined statements of operations. Costs of the services that were allocated or charged to us were based on either actual costs incurred or a proportion of costs estimated to be applicable to us based on a number of factors, most significantly our percentage of GGP's adjusted revenue and assets and the number of properties. The historical combined financial information presented will therefore not be indicative of the results of operations, financial position or cash flows that would have been obtained if we had been an independent, stand-alone public REIT entity during the periods shown or of our future performance as an independent, stand-alone public entity.

        Rouse intends to operate in a single segment which includes the operation, development and management of retail rental property. Our portfolio of malls represents a collection of retail properties that are targeted to a range of market sizes and consumer tastes. We do not distinguish or group our combined operations on a geographic basis. Further, all material operations are within the United States and no customer or tenant comprises more than 10% of combined revenues.

        In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods have been included. The results for the interim periods ended September 30, 2011 and 2010 are not necessarily indicative of the results to be obtained for the full fiscal year. These financial statements should be read in conjunction with the historical audited financial statements as certain footnote disclosures which would substantially duplicate those contained in the historical audited financial statements have been omitted.

Reorganization Items

        Reorganization items are expense or income items that were incurred or realized as a result of the Chapter 11 cases and are presented separately in the combined statements of operations of the Predecessor. These items include professional fees and similar types of expenses and gains on liabilities subject to compromise directly related to the Chapter 11 cases, resulting from activities of the

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 1 ORGANIZATION (Continued)

reorganization process, and interest earned on cash accumulated as a result of the Chapter 11 cases. No reorganization items were recorded for the three and nine months ended September 30, 2011.

Reorganization Items	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2010
	(In thousands)
Gains on liabilities subject to compromise—other(1)	$108	$867
Gains on liabilities subject to compromise—mortgage debt(2)	—	(36,581)
U.S. Trustee fees	181	559
Restructuring costs(3)	7,625	34,034

Total reorganization items	$7,914	$(1,121)

(1)
This amount includes gains from repudiation, rejection or termination of contracts or guarantee of obligations. Such gains reflect agreements reached with certain critical vendors, which were authorized by the Bankruptcy Court and for which payments on an installment basis began in July 2009.

(2)
Such net gains include the fair value adjustments of mortgage debt resulting from the write off of existing fair value of debt adjustments for the entities that emerged from bankruptcy.

(3)
Restructuring costs primarily include professional fees incurred related to the bankruptcy filings, the estimated KEIP payment, finance costs incurred by the Emerged Debtors and the write off of unamortized deferred finance costs related to the Emerged Debtors.

Properties

        Real estate assets are stated at cost less any provisions for impairments. As discussed in Note 2, the real estate assets of RPI Businesses were recorded at fair value pursuant to the application of acquisition accounting on the Effective Date. Construction and improvement costs incurred in connection with the development of new properties or the redevelopment of existing properties are capitalized to the extent the total carrying amount of the property does not exceed the estimated fair value of the completed property. Real estate taxes and interest costs incurred during construction periods are capitalized. Capitalized interest costs are based on qualified expenditures and interest rates in place during the construction period. Capitalized real estate taxes and interest costs are amortized over lives which are consistent with the constructed assets.

        Pre-development costs, which generally include legal and professional fees and other directly-related third-party costs, are capitalized as part of the property being developed. In the event a development is no longer deemed to be probable, the costs previously capitalized are expensed.

        Tenant improvements, either paid directly or in the form of construction allowances paid to tenants, are capitalized and depreciated over the shorter of the useful life or applicable lease term.

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 1 ORGANIZATION (Continued)

Maintenance and repairs are charged to expense when incurred. Expenditures for significant betterments and improvements are capitalized.

        Depreciation or amortization expense is computed using the straight-line method based upon the following estimated useful lives:

Years
Buildings and improvements	45
Equipment and fixtures	5 - 10
Tenant improvements	Shorter of useful life or applicable lease term

        Accumulated depreciation was reset to zero on the Effective Date in conjunction with the application of the acquisition method of accounting.

Impairment

        Generally accepted accounting principles related to accounting for the impairment or disposal of long-lived assets require that if impairment indicators exist and the undiscounted cash flows expected to be generated by an asset are less than its carrying amount, an impairment provision should be recorded to write down the carrying amount of such asset to its fair value. We review our real estate assets, including operating properties and developments in progress, for potential impairment indicators whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

        Impairment indicators are assessed separately for each property and include, but are not limited to, significant decreases in real estate property net operating income and occupancy percentages.

        Impairment indicators for pre-development costs, which are typically costs incurred during the beginning stages of a potential development, and developments in progress are assessed by project and include, but are not limited to, significant changes in the Company's plans with respect to the project, significant changes in projected completion dates, revenues or cash flows, development costs, market factors and sustainability of development projects.

        If an indicator of potential impairment exists, the asset is tested for recoverability by comparing its carrying amount to the estimated future undiscounted cash flows. The cash flow estimates used both for determining recoverability and estimating fair value are inherently judgmental and reflect current and projected trends in rental, occupancy and capitalization rates, and estimated holding periods for the applicable assets. Although the estimated fair value of certain assets may be exceeded by the carrying amount, a real estate asset is only considered to be impaired when its carrying amount cannot be recovered through estimated future undiscounted cash flows. To the extent an impairment provision is determined to be necessary, the excess of the carrying amount of the asset over its estimated fair value is expensed to operations. In addition, the impairment provision is allocated proportionately to adjust the carrying amount of the asset. The adjusted carrying amount, which represents the new cost basis of the asset, is depreciated over the remaining useful life of the asset.

        No provisions for impairment were necessary for the three and nine months ended September 30, 2011 or the three and nine months ended September 30, 2010.

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 1 ORGANIZATION (Continued)

Revenue Recognition and Related Matters

        Minimum rent revenues are recognized on a straight-line basis over the terms of the related leases. Minimum rent revenues also include amounts collected from tenants to allow the termination of their leases prior to their scheduled termination dates and amortization/ accretion related to above and below-market tenant leases due to acquired properties and the impact of acquisition accounting. The following is a summary of straight-line rent, termination income, net amortization /accretion related to above and below-market tenant leases and percentage rent in lieu of minimum rent:

	Successor		Predecessor
	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2010
	(In thousands)
Straight-line rent	$1,548	$5,313	$(461)	$212
Lease termination income	228	677	315	842
Net amortization/accretion of above and below-market tenant leases	(5,925)	(18,575)	338	658
Percentage rents in lieu of minimum rent	2,474	6,500	2,252	6,435

        Straight-line rent receivables represent the current net cumulative rents recognized prior to when billed and collectible as provided by the terms of the leases. The following is a summary of straight-line rent receivables (which were reset on the Effective Date), which are included in Accounts and notes receivable, net in our Balance Sheets and are reduced for allowances and amounts doubtful of collection:

	September 30, 2011	December 31, 2010
	(In thousands)
Straight-line rent receivables, net	$5,368	$55

        We provide an allowance for doubtful accounts against the portion of accounts receivable, including straight-line rents, which is estimated to be uncollectible. Such allowances are reviewed periodically based upon our recovery experience. We also evaluate the probability of collecting future rent which is recognized currently under a straight-line methodology. This analysis considers the long-term nature of our leases, as a certain portion of the straight-line rent currently recognizable will not be billed to the tenant until future periods. Our experience relative to unbilled deferred rent receivable is that a certain portion of the amounts recorded as straight-line rental revenue are never collected from (or billed to) tenants due to early lease terminations. For that portion of the recognized deferred rent that is not deemed to be probable of collection, an allowance for doubtful accounts has been provided. Accounts receivable in our Combined Balance Sheets are shown net of an allowance for doubtful accounts of $3.8 million as of September 30, 2011 and $4.1 million as of December 31, 2010.

        Overage rent is paid by a tenant when its sales exceed an agreed upon minimum amount. Overage rent is calculated by multiplying the sales in excess of the minimum amount by a percentage defined in the lease. Overage rent is recognized on an accrual basis once tenant sales exceed contractual tenant

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 1 ORGANIZATION (Continued)

lease thresholds. Recoveries from tenants are established in the leases or computed based upon a formula related to real estate taxes, insurance and other shopping center operating expenses and are generally recognized as revenues in the period the related costs are incurred.

Fair value of Financial Instruments

        The fair values of our financial instruments approximate their carrying amount in our combined financial statements except for debt. Management's estimate of fair value are presented below for our debt as of September 30, 2011 and December 31, 2010.

	September 30, 2011		December 31, 2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)		(In thousands)
Fixed-rate debt	$733,672	$759,238	$880,673	$942,088
Variable-rate debt	330,931	319,958	336,147	336,216

	$1,064,603	$1,079,196	$1,216,820	$1,278,304

        We estimated the fair value of this debt based on recent financing transactions (which may not be comparable), estimates of the fair value of the property that serves as collateral for such debt, historical risk premiums for loans of comparable quality, the current London Interbank Offered Rate ("LIBOR"), a widely quoted market interest rate which is frequently the index used to determine the rate at which we borrow funds, U.S. treasury obligation interest rates and on the discounted estimated future cash payments to be made on such debt. The discount rates estimated reflect our judgment as to what the approximate current lending rates for loans or groups of loans with similar maturities and credit quality would be if credit markets were operating efficiently and assume that the debt is outstanding through maturity. We have utilized market information as available or present value techniques to estimate the amounts required to be disclosed, or, in the case of the Emerged Debtors, recorded due to GAAP bankruptcy emergence guidance. Since such amounts are estimates that are based on limited available market information for similar transactions and do not acknowledge transfer or other repayment restrictions that may exist in specific loans, it is unlikely that the estimated fair value of any of such debt could be realized by immediate settlement of the obligation.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. For example, estimates and assumptions have been made with respect to fair values of assets and liabilities for purposes of applying the acquisition method of accounting, the useful lives of assets, capitalization of development and leasing costs, recoverable amounts of receivables, initial valuations and related amortization periods of deferred costs and intangibles, particularly with respect to acquisition accounting at the Effective Date, impairment of long-lived assets and fair value of debt. Actual results could differ from these and other estimates.

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 2 INTANGIBLE ASSETS AND LIABILITIES

Acquisition Method of Accounting Adjustments on the Effective Date

        As discussed in Note 1, the application of acquisition accounting has been applied to the assets and liabilities of RPI Businesses and therefore the combined financial statements are presented separately for the Predecessor and Successor. The acquisition method of accounting adjustments recorded on the Effective Date reflects the allocation of the estimated purchase price. Such adjustments reflect the amounts required to adjust the carrying values of our assets and liabilities, after giving effect to the transactions pursuant to the Plan and the distribution of certain assets and liabilities pursuant to the Plan, to the fair values of such remaining assets and liabilities, with the offset to capital, as provided by the acquisition method of accounting.

        The following table summarizes our intangible assets and liabilities:

	Gross Asset (Liability)	Accumulated (Amortization)/ Accretion	Net Carrying Amount
		(In thousands)
As of September 30, 2011
Tenant leases:
In-place value	$103,762	$(27,417)	$76,345
Above-market	159,037	(32,618)	126,419
Below-market	(54,580)	11,335	(43,245)
Ground leases:
Below-market	2,173	(111)	2,062
As of December 31, 2010
Tenant leases:
In-place value	$102,487	$(4,822)	$97,665
Above-market	162,663	(5,394)	157,269
Below-market	(57,208)	2,003	(55,205)
Ground leases:
Below-market	2,173	(18)	2,155

        The gross asset balances of the in-place value of tenant leases are included in Buildings and equipment in our Combined Balance Sheets. Acquired in-place at-market tenant leases are amortized over periods that approximate the related lease terms. The above-market and below-market tenant and below market ground leases are included in Prepaid expenses and other assets and Accounts payable and accrued expenses as detailed in Note 5.

        Amortization/accretion of these intangible assets and liabilities decreased our net income by $15.3 million for the three months ended September 30, 2011, $45.6 million for the nine months ended September 30, 2011, $0.2 million for the three months ended September 30, 2010 and $1.4 million for the nine months ended September 30, 2010.

        Future amortization is estimated to decrease net income by $13.7 million in the remainder of 2011, $42.6 million in 2012, $31.3 million in 2013, $22.5 million in 2014 and $16.4 million in 2015.

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 3 MORTGAGES, NOTES AND LOANS PAYABLE

        Mortgages, notes and loans payable are summarized as follows:

	September 30, 2011	December 31, 2010
	(In thousands)
Fixed-rate debt:
Collateralized mortgages, notes and loans payable	$733,672	$880,673
Variable-rate debt:
Collateralized mortgages, notes and loans payable	330,931	336,147

Total Mortgages, notes and loans payable	$1,064,603	$1,216,820

        The weighted-average interest rate excluding the effects of deferred finance costs and using the contract rate on our collateralized mortgages, notes and loans payable was 4.85% at September 30, 2011 and 4.86% at December 31, 2010. With respect to those loans and debtors that were in bankruptcy in 2010 and 2009, RPI Businesses recognized interest expense on its loans based on contract rates in effect prior to bankruptcy as the Bankruptcy Court had ruled that interest payments based on such contract rates constituted adequate protection to the secured lenders.

Collateralized Mortgages, Notes and Loans Payable

        As of September 30, 2011, $1.23 billion of land, buildings and equipment and developments in progress (before accumulated depreciation) have been pledged as collateral for our mortgages, notes and loans payable. Although a majority of the $1.06 billion of fixed and variable rate collateralized mortgages, notes and loans payable are non-recourse, $353.4 million of such mortgages, notes and loans payable are recourse due to guarantees or other security provisions for the benefit of the note holder. Certain mortgage notes payable may be prepaid but are generally subject to a prepayment penalty equal to a yield-maintenance premium, defeasance or a percentage of the loan balance.

NOTE 4 INCOME TAXES

        RPI Businesses has historically operated under GGP's REIT structure. Subsequent to the distribution of RPI Businesses to Rouse, we plan to elect to be taxed as a REIT in connection with the filing of our tax return for the 2011 fiscal year, subject to our ability to meet the requirements of a REIT at the time of election, and intend to maintain this status in future periods. To qualify as a REIT, we must meet a number of organizational and operational requirements, including requirements to distribute at least 90% of our ordinary taxable income and to either distribute capital gains to stockholders, or pay corporate income tax on the undistributed capital gains. In addition, the Company is required to meet certain asset and income tests.

        As a REIT, we will generally not be subject to corporate level Federal income tax on taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to Federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income or property, and to Federal income and excise taxes on our undistributed taxable income.

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 4 INCOME TAXES (Continued)

        We may have subsidiaries which we elect to treat as taxable REIT subsidiaries and are therefore subject to federal and state income taxes.

NOTE 5 OTHER ASSETS AND LIABILITIES

        The following table summarizes the significant components of prepaid expenses and other assets.

	September 30, 2011	December 31, 2010
	(In thousands)
Above-market tenant leases (Note 2)	$126,419	$157,269
Security and escrow deposits	16,716	25,168
Below-market ground leases (Note 2)	2,062	2,155
Prepaid expenses	4,474	3,304
Other	441	1,132

Total prepaid expenses and other assets	$150,112	$189,028

        The following table summarizes the significant components of accounts payable and accrued expenses.

	September 30, 2011	December 31, 2010
	(In thousands)
Below-market tenant leases (Note 2)	$43,245	$55,205
Accounts payable and accrued expenses	8,390	9,637
Accrued real estate taxes	9,725	8,441
Conditional asset retirement obligation liability	4,234	4,141
Accrued interest	3,928	4,674
Deferred income	3,315	2,453
Tenant and other deposits	1,373	1,421
Construction and tenant payable	7,178	6,582
Accrued payroll and other employee liabilities	352	112
Other	5,132	4,916

Total accounts payable and accrued expenses	$86,872	$97,582

NOTE 6 COMMITMENTS AND CONTINGENCIES

        In the normal course of business, from time to time, we are involved in legal proceedings relating to the ownership and operations of our properties. In management's opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a material effect on our combined financial position, results of operations or liquidity.

RPI BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 6 COMMITMENTS AND CONTINGENCIES (Continued)

        The following table aggregates our contractual cash obligations and commitments as of September 30, 2011:

As of September 30, 2011	2011	2012	2013	2014	2015	Subsequent / Other	Total
	(In thousands)
Long-term debt-principal(1)	$4,032	$16,398	$70,860	$279,691	$17,271	$676,351	$1,064,603

(1)
Includes $60.7 million of non-cash debt market rate adjustments.

NOTE 7 TRANSACTIONS WITH GGP AND OTHER GGP SUBSIDIARIES

Intercompany Transactions

        As described in Note 1, the accompanying combined financial statements present the operations of RPI Businesses as carved-out from the financial statements of GGP. Transactions between RPI Businesses have been eliminated in the combined presentation. Also as described in Note 1, an allocation of certain centralized GGP costs incurred for activities such as employee benefit programs (including incentive stock plans and stock based compensation expense), property management and asset management functions, centralized treasury, payroll and administrative functions have been made to the property operating costs of RPI Businesses. Transactions between the RPI Businesses and GGP or other GGP subsidiaries have not been eliminated except that end-of-period intercompany balances between GGP and RPI Businesses have been considered elements of RPI Businesses' equity.

PRELIMINARY PROSPECTUS

Rouse Properties, Inc.

Subscription Rights to purchase up to

13,333,333 Shares of Common Stock

The date of this prospectus is                  , 2012.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The expenses, other than underwriting commissions, expected to be incurred by Rouse (the "Registrant") in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$22,920
NYSE Listing Fee	$164,000
Printing and Engraving	$167,000
Legal Fees and Expenses	$500,000
Accounting Fees and Expenses	$340,000
Transfer Agent and Registrar Fees	$28,000
Information Agent Fees	$3,500
Miscellaneous	$10,000
Total	$1,235,420

ITEM 32.    SALE TO SPECIAL PARTIES.

        Not applicable.

ITEM 33.    RECENT SALES OF UNREGISTERED SECURITIES.

        On August 10, 2011, we issued 100 shares of our common stock to GGP Limited Partnership, our parent company at the time. The shares were issued in a private placement exempt from registration pursuant to 4(2) of the Securities Act.

        On January 12, 2012, in connection with the restructuring transactions relating to, and as part of the consideration for, the spin-off, we issued 359,056 shares of our Class B common stock, par value $0.01 per share to GGP LP. The Class B common stock was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

ITEM 34.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Each of the Registrant's Bylaws authorize the indemnification of their officers and directors, consistent with Section 145 of the Delaware General Corporation Law, as amended. GGP has and Rouse intends to enter into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Registrant to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer.

        Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

        Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

        Rouse maintains standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to Rouse, respectively, with respect to indemnification payments that each may make to such directors and officers.

ITEM 36.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        (a)   Exhibits

Exhibit Index

Exhibit Number		Exhibit Description
2.1	*	Separation Agreement, dated January 12, 2012, between Rouse Properties, Inc. and General Growth Properties, Inc.
3.1	***	Certificate of Incorporation of Rouse Properties, Inc.
3.2	*	Amended and Restated Certificate of Incorporation of Rouse Properties, Inc.
3.3	***	Bylaws of Rouse Properties, Inc.
3.4	*	Amended and Restated Bylaws of Rouse Properties, Inc.
3.5	*	Exchange Agreement, dated January 12, 2012 between Rouse Properties, Inc. and GGP Limited Partnership.
4.1	**	Form of Registration Rights Agreement between Rouse Properties, Inc. and affiliates of Brookfield Asset Management.
4.2		Form of Subscription Rights Certificate
5.1		Opinion of Weil, Gotshal & Manges LLP.
5.2		Opinion of Richards, Layton & Finger, P.A.
8.1		Opinion of Weil, Gotshal & Manges LLP as to REIT status.
10.1	*	Transition Services Agreement among GGP Limited Partnership, General Growth Management, Inc. and Rouse Properties, Inc.
10.2	*	Tax Matters Agreement, dated January 12, 2012, between Rouse Properties, Inc. and General Growth Properties, Inc.
10.3	*	Employee Matters Agreement, dated January 12, 2012, among General Growth Management, Inc., GGP Limited Partnership and Rouse Properties, Inc.
10.4	*	Services Agreement, dated January 12, 2012, between affiliates of Brookfield Asset Management, GGP Limited Partnership and Rouse Properties, Inc.
10.5	*	Form of Indemnification Agreement between Rouse Properties, Inc. and individual directors and officers.
10.6	**	Standby Purchase Agreement dated as of December 16, 2011 by and among Rouse Properties, Inc., General Growth Properties, Inc., Brookfield US Corporation and Brookfield Asset Management Inc.
10.7	*	Senior Secured Credit Facility Agreement dated January 12, 2012 with Wells Fargo Bank, N.A., as administrative agent, and the lenders party thereto.
10.8	*	Subordinated Revolving Facility Agreement dated January 12, 2012 with Trilon (Luxembourg) S.a.r.l., a wholly-owned subsidiary of Brookfield Asset Management Inc.
10.9	‡	2012 Equity Incentive Plan for directors, employees and consultants.
10.10	*	Form of Non-Qualified Stock Option Agreement.
10.11	*	Form of Restricted Stock Award Agreement.
10.12	**	Employment Agreement between Andrew Silberfein and Rouse Properties, Inc. dated November 14, 2011.

Exhibit Number		Exhibit Description
10.13	**	Letter Agreement between Andrew Silberfein and Rouse Properties, Inc. dated November 14, 2011.
21.1		List of Subsidiaries of Rouse Properties, Inc.
23.1		Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, relating to Rouse Properties, Inc.
23.2		Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, relating to the RPI Businesses.
23.3		Consent of Weil, Gotshal & Manges LLP (included in the opinions filed as Exhibits 5.1 and 8.1 hereto).
23.4		Consent of Richards, Layton & Finger, P.A. (included in the opinion filed as Exhibit 5.2 hereto).
99.1	‡	Consent of David Arthur.
99.2	‡	Consent of Jeffrey Blidner.
99.3	‡	Consent of Christopher Haley.
99.4	‡	Consent of David Kruth.
99.5	‡	Consent of Michael Mullen.
99.6	‡	Consent of Steven Shepsman.
99.7	‡	Consent of Andrew Silberfein
99.8	‡	Consent of Leonard Abramsky
99.9		Form of Instructions as to Use of Rouse Properties, Inc. Rights Certificates

*
Filed as an Exhibit to the Company's Current Report on Form 8-K on January 18, 2012.

**
Filed as an Exhibit to the Company's Form 10 registration statement on December 12, 2011.

***
Filed as an Exhibit to the Company's Form 10 registration statement on August 29, 2011.

‡
Previously filed.

ITEM 37.    UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (6)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, State of New York, on February 6, 2012.

Rouse Properties, Inc.
By:	/s/ RAEL DIAMOND
	Name:	Rael Diamond
	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities as indicated on February 6, 2012.

Signature	Title

/s/ ANDREW SILBERFEIN ANDREW SILBERFEIN	Chief Executive Officer and Director (Principal Executive Officer)
/s/ RAEL DIAMOND RAEL DIAMOND	Chief Financial Officer (Principal Financial and Accounting Officer)
* LEONARD ABRAMSKY	Director
* DAVID ARTHUR	Director
* JEFFREY BLIDNER	Director
* CHRISTOPHER HALEY	Director

Signature	Title

* DAVID KRUTH	Director
* MICHAEL MULLEN	Director
* STEVEN SHEPSMAN	Director

*By	/s/ RAEL DIAMOND RAEL DIAMOND Attorney-in-fact